Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 1, 2024,

among

CEDAR FAIR, L.P.,

as Holdings,

CEDAR FAIR, L.P.,

MILLENNIUM OPERATIONS LLC,

CANADA’S WONDERLAND COMPANY

and

THE OTHER SUBSIDIARY BORROWERS PARTY HERETO,

as Borrowers,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

GOLDMAN SACHS BANK USA,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC,

CITIZENS BANK, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

KEYBANC CAPITAL MARKETS INC.,

CAPITAL ONE, NATIONAL ASSOCIATION

HSBC SECURITIES (USA) INC.

and

TCBI SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA,

as Syndication Agent

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agent

i

(Continued)

(Continued)

(Continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Additional Subsidiary Borrower Agreement
Exhibit B-2	Form of Subsidiary Borrower Termination Agreement
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Subsidiary Guarantor Joinder Agreement
Exhibit G	Form of Solvency Certificate
Exhibit H-1	Form of Permitted Junior Intercreditor Agreement
Exhibit H-2	Form of Permitted Pari Passu Intercreditor Agreement
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Treated as Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Treated as Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Treated as Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Treated as Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J	Form of Intercompany Subordination Terms
Exhibit K	Form of New Holdco Joinder Agreement
Exhibit L	Form of Permitted Loan Purchase Assignment and Assumption

Schedule 1.01	Closing Date Mortgaged Properties
Schedule 2.01	Commitments
Schedule 2.04	Swingline Commitments
Schedule 2.05A	Existing Letters of Credit
Schedule 2.05B	Issuing Banks; Letter of Credit Commitments
Schedule 3.08	Subsidiaries
Schedule 3.15(b)	Canadian Defined Benefit Plans and Canadian Multi-Employer Plans
Schedule 3.20	Insurance
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT, dated as of May 1, 2024 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among CEDAR FAIR, L.P., a Delaware limited partnership (“Cedar Fair”), MILLENNIUM OPERATIONS LLC, a Delaware limited liability company (“Millennium Operations”), CANADA’S WONDERLAND COMPANY, a Nova Scotia unlimited company (“Canada’s Wonderland Company”), the other SUBSIDIARY BORROWERS party hereto from time to time, the GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent.

WHEREAS, on the Closing Date, Cedar Fair will (a) redeem or repurchase its outstanding 5.500% Senior Secured Notes due 2025 (the “5.500% Notes”) issued pursuant to that certain Indenture, dated as of April 27, 2020 (the “5.500% Notes Indenture”), by and among Cedar Fair, certain subsidiaries of Cedar Fair party thereto, The Bank of New York Mellon, as trustee and US collateral agent, and BNY Trust Company of Canada, as Canadian collateral agent, or otherwise satisfy and discharge all obligations under the 5.500% Notes Indenture and the 5.500% Notes, and terminate and/or release all Guarantees and Liens created in connection with the 5.500% Notes Indenture and the 5.500% Notes (or make customary arrangements reasonably satisfactory to the Administrative Agent for such termination and/or release) and (b) repay in full all Indebtedness and all other obligations (other than contingent obligations for which no claim has been made) that are outstanding under that certain Amended and Restated Credit Agreement, dated as of April 13, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Cedar Fair Credit Agreement”), by and among Cedar Fair, Magnum Management Corporation, an Ohio corporation, Millennium Operations and Canada’s Wonderland Company, as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, terminate all commitments thereunder, terminate and/or release all Guarantees and Liens created in connection therewith (or make customary arrangements reasonably satisfactory to the Administrative Agent for such termination and/or release) and cancel, terminate, cash collateralize or backstop all letters of credit issued thereunder (other than Existing Letters of Credit) in a manner reasonably satisfactory to the issuers thereof) (clauses (a) and (b), collectively, the “Closing Date Refinancing”);

WHEREAS, the Borrowers have requested that the Lenders extend credit under this Agreement in the form of (a) Initial Term B Loans in an original aggregate principal amount equal to US$1,000,000,000 and (b) the Pre-Merger Revolving Facility with an available amount of US$300,000,000;

WHEREAS, Cedar Fair and Six Flags Entertainment Corporation, a Delaware corporation (“Six Flags”), intend to combine their businesses by each of Cedar Fair and Six Flags merging with and into CopperSteel HoldCo, Inc., a Delaware corporation (“New Holdco”), with New Holdco surviving such mergers, pursuant to the Merger Agreement (collectively, the “Merger”);

WHEREAS, substantially concurrently with the consummation of the Merger, (a) Holdings intends to cause Six Flags to terminate all commitments under, and repay in full, all Indebtedness and all other obligations (other than contingent obligations for which no claim has been made) that are outstanding in respect of the revolving credit facility under that certain Second Amended and Restated Credit Agreement, dated as of April 17, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Six Flags Credit Agreement”), by and among Six Flags, Six Flags Holdings, the Six Flags Borrower, the lenders from time to time party thereto and Wells Fargo, as administrative agent, and cause the issuers of any letters of credit issued and outstanding thereunder to agree that such letters of credit will be deemed to be issued and outstanding under this Agreement or cancel, terminate, cash collateralize or backstop such letters of credit in a manner reasonably satisfactory to the issuers thereof, (b) the Pre-Merger Revolving Facility may be replaced and refinanced in full with the Post-Merger Revolving Facility (clauses (a) and (b), collectively, the “Merger Closing Date RCF Refinancing”) and (c) New Holdco shall become the successor to Cedar Fair and assume all of the rights, obligations and liabilities of Cedar Fair under this Agreement (including as a Borrower with respect to the Initial Term B Loans); and

WHEREAS, to the extent any amounts are outstanding in respect of the term facility under the Existing Six Flags Credit Agreement on the Merger Closing Date (the “Existing Six Flags Term Facility”), Holdings intends to cause Six Flags to repay, substantially concurrently with the consummation of the Merger, in full, all Indebtedness and all other obligations (other than contingent obligations for which no claim has been made) that are outstanding under or due in respect of the Existing Six Flags Term Facility, and upon such repayment, cause all Guarantees and Liens granted in connection with the Existing Six Flags Credit Agreement to be terminated and/or released (or make customary arrangements reasonably satisfactory to the Administrative Agent for such termination and/or release) (collectively, the “Merger Closing Date Term Refinancing”).

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement (including the recitals of this Agreement), the following terms shall have the meanings specified below:

“5.500% Notes” shall have the meaning assigned to such term in the recitals of this Agreement.

“5.500% Notes Indenture” shall have the meaning assigned to such term in the recitals of this Agreement.

“ABR” shall mean, for any day, the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable. Each change in the ABR shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable. Notwithstanding the foregoing, in no event shall the ABR be less than (i) in the case of the Pre-Merger Revolving Facility, 1.50% per annum and (ii) otherwise, 1.00% per annum.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Revolving Facility Borrowing” shall mean an ABR Borrowing comprised of Revolving Facility Loans.

“Acquisition Parties” shall mean SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, SFOT Acquisition I, Inc., a Delaware corporation, and SFOT Acquisition II, Inc., a Delaware corporation.

“Additional Amendment” shall have the meaning assigned to such term in Section 9.02(c)(xi).

“Additional Subsidiary Borrower” shall have the meaning assigned to such term in Section 1.04(a).

“Additional Subsidiary Borrower Agreement” shall mean an Additional Subsidiary Borrower Agreement duly executed by Holdings and the applicable Wholly Owned Subsidiary and substantially in the form of Exhibit B-1, with such modifications to such form as may be reasonably approved by the Administrative Agent and Holdings.

“Adjusted EBITDA” shall mean, for any period, the sum, for Holdings and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following (without duplication, including with respect to any amounts excluded pursuant to the definition of Consolidated Net Income):

(a) Consolidated Net Income of Holdings and its Subsidiaries for such period excluding those amounts which, in the determination of Consolidated Net Income for such period, have been added or deducted for (i) any extraordinary, non-recurring or unusual gains, losses, expenses or other charges, (ii) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging or other derivative instruments, net of interest income and gains on such hedging or other derivative instruments, (iii) provisions for federal, state, local and foreign income tax, franchise taxes and similar taxes imposed in lieu of income tax, (iv) depreciation and amortization expense (including amortization of goodwill and other intangible assets) and any impairment of property, equipment, goodwill or other intangible assets, (v) any restructuring charges (including, for the avoidance of doubt, (1) charges related to the termination of employees and (2) charges resulting from facility, branch, office and business unit closures or sales) and gains, losses or charges arising from curtailments or modifications to pension and post-retirement employee benefit plans; provided that the amount of cash expenditures added back pursuant to this clause (v) shall not exceed, for any Test Period, the greater of (x)(1) during the Pre-Merger Period, 5.0% of Pre-Merger Closing Date EBITDA and (2) during the Post-Merger Period, 5.0% of Post-Merger Closing Date EBITDA and (y) 5.0% of

Adjusted EBITDA for such Test Period (determined after giving effect to all addbacks to Adjusted EBITDA without giving effect to this proviso or the first proviso set forth in clause (c) below), (vi) any net gains or losses of Disposed, abandoned or discontinued assets or operations except for income and losses prior to Disposition, (vii) any transaction fees, expenses, costs, commissions, premiums, debt extinguishment costs and other charges related to the Transactions and any securities offering, Investment, acquisition, Disposition or other similar transaction or the incurrence of Indebtedness permitted to be incurred hereunder (including any amendment, extension, renewal, refinancing, repayment or replacement thereof), in each case whether or not successful and whether or not consummated prior to, on, or after the Closing Date, (viii)(A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any hedging obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation, in each case to the extent not incurred in cash, (ix) any Consolidated Net Income to the extent (A) attributable to interests held by third parties in Subsidiaries of Holdings that are not wholly-owned by Holdings or (B) attributable to interests in (I) persons accounted for under the equity method, (II) Unrestricted Subsidiaries or (III) any person that is not a Subsidiary, except, in the case of this clause (B), to the extent of the cash received by Holdings or any of its Subsidiaries in respect of such interests, including from management fees, and (x) all other non-cash gains, losses or charges; plus

(b) to the extent not included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance received by Holdings and its Subsidiaries during such period; plus

(c) the amount of cost savings and synergies (for the avoidance of doubt, other than revenue synergies) (net of the amount of actual benefits realized during such period) projected by Holdings in good faith to be realized from actions taken or to be taken prior to or during the next four consecutive fiscal quarters (which cost savings and synergies shall be added to Adjusted EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings and synergies had been realized on a “run rate” basis on the first day of such period) as a result of, or in connection with, the Merger (only if the Merger Closing Date has occurred), any Permitted Business Acquisition or similar Investment consummated by Holdings and its Subsidiaries or the implementation by Holdings and its Subsidiaries of any restructuring, operational or cost savings initiative, any operational change or any similar actions (any such initiative, change or similar action, an “Initiative”); provided that (i) such costs savings or synergies are reasonably identifiable, factually supportable and reasonably attributable to such actions that have been taken or are to be taken within the next four consecutive fiscal quarters from the date of determination and (ii) the amount of cost savings and synergies added pursuant to this clause (c) shall not exceed, for any Test Period, the greater of (x)(1) during the Pre-Merger Period, 25.0% of Pre-Merger Closing Date EBITDA and (2) during the Post-Merger Period, 25.0% of Post-Merger Closing Date EBITDA and (y) 25.0% of Adjusted EBITDA for such Test Period (determined after giving effect to all addbacks to Adjusted EBITDA without giving effect to this proviso or the first proviso set forth in clause (a) above); provided, further, that, in the case of any adjustments pursuant to this clause (c) with respect to cost savings and synergies to be realized from actions taken or to be taken as a result of, or in connection with, the Merger (and only if the Merger Closing Date has occurred), the limitations in subclause (ii) above shall not apply to such adjustments with respect to any fiscal quarter of Holdings ending after December 31, 2023 and prior to the Merger Closing Date (each, an “Interim Fiscal Quarter”) so long as (x) such adjustments correspond to, and are calculated by Holdings in good faith using the same methodology as the methodology used by Holdings to calculate, the Post-Merger Deemed EBITDA Numbers and (y) the aggregate amount of adjustments excluded from the limitations in subclause (ii) above does not exceed, for any Interim Fiscal Quarter, US$19,500,000 (it being understood that any adjustments excluded from the limitations in subclause (ii) above pursuant to this proviso shall be disregarded for purposes of the application of subclause (ii) above with respect to all other adjustments pursuant to this clause (c)); plus

(d) any non-cash or stock-based compensation costs or expenses incurred by Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, less any cash costs of such plans or agreements incurred during such period; plus

(e) the amount of any losses (for the avoidance of doubt, other than lost revenues), costs or expenses attributable to a New Project; provided, that (i) such losses, costs and expenses are reasonably identifiable and factually supportable and (ii) in the case of any New Project, any such losses, costs and expenses attributable to such New Project that are incurred after 12 months after the date of completion of the construction of, or the date of completion of the substantial expansion, remodeling, refurbishment or modernization of, or the date of completion of the relocation of or the launch of, such New Project, as the case may be, shall not be included in this clause (e).

Notwithstanding anything to the contrary herein, Adjusted EBITDA (before giving effect to any pro forma adjustments in connection with Specified Transactions (other than the Merger and related transactions) occurring after the Closing Date as contemplated by the definition of Pro Forma Basis) shall be deemed to be (x) during the Pre-Merger Period, US$(101,100,000) for the fiscal quarter ended March 26, 2023, US$151,400,000 for the fiscal quarter ended June 25, 2023, US$388,500,000 for the fiscal quarter ended September 24, 2023 and US$88,900,000 for the fiscal quarter ended December 31, 2023 and (y) during the Post-Merger Period, US$(98,900,000) for the fiscal quarter ended March 26, 2023, US$331,700,000 for the fiscal quarter ended June 25, 2023 and US$627,900,000 for the fiscal quarter ended September 24, 2023 and US$206,600,000 for the fiscal quarter ended December 31, 2023 (the amounts set forth in this clause (y) being collectively referred to as the “Post-Merger Deemed EBITDA Numbers”).

“Adjustment Date” shall mean the date that is five Business Days after the date on which the Administrative Agent shall have received both (a) the applicable financial statements most recently required to be delivered pursuant to Section 5.04(a) or 5.04(b) and (b) the certificate most recently required to be delivered pursuant to Section 5.04(c).

“Administrative Agent” shall mean Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent pursuant to Section 8.09.

“Administrative Agent Fee Letter” shall mean that certain Amended and Restated Administrative Agent Fee Letter, dated May 1, 2024, by and among the Administrative Agent, Cedar Fair, Six Flags and New Holdco.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the customary form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Indebtedness, the yield thereon payable to all persons providing such Indebtedness, as reasonably determined by the Administrative Agent in consultation with Holdings, whether such yield is in the form of interest rate, margin (it being understood that if margins with respect to any Indebtedness are based on a pricing grid, such margins will be calculated based on the rate on such grid applicable on the date of determination), original issue discount, upfront fees, rate floors (subject to the proviso set forth below), credit spread adjustments or otherwise; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a four-year average life to maturity (or, if less, the remaining average life to maturity of such Indebtedness) and (b) “All-in Yield” shall not include (i) arrangement, commitment, underwriting, structuring, ticking or similar fees and customary consent fees for an amendment paid generally to consenting lenders and (ii) any other fee that is not paid directly by Holdings or any of its subsidiaries generally to all persons providing such Indebtedness; provided, further, that if such Indebtedness includes any “SOFR floor” and, at the time of determination (or, for purposes of Section 2.21, on the date the Commitments with respect to the applicable Subject Term Loans shall have become effective (or if such Subject Term Loans are incurred in connection with an acquisition or similar Investment, at the election of Holdings, on the date the definitive agreement for such acquisition or similar Investment is entered into (or, if applicable, in the case of any acquisition or similar Investment made pursuant to a tender or similar offer, at the election of Holdings, on the date such offer has been commenced))), such floor is greater than Term SOFR for an Interest Period of three months on such date, such excess amount shall be equated to margins for purposes of calculating the All-in Yield with respect to such Indebtedness. For the purposes of determining All-in Yield with respect to Loans of any Class, if Loans of such Class shall have been incurred with different amounts of original issue discount or upfront fees, then the All-in Yield with respect to Loans of such Class will be determined on the basis of the weighted average of the amounts of the original issue discount or upfront fees with respect to such of the Loans of such Class as shall have been first made under this Agreement. It is understood and agreed that the Administrative Agent shall not have any Liability, on any theory of liability, to any person with respect to any determination of the All-in Yield.

“Alternative Currency” shall mean each of (a) Canadian Dollars and (b) each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06, in each case to the extent (i) such currencies are readily available and freely transferable and convertible into U.S. Dollars and (ii) such currencies are dealt with in the London or other applicable offshore interbank deposit market.

“Alternative Currency Equivalent” shall mean, subject to Section 1.11, for any amount, at the time of determination thereof, with respect to any amount expressed in U.S. Dollars, the equivalent of such amount thereof in the applicable Alternative Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Commitment Fee” shall mean, for any day, (a) with respect to the Pre-Merger Revolving Facility, (i) on and after the Closing Date and until the first Adjustment Date following the completion of the first full fiscal quarter of Holdings ending after the Closing Date, 0.50% per annum and (ii) thereafter, the applicable rate per annum set forth in the table below under the caption “Applicable Commitment Fee” based upon the Net First Lien Leverage Ratio as of the last day of the most recently ended Test Period and (b) with respect to any other Revolving Facility, the rate or rates per annum specified in the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement.

Net First Lien Leverage Ratio	Applicable Commitment Fee
> 3.00 to 1.00	0.50%
≤ 3.00 to 1.00	0.375%

The Applicable Commitment Fee with respect to the Pre-Merger Revolving Facility shall be adjusted, to the extent applicable, in accordance with the table set forth above, quarterly on a prospective basis on each Adjustment Date based upon the Net First Lien Leverage Ratio as of the last day of the most recently ended Test Period.

At any time Holdings has not delivered to the Administrative Agent the applicable financial statements as and when required under Section 5.04(a) or 5.04(b) or the certificate as and when required under Section 5.04(c), the Applicable Commitment Fee with respect to the Pre-Merger Revolving Facility shall be determined as if the Net First Lien Leverage Ratio were in excess of 3.00 to 1.00 until such financial statements and/or the certificate are delivered. In the event that any financial statement delivered pursuant to Section 5.04(a) or 5.04(b) or any certificate delivered pursuant to Section 5.04(c) is determined (at a time prior to the termination of all the Pre-Merger

Revolving Facility Commitments and prepayment or repayment of all the Pre-Merger Revolving Facility Loans) to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee for any period than the Applicable Commitment Fee applied for such period, then (a) Holdings shall promptly (and in any event within five Business Days) following the determination of such inaccuracy deliver to the Administrative Agent the corrected financial statements required by Section 5.04(a) or 5.04(b) and/or the corrected certificate required pursuant by Section 5.04(c) for each applicable fiscal year or fiscal quarter, (b) the Applicable Commitment Fee for the applicable period shall be redetermined as if Net First Lien Leverage Ratio were determined based on the amounts set forth in such corrected financial statements and/or certificates and (c) the Borrowers shall promptly (and in any event within 10 Business Days) following written demand of the Administrative Agent (which shall be made at the request of any Pre-Merger Revolving Facility Lender) pay to the Administrative Agent, for the account of the Pre-Merger Revolving Lenders, the accrued additional amounts owing as a result of such increased Applicable Commitment Fee for such applicable period. Notwithstanding anything to the contrary set forth herein, the provisions of this paragraph (but not any of the other provisions of this definition preceding this paragraph) may be amended or waived by the Majority Lenders with respect to the Pre-Merger Revolving Facility.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.19.

“Applicable Margin” shall mean for any day, (a) with respect to any Initial Term B Loan, 2.00% per annum in the case of any Term SOFR Loan and 1.00% per annum in the case of any ABR Loan, (b) with respect to any Pre-Merger Revolving Facility Loan or any Swingline Loan, 2.00% per annum in the case of any Term Benchmark Loan and 1.00% per annum in the case of any ABR Loan or Canadian Prime Loan and (c) with respect to any Loan of any other Class, the rate or rates per annum set forth in the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Approved Fund” shall mean any person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean, collectively, Goldman Sachs Bank USA, Wells Fargo Securities, LLC, PNC Capital Markets LLC, Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Capital One, National Association, HSBC Securities (USA) Inc. and TCBI Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Assignee (with the consent of any person whose consent is required by Section

9.04), and accepted by the Administrative Agent, in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to Holdings.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i)(i).

“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of Interest Period pursuant to Section 2.14(b)(iv).

“Available Unused Revolving Facility Commitment” shall mean, with respect to a Revolving Facility Commitment of any Class of any Lender at any time, an amount equal to the amount by which (a) such Revolving Facility Commitment of such Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Class of such Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” shall mean, initially, with respect to (a) any Loans, interest, fees or other amounts denominated in, or calculated with respect to, U.S. Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for U.S. Dollars, then “Benchmark” shall mean, with respect to such Loans, interest, fees or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i), and (b) any Loans, interest, fees or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” shall mean, with respect to such Loans, interest, fees or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(i).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Holdings as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and Holdings giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of ABR, the definition of Business Day, the definition of Canadian Prime Rate, the definition of Interest Period, the definition of Term CORRA Business Day, the definition of U.S. Government Securities Business Day or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Holdings, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with Holdings, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) or (b) of the definition of Benchmark Transition Event, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of Benchmark Transition Event, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, is such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CORRA Administrator, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b)(i).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of each of the Borrowers as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Bona Fide Debt Fund” shall mean any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person Controlling, Controlled by or under common Control with any competitor of Holdings and its subsidiaries, but, in each case, with respect to which no personnel involved with any investment in such person (a) directly or indirectly makes, has the right to make or participates with others in making, any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (b) has access to any information (other than information that is publicly available) relating to Holdings or its subsidiaries; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any person that is separately identified to the Arrangers or the Administrative Agent, as applicable, in accordance with clause (a) of the definition of Ineligible Institution or any Affiliate of any such person that is clearly identifiable as an Affiliate of such person on the basis of such Affiliate’s name.

“Borrowers” shall mean, collectively, Holdings and the Subsidiary Borrowers.

“Borrowing” shall mean (a) Loans of the same Type, Currency and Class made on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans, US$1,000,000, (b) in the case of Term CORRA Loans, CAD$1,000,000, (c) in the case of ABR Loans (other than Swingline Loans), US$1,000,000, (d) in the case of Canadian Prime Loans, CAD$1,000,000 and (e) in the case of Swingline Loans, US$500,000.

“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans, US$500,000, (b) in the case of Term CORRA Loans, CAD$500,000, (c) in the case of ABR Loans (other than Swingline Loans), US$250,000, (d) in the case of Canadian Prime Loans, CAD$1,000,000 and (e) in the case of Swingline Loans, US$100,000.

“Borrowing Request” shall mean a request by any Borrower in accordance with Section 2.03 and substantially in the form of Exhibit C-1 or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the NYFRB is closed; provided that (a) in relation to any Loans, interest, fees or other amounts denominated in, or calculated with respect to, U.S. Dollars, “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day and (b) in relation to any Loans, interest, fees or other amounts denominated in, or calculated with respect to, Canadian Dollars, “Business Day” shall also exclude any day on which banks are closed for general business in Toronto.

“Canada’s Wonderland Company” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Borrowers” shall mean Canada’s Wonderland Company and any other Subsidiary Borrower that is a Canadian Subsidiary.

“Canadian Collateral Agreement” shall mean the Canadian Collateral Agreement, dated as of the Closing Date, among Canada’s Wonderland Company, the other Loan Parties party thereto and the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Defined Benefit Plan” shall mean any Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “CAD$” shall mean the lawful currency of Canada.

“Canadian Multi-Employer Plan” shall mean any “multi-employer pension plan” as that term is defined in the Pension Benefits Act (Ontario) or an equivalent plan under the pension standards legislation of any other applicable Canadian jurisdiction.

“Canadian Pension Event” shall mean (a) the failure by Holdings or any Subsidiary to make any employer or employee contributions required under a Canadian Pension Plan or Canadian Multi-Employer Plan when due in accordance with its terms and applicable laws; (b) the withdrawal of Holdings or any Subsidiary from a Canadian Multi-Employer Plan where any additional contributions or funding obligations of Holdings or any Subsidiary are triggered by such withdrawal; (c) the institution of proceedings by a Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan or to appoint a replacement administrator to terminate in whole or in part any Canadian Defined Benefit Plan; (d) the initiation by Holdings or any Subsidiary of any action or filing to voluntarily terminate, in whole or in part, any Canadian Defined Benefit Plan; or (e) any statutory deemed trust or Lien, other than a Permitted Lien, has arisen in connection with a Canadian Pension Plan or has arisen or been imposed on Holdings or any Subsidiary or its property in connection with its participation in a Canadian Multi-Employer Plan.

“Canadian Pension Plan” shall mean any plan that is required to be registered under any applicable federal or provincial pension standards legislation in Canada and which is sponsored, maintained, or contributed to by Holdings or any Subsidiary, or pursuant to which Holdings or any Subsidiary has any liability or contingent liability, excluding any Canadian Multi-Employer Plan.

“Canadian Prime Borrowing” shall mean a Borrowing comprised of Canadian Prime Loans.

“Canadian Prime Loan” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Prime Rate” shall mean, for any day, the greater of (a) the annual rate of interest announced from time to time by Royal Bank of Canada in Toronto, Canada as being its reference rate then in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada and (b) Term CORRA for a one-month tenor in effect on such day plus 1.00%; provided that clause (b) shall not be applicable during any period in which Term CORRA is unavailable or unascertainable. Each change in the Canadian Prime Rate shall take effect simultaneously with the corresponding change or changes in the rate described in clause (a) above or Term CORRA, as applicable. Notwithstanding the foregoing, in no event shall the Canadian Prime Rate be less than (i) in the case of the Pre-Merger Revolving Facility, 1.50% per annum and (ii) otherwise, 1.00% per annum.

“Canadian Prime Revolving Facility Borrowing” shall mean a Canadian Prime Borrowing comprised of Revolving Facility Loans.

“Canadian Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of Canada or any province or territory thereof.

“CanDeal” shall have the meaning assigned to such term in the definition of Term CORRA Administrator.

“Capital Expenditures” shall mean, for any person in respect of any period, without duplication, (a) the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of such person, (b) other deferred charges incurred during such period and included in “capital expenditures” reflected in the consolidated balance sheet of such person, (c) the value of all assets under Capitalized Lease Obligations incurred by such person during such period (other than as a result of purchase accounting) and (d) Capitalized Software Expenditures of such person for such period.

“Capitalized Lease Obligations” shall mean, at any time of determination, the amount of the liability in respect of a capital lease or a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP and subject to Section 1.02(b).

“Capitalized Software Expenditures” shall mean, for any person with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by such person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent or, for purposes of Section 2.05(k), the applicable Issuing Bank, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Exposure or obligation of any Revolving Facility Lender to fund participations in respect of L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, for any period, (a) Interest Expense for such period to the extent the amounts included in such Interest Expense are paid by Holdings or its Subsidiaries in cash during such period, but excluding (b) without duplication and to the extent included in such Interest Expense, (i) debt issuance costs, commissions, fees, premiums and expenses and expensing of any bridge, commitment or other financing fees and (ii) any one-time financing fees, including those paid in connection with the Transactions or upon entering into a Permitted Securitization Financing or any amendment, waiver or modification of any Indebtedness. For the avoidance of doubt, (A) pay-in-kind Interest Expense or other non-cash Interest Expense

(including as a result of the effects of purchase accounting), (B) the amortization or write-off of any financing fees, discounts or premiums paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Securitization Financing, (C) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements and (D) non-cash Interest Expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives shall be disregarded in determining Cash Interest Expense.

“Cash Management Agreement” shall mean any agreement to provide to Holdings or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that (a) is a party to a Cash Management Agreement (i) with Holdings or any of its Subsidiaries in effect on the Closing Date (or at any time prior to the date that is three months after the Closing Date) or (ii) with Six Flags or any of its subsidiaries that become Subsidiaries on the Merger Closing Date in effect on the Merger Closing Date (or at any time prior to the date that is three months after the Merger Closing Date), provided that such person is designated by Holdings as a Cash Management Bank by written notice to the Administrative Agent or (b) is a party to a Cash Management Agreement with Holdings or any of its Subsidiaries and, at the time it enters into such Cash Management Agreement, is an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in each case, in its capacity as a party to such Cash Management Agreement. For the avoidance of doubt, any Cash Management Bank shall continue to be a Cash Management Bank with respect to the applicable Cash Management Agreement even if it ceases to be an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing after the Closing Date, the Merger Closing Date or the date it entered into a Cash Management Agreement, as applicable.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings and its subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), in a single transaction or in a related series of transactions, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Voting Stock of Holdings having more than 50.0% of the ordinary voting power of all of the outstanding Voting Stock of Holdings; or

(b) Holdings shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each of the Subsidiary Borrowers (other than, in the case of any Subsidiary Borrower, as a result of any liquidation, dissolution, merger, consolidation or amalgamation of such Subsidiary Borrower into Holdings or any other Subsidiary Borrower consummated in accordance with Section 6.05(o)).

In addition, notwithstanding the foregoing, (1) a transaction in which Holdings becomes a direct or indirect subsidiary of another person (such person, the “New Parent”) shall not constitute a Change in Control if, immediately following the consummation of such transaction, no person or group (within such meaning), other than the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50.0% of the ordinary voting power of all the outstanding Voting Stock of Holdings, (2) a person or group shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement and (3) the Merger shall not constitute a Change in Control.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent such Lender or Issuing Bank is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers under United States of America cash flow term loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term B Loans, Term Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 2.23, Pre-Merger Revolving Facility Loans, Revolving Facility Loans of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 2.23 or Swingline Loans, (b) when used in respect of any Commitment, whether such Commitment is an Initial Term B Loan Commitment, a Term Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 2.23, a Pre-Merger Revolving Facility Commitment or a Revolving Facility Commitment of any series established as a separate “Class” pursuant to Section 2.21, 2.22 or 2.23, (c) when used in respect of any Lender any Lender, whether such Lender has a Loan or Commitment of a particular Class, (d) when used in respect of any Revolving Facility Credit Exposure, whether such Revolving Facility Credit Exposure is attributable to a Revolving Facility Commitment of a particular Class, (e) when used in respect of any L/C Exposure, whether such L/C Exposure is attributable to a Revolving Facility Commitment of a particular Class and (f) when used in respect of any Swingline Exposure, whether such Swingline Exposure is attributable to a Revolving Facility Commitment of a particular Class.

“Closing Date” shall mean May 1, 2024.

“Closing Date Mortgaged Properties” shall mean the Material Real Properties identified on Schedule 1.01 hereto.

“Closing Date Refinancing” shall have the meaning assigned to such term in the recitals of this Agreement.

“Closing Date Transactions” shall mean the transactions contemplated in the Loan Documents to occur on the Closing Date, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Collateral Documents, and the initial borrowings hereunder and the use of proceeds thereof, (b) the consummation of the Closing Date Refinancing and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” as defined in any Collateral Document and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Collateral Document.

“Collateral Agent” shall mean Wells Fargo, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent pursuant to Section 8.09.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Sections 5.10(c), 5.10(d), 5.10(e) and 5.10(g) and Schedule 5.12):

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, each Subsidiary Borrower that is a Domestic Subsidiary and each Subsidiary Guarantor that is a Domestic Subsidiary, a counterpart of the U.S. Collateral Agreement and (ii) from Canada’s Wonderland Company, a counterpart of the Canadian Collateral Agreement;

(b) on the Closing Date, (i)(x) all outstanding Equity Interests of each Subsidiary Borrower and all other outstanding Equity Interests, in each case, directly owned by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, other than Excluded Assets, and (y) all Indebtedness owing to Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, other than Excluded Assets, shall have been pledged pursuant to the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable, and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with stock powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(c) in the case of any person that becomes a Subsidiary Borrower or a Subsidiary Guarantor after the Closing Date, the Agents shall have received (i) in the case of a Subsidiary Guarantor, a Subsidiary Guarantor Joinder Agreement, (ii) in the case of a Subsidiary Borrower or a Subsidiary Guarantor that is a Domestic Subsidiary, a supplement to the U.S. Collateral Agreement or, in the case of a Subsidiary Borrower that is a Canadian Subsidiary, the Canadian Collateral Agreement, as applicable, in the form specified therein, (iii) in the case of any Subsidiary Borrower that is neither a Domestic Subsidiary nor a Canadian Subsidiary, counterparts of such Collateral Documents reasonably acceptable to Holdings and the Administrative Agent as are customary in the jurisdiction of its organization to create Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, in all Equity Interests owned by such Subsidiary Borrower and all or substantially all tangible and intangible assets of such Subsidiary Borrower, in each case, other than Excluded Assets, and (iv) counterparts to the other Collateral Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Borrower or Subsidiary Guarantor;

(d) after the Closing Date, (x) all outstanding Equity Interests directly owned by, and all Indebtedness owing to, any person that becomes a Subsidiary Borrower or a Subsidiary Guarantor after the Closing Date, other than Excluded Assets, and (y) all Equity Interests directly acquired by, and all Indebtedness owing to, Holdings, any Subsidiary Borrower or any Subsidiary Guarantor after the Closing Date, other than Excluded Assets, shall have been pledged pursuant to the U.S. Collateral Agreement, the Canadian Collateral Agreement or the Collateral Documents referred to in clause (c)(iii) above, as applicable, and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with stock powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank;

(e) if any Intercreditor Agreement shall be in effect, the Collateral Agent shall have received a counterpart of such Intercreditor Agreement, or an acknowledgment thereof (or a supplement, joinder or a similar instrument, as applicable) in the form specified therein, in each case, duly executed and delivered on behalf of Holdings, each Subsidiary Borrower and each Subsidiary Guarantor;

(f) except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code and PPSA financing statements, and filings with the United States Copyright Office, the United

States Patent and Trademark Office and the Canadian Intellectual Property Office, and all other actions reasonably requested by the Administrative Agent (including those required by applicable law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered to the Collateral Agent or, if applicable, the Collateral Agent’s title insurer, for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(g) within the time periods set forth in Section 5.10 or 5.12 with respect to any Mortgaged Property required to be encumbered pursuant to such Section, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien, subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in corporate opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent and (iii) with respect to each such Mortgaged Property, the Flood Documentation;

(h) within the time periods set forth in Section 5.10 or 5.12 with respect to Mortgaged Properties required to be encumbered pursuant to such Section, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to each such Mortgaged Property located in the United States of America or Canada, or a date down and modification endorsement, if available, in an amount reasonably acceptable to the Administrative Agent with respect to such Mortgaged Property (not to exceed the fair market value of the applicable Mortgaged Property, as determined in good faith by Holdings), paid for by Holdings, issued by a nationally recognized title insurance company, insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (ii) a survey or “express map” (or other aerial map) of each such Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to each such Mortgaged Property located in the United States of America or Canada, which is (A) in the case of a survey, complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping (or any equivalent thereof in Canada) as such requirements are in effect on the date of preparation of such survey and (B) in each case, sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Administrative Agent (provided that no new survey will be required where the Administrative Agent has been provided with a title insurance policy relating to such Mortgaged Property which includes standard survey coverage, where the issuer of such title insurance policy has received an affidavit of no change from the applicable Loan Party which owns such Mortgaged Property that is acceptable to such issuer) and (iii) appraisals with respect to each such Mortgaged Property complying in all material respects with FIRREA and USPAP, in each case, to the extent required by applicable law;

(i) the Collateral Agent shall have received evidence of the insurance required by the terms of Section 5.02 hereof; and

(j) after the Closing Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.10 or 5.12, the U.S. Collateral Agreement, the Canadian Collateral Agreement or other Collateral Documents, as applicable, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10 or 5.12.

“Collateral Documents” shall mean the Mortgages, the U.S. Collateral Agreement, the Canadian Collateral Agreement, each Intellectual Property Security Agreement (as defined in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable), and each of the security agreements, pledge agreements and other instruments and documents pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for any of the Obligations.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitments and Term Facility Commitments of any Class and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment of any Class).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein, which is distributed by or to the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through an Approved Electronic Platform.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit D, with such modifications to such form as may be reasonably approved by the Administrative Agent and Holdings.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of Holdings (not to be unreasonably withheld, conditioned or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as Holdings reasonably requests in order for Holdings to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting solely of Indebtedness of the type described in clause (a), (b), (d), (e) or (g) of the definition thereof (other than letters of credit or bank guarantees, to the extent undrawn).

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication:

(i) any net after-tax extraordinary, exceptional, non-recurring or unusual gains, losses, expenses or other charges (less all fees and expenses relating thereto) and any charges, fees, costs and expenses (including settlements) related to any repurchase or issuance of Equity Interests of any Subsidiary or Holdings or debt securities of any Subsidiary or Holdings or any Investment, acquisition, merger, consolidation, amalgamation, Disposition or recapitalization or any incurrence, issuance, repayment, redemption, retirement, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), in each case, shall be excluded;

(ii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (C) any other deferrals of revenue) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization, write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iv) any net after-tax income or loss from Disposed, abandoned, transferred, closed or discontinued operations, facilities or fixed assets (except for income or loss prior to Disposition) and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, facilities or fixed assets shall be excluded;

(v) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Holdings) shall be excluded;

(vi) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of Indebtedness, obligations under Hedging Agreements or other derivative instruments shall be excluded;

(vii) (A) the Net Income for such period of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period (to the extent representing a dividend, distribution or other payment of such Unrestricted Subsidiary’s Net Income) and (B) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period (to the extent representing a dividend, distribution or other payment of such person’s Net Income);

(viii) solely for the purpose of determining the amount available for Restricted Payments under clause (d) of the definition of Cumulative Credit, the Net Income for such period of any Subsidiary (other than any Subsidiary Borrower or any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that, to the extent not already included therein, the Consolidated Net Income of such person shall be increased by the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) by such Subsidiary to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period (to the extent representing a dividend, distribution or other payment of such person’s Net Income);

(ix) [reserved];

(x) any impairment charges or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(xi) any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights (including any repricing, amendment, modification, substitution or change thereof) shall be excluded;

(xii) any (a) non-cash compensation charges or (b) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such person or any subsidiary, shall be excluded;

(xiii) accruals and reserves that are established or adjusted within 12 months after the Closing Date or, if the Merger occurs, the Merger Closing Date or the closing of any Disposition, acquisition or Investment and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(xiv) deferred income tax expense shall be excluded;

(xv) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(xvi) (A) any charges to the extent that a corresponding amount has been received in cash by such person or its subsidiaries (other than Unrestricted Subsidiaries) under any agreement providing for reimbursement of such expense shall be excluded, (B) any charges with respect to any liability or casualty event, business interruption or product recall to the extent covered by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the third party or insurer and only to the extent that such amount is in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), costs and expenses with respect to liability or casualty events, business interruption or product recall shall be excluded and (C) amounts estimated in good faith by Holdings to be received by such person or its subsidiaries (other than Unrestricted Subsidiaries) from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption or product recall shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(xvii) non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(xviii) non-cash gains, losses, income and expenses resulting from fair value accounting required under GAAP and related interpretations shall be excluded.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, lease, instrument or other undertaking to which such person is a party or by which it or any of its assets are bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CORRA” shall mean a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.

“CORRA Administrator” shall mean the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.25.

“Cumulative Credit” shall mean, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) an amount equal to the greater of (x)(1) during the Pre-Merger Period, 50.0% of Pre-Merger Closing Date EBITDA and (2) during the Post-Merger Period, 50.0% of Post-Merger Closing Date EBITDA and (y) 50.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus

(b) US$1,076,092,000, plus

(c) at any time on or after the Merger Closing Date, the amount available under the “Available Amount” under and as defined in the Existing Six Flags Credit Agreement (as in effect on the Closing Date) immediately prior to the Merger Closing Date, as specified in a written notice provided by Holdings to the Administrative Agent on or after the Merger Closing Date, plus

(d) an amount, not less than zero in the aggregate, equal to the sum of 50.0% of Consolidated Net Income of (i) Cedar Fair for the period (taken as one accounting period) from April 1, 2024 until the end of its most recently ended fiscal quarter prior to the Merger Closing Date, (ii) Cedar Fair for the fiscal quarter in which the Merger Closing

Date occurs (disregarding any increase in Consolidated Net Income arising solely as a result of Six Flags and its subsidiaries becoming included in the calculation of Consolidated Net Income in connection with the consummation of the Merger) and (iii) Holdings for the period (taken as one accounting period) from the first day of the first full fiscal quarter after the Merger Closing Date until the end of Holdings’ most recently ended fiscal quarter, plus

(e) the aggregate amount of cash, cash equivalents and Permitted Investments received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof, except for the operation of clause (1), (2) or (3) of the second proviso thereof, plus

(f) the aggregate amount of any Declined Proceeds, plus

(g) (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by Holdings) of property other than cash) received by Holdings from the sale of its Equity Interests (other than any such proceeds received (A) from the sale of Disqualified Stock or (B) pursuant to the Merger) after the Closing Date and on or prior to such time (including upon exercise of warrants or options), and (ii) the aggregate principal amount of Indebtedness of Holdings or any Subsidiary owed to a person other than Holdings or a subsidiary thereof issued after the Closing Date (other than (A) subordinated Indebtedness, (B) Indebtedness that was issued by Six Flags or any of its subsidiaries prior to the Merger Closing Date, (C) Indebtedness issued on the Merger Closing Date in connection with the Merger and (D) Indebtedness converted into or exchanged for Disqualified Stock) that has been converted into or exchanged for Equity Interests of Holdings; provided that this clause (g) shall exclude sales or issuances of Equity Interests required to be excluded from the determination of Cumulative Credit pursuant to Section 6.04(e), 6.04(q), 6.06(c) or 6.09(b)(i)(C), plus

(h) [reserved], plus

(i) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Holdings or any Subsidiary owed to a person other than Holdings or a subsidiary thereof issued after the Closing Date (other than (i) subordinated Indebtedness, (ii) Indebtedness that was issued by Six Flags or any of its subsidiaries prior to the Merger Closing Date, (iii) Indebtedness issued on the Merger Closing Date in connection with the Merger and (iv) Indebtedness converted into or exchanged for Disqualified Stock) which has been cancelled, retired or extinguished without consideration from Holdings or any Subsidiary, plus

(j) 100% of the aggregate amount received by Holdings or any Subsidiary in cash (and the fair market value (as determined in good faith by Holdings) of property other than cash received by Holdings or any Subsidiary) after the Closing Date from (i) the issuance or sale (other than to Holdings or any subsidiary thereof) of the Equity Interests of an Unrestricted Subsidiary or (ii) any dividend or other distribution by an Unrestricted Subsidiary, plus

(k) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or any Subsidiary, the fair market value (as determined in good faith by Holdings) of the Investments of Holdings or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(l) to the extent not already reflected as a return of or on capital with respect to such Investment for purposes of determining the outstanding amount of such Investment, an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale or other Disposition, repayments, repurchases, redemptions, income and similar amounts) actually received by Holdings or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(ii), minus

(m) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) prior to such time, minus

(n) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) prior to such time, minus

(o) any amount thereof used to make payments or distributions in respect of Subordinated Financings pursuant to Section 6.09(b)(i)(E) prior to such time, minus

(p) the aggregate amount of Restricted Payments made by Holdings or any Subsidiary pursuant to Section 6.06(b)(i), 6.06(b)(ii), 6.06(b)(iii) or 6.06(b)(v) (or Investments made by Holdings or any Subsidiary pursuant to Section 6.04(x) or 6.04(jj) (in each case, to the extent such Investments are in lieu of Restricted Payments pursuant to Section 6.06(b)(i), 6.06(b)(ii), 6.06(b)(iii) or 6.06(b)(v)) prior to such time.

“Currency” shall mean U.S. Dollars and each Alternative Currency.

“Current Assets” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current assets at such date of determination, other than (a) cash and Permitted Investments or other cash equivalents, (b) amounts” related to current or deferred Taxes based on income or profits, and (c) gross accounts receivable comprising part of the Permitted Securitization Assets subject to such Permitted Securitization Financing.

“Current Liabilities” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any long-term Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and any permitted acquisitions or Investments and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or, with respect to Six Flags and its Subsidiaries, the Merger Closing Date, or (ii) bonuses, pension and other post-retirement benefit obligations.

“Customary Bridge Loans” shall mean customary bridge loans (as determined by Holdings in good faith) with a maturity date of no longer than one year; provided that, where the term Customary Bridge Loans is used in the context of any exception to any requirement as to the scheduled final maturity or the Weighted Average Life to Maturity of any Indebtedness, to the extent that any such bridge loans will be exchanged for or converted into other Indebtedness, such exception shall apply only if the Indebtedness that is expressly to be exchanged for or that otherwise replaces such bridge loans, or into which such bridge loans are to be converted, satisfies such requirement.

“Customary Term A Loans” shall mean term loans that have a scheduled final maturity date of five years or less and are syndicated primarily to commercial banks in the primary syndication thereof (as determined by Holdings in good faith).

“Debt Service” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (including any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States of America, Canada and other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(e).

“Declining Lender” shall have the meaning assigned to such term in Section 2.11(e).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Holdings in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified

Holdings, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Holdings, to confirm in writing to the Administrative Agent and Holdings that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Holdings), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, receiver and manager, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become insolvent; provided, that a Lender shall not be a Defaulting Lender under this clause (d) solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to Holdings, each Issuing Bank, each Swingline Lender and each Lender.

“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other applicable law.

“Deliverable Obligation” shall mean each obligation of the Loan Parties that would constitute a “Deliverable Obligation” under a market standard credit default swap transaction documented under the ISDA CDS Definitions and specifying any of the Loan Parties as a Reference Entity. Each capitalized term used but defined in the preceding sentence has the meaning specified in the ISDA CDS Definitions, as applicable.

“Derivative Instrument” shall mean with respect to a person, any contract or instrument to which such person is a party (whether or not requiring further performance by such person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument”

will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by Holdings) of non-cash consideration received by Holdings or any of its Subsidiaries in connection with a Disposition that is designated as “Designated Non-Cash Consideration” by Holdings, less the amount of cash, cash equivalents or Permitted Investments received by Holdings or any Subsidiary in connection with a subsequent Disposition of, or other receipt of cash, cash equivalents or Permitted Investments in respect of, such Designated Non-Cash Consideration.

“Dispose” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to dispose of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division). The terms “Disposition” or “Disposed of” shall have correlative meanings to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interest of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of such person), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of all the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of such person), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date in effect at the time of issuance thereof (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing, (i) any Equity Interests issued to any employee, or to any plan for the benefit of employees, of Holdings or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests in such person that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disqualifying Event” shall have the meaning assigned to such term in Section 2.25.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“ECF Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, supplies, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating to the regulation or protection of the Environment, preservation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure of any person to, any toxic or hazardous materials, substances or wastes or worker health and safety (to the extent relating to exposure to toxic or hazardous materials, substances or wastes).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, stock or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, any warrants, options or other rights to purchase or otherwise acquire any of the foregoing and any securities or other rights or interests convertible into or exchangeable for any of the foregoing (but excluding, prior to such conversion or exchange, any Indebtedness convertible into or exchangeable for any of the foregoing).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.01(c)(i).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.01(c)(iv).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.01(c)(iv).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount, not less than zero in the aggregate, equal to Adjusted EBITDA of Holdings and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication, (A):

(a) Debt Service for such Excess Cash Flow Period,

(b) the amount of any voluntary payment or repurchase by Holdings and its Subsidiaries permitted hereunder of Indebtedness that is not revolving Indebtedness during such Excess Cash Flow Period (other than any voluntary payment or repurchase of the Term Loans or Other First Lien Debt, which shall be the subject of Section 2.11(c)(ii)) and the amount of any voluntary payments or repurchases of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments or borrowing base during such Excess Cash Flow Period (other than any voluntary payments or repurchases of the Revolving Facility Loans or Other First Lien Debt, which shall be the subject of Section 2.11(c)(ii)), in each case, so long as the amount of such payment or repurchase is not already reflected in Debt Service,

(c) (i) Capital Expenditures by Holdings and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments and intercompany Investments in Subsidiaries) and payments in respect of restructuring activities,

(d) Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), or payments in respect of planned restructuring activities, that Holdings or any Subsidiary (other than the Partnership Parks Entities) shall, during such Excess Cash Flow Period, become obligated to make or otherwise anticipate to make payments with respect thereto but that are not made during such Excess Cash Flow Period; provided that (i) Holdings shall deliver a certificate to the Administrative Agent not later than the date required for the delivery of the certificate pursuant to Section 5.04(c), signed by a Responsible Officer of Holdings and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments or planned restructuring activities are expected to be made by Holdings and its Subsidiaries in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period,

(e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that are reasonably expected to be paid or distributed within six months after the end of such Excess Cash Flow Period; provided that with respect to any such amounts to be paid or distributed after the end of such Excess Cash Flow Period, (i) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or Disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period and, at Holdings’ option, any anticipated increase, estimated by Holdings in good faith, for the following Excess Cash Flow Period, provided that any anticipated amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period,

(g) cash expenditures made by Holdings and its Subsidiaries in respect of Hedging Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of Adjusted EBITDA or Cash Interest Expense,

(h) permitted Restricted Payments paid in cash by Holdings during such Excess Cash Flow Period and permitted Restricted Payments paid by any Subsidiary to any person other than Holdings or any of the other Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06,

(i) amounts paid in cash by Holdings and its Subsidiaries during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Adjusted EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any Prepayment Asset Disposition giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Adjusted EBITDA to the extent either (i) such items represented a cash payment (other than in respect of Transaction Expenses) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period, or an accrual for a cash payment, by Holdings and its Subsidiaries or (ii) such items did not represent cash received by Holdings and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, and

(l) the amount of (A) any deductions attributable to non-controlling or minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) Adjusted EBITDA of any person referred to in clause (v) of the definition of Consolidated Net Income added to Consolidated Net Income in calculating Adjusted EBITDA, plus, without duplication, (B):

(a) an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or Disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(b) all amounts referred to in clauses (A)(b), (A)(c), (A)(d) and (A)(j) above to the extent funded with the proceeds of the issuance or the incurrence of long-term Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c) to the extent any permitted Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities referred to in clause (A)(d) above, payments in respect of Taxes referred to in clause (A)(e) above do not occur in the following Excess Cash Flow Period, the amount of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities or Taxes that were not so made in such following Excess Cash Flow Period,

(d) cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of Consolidated Net Income or Adjusted EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)), and

(f) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Adjusted EBITDA to the extent either (i) such items represented cash received by Holdings or any Subsidiary or (ii) such items do not represent cash paid by Holdings or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings, commencing with the fiscal year of Holdings ending on or about December 31, 2025.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean:

(a) (i) any lease, license, franchise, charter, authorization, contract or other agreement to which any Loan Party is a party, together with any rights or interest thereunder, and (ii) any other asset owned by any Loan Party, together with any rights or interests related thereto, in each case, if and to the extent that the creation of a security interest therein to secure the Obligations (A) would be prohibited by or in violation of any applicable law, (B) would require any governmental (including regulatory) consent, approval, license or authorization, (C) in the case of clause (i) above, would be prohibited by, or result in a violation of, or constitute a default or forfeiture under, or create a repurchase obligation on the part of Holdings or any Subsidiary under, or create a right of termination in favor of a third party (other than Holdings or its Subsidiaries) under, such lease, license, franchise, charter, authorization, contract or agreement or (D) in the case of clause (ii) above, would be prohibited by, or result in a violation of, or constitute a default or forfeiture under, or create a right of termination in favor of any third party (other than Holdings or its Subsidiaries) under, any contract or other agreement because such asset (x) is subject to a capital lease or finance lease, (y) constitutes cash or cash equivalents or deposit or securities accounts, in each case, subject to a Lien otherwise permitted under this Agreement, or (z) is subject to a Lien securing purchase money obligations, equipment financings or similar financings or arrangements; provided, however, that (1) such lease, license, franchise, charter, authorization, contract, other agreement or other asset shall automatically cease to constitute “Excluded Assets” at such time as such prohibition, violation, requirement or other consequence is no longer applicable or such consent is obtained and (2) the foregoing shall not apply to the extent that such prohibition, violation or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(b) (i) any Trademark License with Warner Bros. or its Affiliates that expressly prohibits the granting of a security interest therein (including, but not limited to, (x) those licenses contemplated by the German WB Acquisition and (y) the Amended and Restated License Agreement #5854-WB/DC dated as of April 1, 1998 with the Six Flags Borrower and the License Agreement #8898-TOON dated January 1, 1998, between the Six Flags Borrower and Warner Bros. Consumer Products Division (Cartoon Network), as any of the foregoing may be amended from time to time) and (ii) any other Trademark License that expressly prohibits the granting of a security interest therein; provided, however, that (A) each such Trademark License shall automatically cease to constitute “Excluded Assets” at such time as such prohibition is no longer applicable and (B) the foregoing shall not apply to the extent that such prohibition is ineffective under applicable law, including Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(c) any Intellectual Property to the extent that the attachment of the security interest created under the Collateral Documents therein, or any assignment thereof, would result in the forfeiture, cancellation, invalidation or unenforceability thereof, or other loss of any Loan Party’s rights in such Intellectual Property, including any license pursuant to which grantor is licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by any Loan Party; provided, however, that (i) such Intellectual Property shall automatically cease to constitute “Excluded Assets” at such time as such forfeiture or other consequence is no longer applicable and (ii) the foregoing shall not apply to the extent that such forfeiture or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(d) any trademark applications filed in the United States Patent and Trademark Office on the basis of any Loan Party’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the

Lanham Act (15 U.S.C.1051, et seq.), to the extent that granting a Lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application;

(e) (i) any motor vehicles and other assets subject to certificates of title, (ii) any commercial tort claims where the amount of damages claimed by any Loan Party is less than US$10,000,000 and (iii) any letter-of-credit rights, in each case, except to the extent a security interest therein can be perfected by the filing of an “all-assets” financing statement under the Uniform Commercial Code or PPSA in the jurisdiction of organization of the applicable Loan Party or a similar filing in any other relevant jurisdiction;

(f) any Excluded Equity Interests;

(g) any property owned or leased by any Leased Park Entity to the extent that the creation of a security interest therein to secure the Obligations (i) would be prohibited by or in violation of any applicable law, (ii) would be prohibited by, or result in a violation of, or constitute a default or forfeiture under, or create a repurchase obligation on the part of Holdings or any Subsidiary under, or create a right of termination in favor of any third party (other than Holdings or its Subsidiaries) under, any contract or other agreement binding on such Leased Park Entity (provided that, with respect to any property acquired after the Merger Closing Date, such prohibition, violation or other consequence existed at the time such property was acquired and was not entered into in anticipation of such acquisition for the purposes of evading the guarantee and collateral requirements hereunder) or (ii) would require the consent, approval, license or authorization of any third party (other than Holdings or its Subsidiaries) to a contractual obligation binding on such Leased Park Entity, which consent, approval, license or authorization has not been obtained after such Leased Park Entity’s using commercially reasonable efforts to obtain such consent, approval, license or authorization; provided, however, that (A) such property shall automatically cease to constitute “Excluded Assets” at such time as such prohibition, violation, requirement or other consequence is no longer applicable or such consent is obtained and (B) the foregoing shall not apply to the extent that such prohibition, violation, requirement or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9- 408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(h) (i) the Partnership Parks Entities and their properties subject to the Partnership Parks Agreements and (ii) the Equity Interests of Six Flags GP Holdings owned by Holdings, in each case, so long as the creation of a security interest therein to secure the Obligations is prohibited by a contractual obligation binding on the Partnership Parks Entities as in effect on the Merger Closing Date (subject to the immediately succeeding proviso) or, with respect to the Equity Interests of Six Flags GP Holdings owned by Holdings, is prohibited by the Partnership Parks Agreements as in effect on the Merger Closing Date (subject to the immediately succeeding proviso); provided that Holdings and its Subsidiaries may, subject to Section 6.09(d), enter into extensions, amendments, restatements, supplements or other modifications to the Partnership Parks Agreements and replacement agreements having a substantially similar purpose to the Partnership Parks Agreements; provided, however, that (A) any such property shall automatically cease to constitute “Excluded Assets” at such time as such prohibition is no longer applicable and

(B) the foregoing shall not apply to the extent that such prohibition, violation, consent or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(i) any assets (including Equity Interests) held by Holdings or its Subsidiaries on the Closing Date or acquired by Holdings or its Subsidiaries (other than Six Flags and its Subsidiaries on the Merger Closing Date) after the Closing Date, in each case, which assets are subject to, on the Closing Date or the date such assets are so acquired, as applicable, (A) any Lien that is not prohibited by this Agreement or (B) any contract or other agreement not prohibited under this Agreement, in each case, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation relating thereto) (x) requires the consent of a third party (other than Holdings and its Subsidiaries) that has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, Holdings and its Subsidiaries shall not be required to seek any such consent) in order to create a security interest in such assets to secure the Obligations or (y) otherwise prohibits the creation of a security interests in such assets to secure the Obligations and, in each case, such requirement or prohibition was not entered into in contemplation of the occurrence of the Closing Date or such acquisition, as applicable; provided, however, that (1) any such assets shall automatically cease to constitute “Excluded Assets” at such time as such prohibition or requirement is no longer applicable or such consent is obtained and (2) the foregoing shall not apply to the extent that such prohibition, violation, consent or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9- 408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(j) (i) any leasehold Real Property, (ii) any other leasehold interests, except to the extent a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or PPSA in the jurisdiction of organization of the applicable Loan Party (or, in the case of the PPSA, the province or territory in which such leasehold Real Property is located) or a similar filing in any other jurisdiction, (iii) any owned Real Property that is not Material Real Property and (iv) any fixtures affixed to any Real Property, except to the extent a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or PPSA in the jurisdiction of organization of the applicable Loan Party (or, in the case of the PPSA, the province or territory in which such fixture is located) or a similar filing in any other jurisdiction;

(k) any particular assets if creating or perfecting a security interest therein to secure the Obligations would result in any material adverse tax consequences to Holdings or its Subsidiaries, as determined by Holdings in good faith; and

(l) any particular assets if, in the reasonable judgment of the Administrative Agent and Holdings, the burden, cost or other consequences to Holdings and its Subsidiaries of creating or perfecting a security interest therein to secure the Obligations shall be excessive in relation to the benefits to be obtained by the Lenders and the Issuing Banks therefrom;

provided that (x) the term “Excluded Asset” shall not include proceeds arising out of any asset described in clauses (a) through (l) above unless such proceeds would independently constitute an Excluded Asset and (y) no asset shall be an Excluded Asset if such asset is subject to any Lien (i) securing any series of Outstanding Notes or (ii) on and after the Merger Closing Date, securing any series of Merger Closing Date Outstanding Notes, in each case, unless and until such Lien is terminated.

“Excluded Equity Interests” shall mean:

(a) more than 65% of the issued and outstanding Equity Interests in any Foreign Subsidiary (other than any Foreign Subsidiary that is a Subsidiary Borrower or is a first-tier Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower);

(b) more than 65% of the issued and outstanding Equity Interests in any CFC or FSCHO (other than any CFC or FSHCO that is a Subsidiary Borrower or is a first-tier Subsidiary of a Subsidiary Borrower that is a CFC or FSHCO);

(c) any Equity Interests in a joint venture or in any Subsidiary that is not a Wholly Owned Subsidiary, in each case, to the extent the granting of a security interest therein to secure the Obligations (i) is prohibited by the terms of the organizational documents, and/or any joint venture, shareholders’ or similar agreements, of such joint venture or such Subsidiary, (ii) would require the consent of any person (other than Holdings or any of its Subsidiaries), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, Holdings and its Subsidiaries shall not be required to seek any such consent) or (iii) would give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any person (other than Holdings or any of its Subsidiaries) in accordance with the organizational documents, and/or any joint venture, shareholders’ or similar agreements, of such joint venture or Subsidiary; provided, however, that (A) such Equity Interests shall automatically cease to constitute “Excluded Equity Interest” at such time as such prohibition, requirement or other consequence is no longer applicable or such consent is obtained and (B) the foregoing shall not apply to the extent that such prohibition, requirement or other consequence is ineffective under applicable law, including Section 9-406, 9-407, 9- 408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(d) any Equity Interests of any Unrestricted Subsidiary (until such time, if at all, as such Unrestricted Subsidiary becomes a Subsidiary in accordance with any applicable Subsidiary Redesignation);

(e) any Equity Interest the pledge of which (i) is prohibited by applicable law or (ii) would require governmental (including regulatory) consent, approval, license or authorization; provided, however, that (A) such Equity Interests shall automatically cease to constitute “Excluded Equity Interest” at such time as such prohibition or requirement is no longer applicable or such consent, approval, license or authorization is obtained and (B) the foregoing shall not apply to the extent that such prohibition, consent, approval, license or authorization is ineffective under applicable law, including Section 9-406, 9-407,

9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any equivalent provisions of the PPSA;

(f) any Equity Interest of any not-for-profit Subsidiaries;

(g) any Equity Interest of any Special Purpose Securitization Subsidiary or a captive insurance subsidiary;

(h) Margin Stock; and

(i) the Equity Interests of Holdings.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Foreign Subsidiary” shall mean any Subsidiary (other than any Subsidiary Borrower) that is not a Domestic Subsidiary.

“Excluded Subsidiary” shall mean:

(a) any Subsidiary that is not, directly or indirectly, a Wholly Owned Subsidiary of Holdings;

(b) any Immaterial Subsidiary (including, on and after the Merger Closing Date, PP Data Services Inc., so long as such Subsidiary remains an Immaterial Subsidiary);

(c) any Subsidiary acquired following the Closing Date that is prohibited by applicable law or (other than in the case of Six Flags or any subsidiary of Six Flags as of the Merger Closing Date) Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained);

(d) any Excluded Foreign Subsidiary;

(e) any non-for-profit Subsidiary;

(f) any Unrestricted Subsidiary;

(g) any Special Purpose Securitization Subsidiary or a captive insurance subsidiary);

(h) any FSHCO;

(i) any Domestic Subsidiary that is a Subsidiary of an Excluded Foreign Subsidiary that is a CFC;

(j) any Inactive Subsidiary;

(k) any Subsidiary the only material asset of which is a liquor license (including, on and after the Merger Closing Date, Flags Beverages, Inc. and Fiesta Texas Hospitality LLC, so long as such Subsidiary’s only material asset is a liquor license);

(l) any other Subsidiary if guaranteeing the Obligations by such Subsidiary would result in any material adverse tax consequences to Holdings and its Subsidiaries, as determined in good faith by Holdings; and

(m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and Holdings, the burden or cost or other consequences to Holdings and its Subsidiaries of providing a guarantee of the Obligations shall be excessive in relation to the benefits to be obtained by the Lenders and Issuing Banks therefrom;

provided that (i) no Subsidiary Borrower shall be an Excluded Subsidiary, (ii) no Subsidiary of Holdings that is an issuer or guarantor of any series of Outstanding Notes shall be an Excluded Subsidiary (unless and until such Subsidiary ceases to be an issuer or guarantor of any series of Outstanding Notes), (iii) no Subsidiary of Holdings that is an issuer or guarantor of any series of Merger Closing Date Outstanding Notes shall be an Excluded Subsidiary on and after the Merger Closing Date (unless and until such Subsidiary ceases to be an issuer or guarantor of any series of Merger Closing Date Outstanding Notes) and (iv) Holdings may elect, in its sole discretion, that any Domestic Subsidiary or Canadian Subsidiary that would otherwise be an Excluded Subsidiary not constitute an Excluded Subsidiary for purposes hereof, in which case such Domestic Subsidiary or Canadian Subsidiary shall not constitute an Excluded Subsidiary (or an Excluded Foreign Subsidiary, CFC or FSHCO) for purposes of the definitions of “Excluded Assets” and “Excluded Subsidiary” for so long as such election is in effect.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and Holdings. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document: (a) Taxes imposed on or measured by its overall net income or branch profits (in each case, however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), capital Taxes and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Document or any transactions contemplated thereunder), (b) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by Holdings under Section 2.19(b)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (c) any Canadian federal withholding Taxes imposed as a result of (i) such recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any Loan Party (other than where the non-arm’s length relationship arises in connection with or as a result of the recipient having become a party to, received or perfected a security interest under or received or enforced any payment or rights under, a Loan Document), (ii) such recipient being a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of any Loan Party (other than where the recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder” in connection with or as a result of the recipient having become a party to, received or perfected a security interest under or received or enforced any payments or rights under, a Loan Document) or (iii) such recipient being a “specified entity” in respect of a Loan Party for purposes of and as defined in subsection 18.4(1) of the Income Tax Act (Canada), as it is proposed to be amended by Bill C-59 introduced in the Canadian House of Commons in November 2023 (other than where such recipient is a “specified entity” in respect of a Loan Party as a result of the recipient having become a party to, received or perfected a security interest under or received or enforced any payments or rights under, a Loan Document), (d) any Tax that is attributable to such recipient’s failure to comply with Section 2.17(d), 2.17(e) or 2.17(h) or (e) any Tax imposed under FATCA.

“Existing Cedar Fair Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing Letter of Credit” shall mean (a) each letter of credit that is listed on Schedule 2.05A hereto and (b) any other letter of credit that is issued by any Issuing Bank (or any person that substantially concurrently with such designation shall become an Issuing Bank in accordance with this Agreement) for the account of Holdings or any Subsidiary (or any person that substantially concurrently with such designation shall merge, consolidate or amalgamate with Holdings or any Subsidiary or shall become a Subsidiary) and, subject to compliance with the requirements set forth in Section 2.05 as to the currency, maximum L/C Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by Holdings and such Issuing Bank (or such person) to the Administrative Agent. Any such designation shall constitute a Credit Event for purposes of Section 4.02.

“Existing Six Flags Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing Six Flags Term Facility” shall have the meaning assigned to such term in the recitals of this Agreement.

“Extended/Modified Facility” means (a) any Extended/Modified Term Loans of a single Class and (b) any Extended/Modified Revolving Facility Commitments of a single Class and the Revolving Facility Loans and other extensions of credit thereunder.

“Extended/Modified Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended/Modified Revolving Facility Loan” shall mean any revolving loans made by one or more Lenders to a Borrower pursuant to an Extended/Modified Revolving Facility Commitment.

“Extended/Modified Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending/Modifying Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension/Modification” shall have the meaning assigned to such term in Section 2.22(a).

“Extension/Modification Agreement” shall mean an Extension/Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, one or more Subsidiary Borrowers (if applicable), the Administrative Agent and one or more Extending/Modifying Lenders.

“Facility” shall mean Commitments of any single Class and any Loans or other extensions of credit made thereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Initial Term B Facility and the Pre-Merger Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related rules, legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Covenant” shall mean the covenant set forth in Section 6.11.

“Financial Officer” of any person shall mean the Chief Financial Officer (or an equivalent financial officer), principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“Fixed Amount” shall have the meaning assigned to such term in Section 1.09(c).

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (a) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent any improvement or building on a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party) and (b) evidence of flood insurance as required by Section 5.02(c) and the applicable provisions of the Collateral Documents, each of which shall (i) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (iii) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes.

“Floor” shall mean, (a) in the case of the Initial Term B Facility, 0.00% per annum, (b) in the case of the Pre-Merger Revolving Facility, 0.50% per annum and (c) otherwise, the benchmark rate floor, if any, provided in the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of L/C Exposure with respect to Letters of Credit issued by such Issuing Bank, other than such L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Facility Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of the Swingline Exposure with respect to Swingline Loans made by such Swingline Lender, other than such Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Facility Lenders.

“FSHCO” shall mean any Subsidiary if substantially all of its assets consist of the Equity Interests or debt of one or more Excluded Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, subject to the provisions of Section 1.02(b); provided, that any reference to the application of GAAP in Sections 3.13(a)(ii), 3.19, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or similar Investment or any Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith; provided that the amount of any Guarantee referred to in clause (b) above, if the applicable Indebtedness or other obligation has not been assumed by the guarantor, shall in any event not exceed the fair market value of the assets encumbered thereby (as determined by Holdings in good faith).

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to Article X.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, explosive or radioactive substances or petroleum by-products or petroleum distillates, asbestos or asbestos-containing materials, per- or poly-fluorinated substances, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, in each case subject to regulation or which would give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that (a) is a party to a Hedging Agreement with Holdings or any of its Subsidiaries in effect on the Closing Date or with Six Flags or any of its subsidiaries that become Subsidiaries on the Merger Closing Date in effect on the Merger Closing Date and is designated by Holdings as a Hedge Bank by written notice to the Administrative Agent or (b) is a party to a Hedging Agreement with Holdings or any of its Subsidiaries and at the time it enters into such Hedging Agreement is an Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, in each case, in its capacity as a party to such Hedging Agreement. For the avoidance of doubt, any Hedge Bank shall continue to be a Hedge Bank with respect to the applicable Hedging Agreement even if it ceases to be an Agent, Arranger, Lender or Affiliate thereof after the Closing Date, the Merger Closing Date or the date it entered into a Hedging Agreement, as applicable.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall mean (a) during the Pre-Merger Period, Cedar Fair and (b) during the Post-Merger Period, New Holdco (and, in each case, any Successor Holdings that becomes a successor thereto in accordance with Section 6.05(o)).

“Immaterial Subsidiary” shall mean, as of any date, each Subsidiary of Holdings (a) the consolidated total assets of which are less than 5.0% of the consolidated total assets of Holdings and its Subsidiaries, in each case, as of the last day of the most recently ended Test Period and (b) the portion of the Adjusted EBITDA attributable to which (taken together with its subsidiaries) is less than 5.0% of the Adjusted EBITDA of Holdings and its Subsidiaries, in each case, for the then most recently ended Test Period; provided that if as of the last day of or for such Test Period the combined total assets or contribution to Adjusted EBITDA of all Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 10.0% of the consolidated total assets of Holdings and its Subsidiaries or 10.0% of the Adjusted EBITDA, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed not to be an Immaterial Subsidiary in descending order (or such other order as Holdings shall, on and as of the date of delivery of the financial statements pursuant to which, or for the fiscal quarter in which it has determined such threshold has exceeded, have selected in its discretion) based on their respective amounts of total assets or such contribution, as the case may be, until such excess shall have been eliminated and any Subsidiary that so ceased to be an Immaterial Subsidiary shall comply with Section 5.10 (in the time periods set forth therein). At all times prior to the first delivery of financial statements pursuant to Section 5.04(a) or 5.04(b), determinations under this definition shall be made based on the most recent consolidated financial statements of Holdings referred to in Section 3.05; provided that after the consummation of the Merger until the first delivery of financial statements pursuant to Section 5.04(a) or 5.04(b) after the Merger Closing Date, determinations under this definition shall be made on the basis of the unaudited pro forma condensed combined financial information of New HoldCo as of and for the year ended December 31, 2023 included in the public filings of Holdings with the SEC prior to the Closing Date.

“Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Inactive Subsidiary” shall mean any subsidiary of Holdings that (a) has aggregate assets with a value not in excess of US$1,000,000, (b) conducts no business and (c) does not Guarantee any Indebtedness of Holdings or any of its Subsidiaries; provided that no Loan Party shall constitute an Inactive Subsidiary.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the sum at such time of:

(a) the excess (if any) of (i) the Six Flags Merger Closing Date Incremental Amount over (ii) the sum of (x) the aggregate principal amount of all Incremental Term Loans (and, to the extent unfunded, the aggregate amount of all Incremental Term Loan Commitments) and the aggregate amount of all Incremental Revolving Facility Commitments, in each case, outstanding or in effect at such time and incurred or established utilizing this clause (a) and (y) the aggregate principal amount of all Incremental Equivalent Debt outstanding at such time incurred utilizing this clause (a); provided that prior to the Merger Closing Date, this clause (a) may only be utilized for the purpose of establishing Incremental Commitments that will not be funded until and unless the Merger Closing Date occurs; plus

(b) US$850,000,000, provided that this clause (b) may only be utilized for the purpose of establishing the Post-Merger Revolving Facility; plus

(c) the excess (if any) of (i) the greater of (1)(x) during the Pre-Merger Period, 100% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 100% of Post-Merger Closing Date EBITDA and (2) 100% of the Adjusted EBITDA calculated on a Pro Forma Basis (including to give effect to any acquisition or similar Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Incremental Amount is being determined) for the then most recently ended Test Period over (ii) the sum of (x) the aggregate principal amount of all Incremental Term Loans (and, to the extent unfunded, the aggregate amount of all Incremental Term Loan Commitments) and the aggregate amount of all Incremental Revolving Facility Commitments, in each case, outstanding or in effect at such time and incurred or established utilizing this clause (c) and (y) the aggregate principal amount of all Incremental Equivalent Debt outstanding at such time incurred utilizing this clause (c); plus

(d) in the case of any Incremental Facility or Incremental Equivalent Debt that refinances or replaces any Class of Loans and/or Commitments hereunder or refinances any Specified Other Debt (in each case, other than any Class of Loans or Commitments or any Incremental Equivalent Debt to the extent utilizing (including pursuant to any reclassification thereof) clause (a) or (c) of this definition), an amount equal to the sum of (i) the portion of the relevant Class of Loans or Commitments or Specified Other Debt that will be refinanced or replaced by such Incremental Facility or Incremental Equivalent Debt plus (ii) an amount equal to unpaid accrued interest and premium (including tender premiums) on Indebtedness being refinanced or extended and underwriting discounts, defeasance costs, fees, commissions and expenses (including original issue discount) arising from such refinancing or extension, provided that (A) no Incremental Facilities may be incurred or established utilizing this clause (d) in respect of any Specified Other Debt that is not Specified Other First Lien Debt, (B) no Incremental Equivalent Debt that is secured may be incurred utilizing this clause (d) in respect of any Specified Other Debt that is unsecured and (C) no Incremental Equivalent Debt that is Other First Lien Debt may be incurred utilizing this clause (d) in respect of any Specified Other Debt that is not Specified Other First Lien Debt; plus

(e) without duplication of clause (d) above, the excess (if any) of (i) the sum of (x) the aggregate amount of all voluntary prepayments, repurchases and other retirements of any Term Loans and all voluntary permanent reduction of any Revolving Facility Commitments (other than, if the Merger Closing Date occurs, reduction of the Pre-Merger Revolving Facility Commitments) and (y) the aggregate amount of all voluntary prepayments, repurchases, redemptions and other retirements of any Specified Other First Lien Debt (in the case of any revolving Specified Other First Lien Debt, solely to the extent accompanied by a permanent reduction of the revolving commitments in respect thereof), in each case under this subclause (i), made prior to such time except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness, provided that this parenthetical shall not apply with respect to any permanent prepayment, repurchase or other retirement of any revolving Indebtedness) and excluding any such prepayment, repurchase, redemption, retirement or reduction of any Term Loans, Revolving Facility Commitments or Specified Other First Lien Debt to the extent utilizing (including pursuant to any reclassification thereof) clause (a) or (c) of this definition over (ii) the sum of (x) the aggregate principal amount of all Incremental Term Loans (and, to the extent unfunded, the aggregate amount of all Incremental Term Loan Commitments) and the aggregate amount of all Incremental Revolving Facility Commitments, in each case, outstanding or in effect at such time and incurred or established utilizing this clause (e) and (y) the aggregate principal amount of all Incremental Equivalent Debt outstanding at such time and incurred utilizing this clause (e); plus

(f) any amounts so long as, immediately after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt utilizing this clause (f) (calculated assuming such Incremental Facility or Incremental Equivalent Debt has been fully drawn) and the use of proceeds thereof and any related transactions, (i) in the case of Incremental Facilities and any Incremental Equivalent Debt that is secured by Liens on the Collateral that are Other First Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis as of the last day of the then most recently ended Test Period is not greater than (x) during the Pre-Merger Period, 3.25 to 1.00 and (y) during the Post-Merger Period, 3.75 to 1.00, (ii) in the case of any Incremental Equivalent Debt that is secured by Liens on the Collateral that are Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis as of the last day of the then most recently ended Test Period is not greater than (x) during the Pre-Merger Period, 3.75 to 1.00 and (y) during the Post-Merger Period, 4.25 to 1.00 and (iii) in the case of any Incremental Equivalent Debt that is unsecured, either (1) the Interest Coverage Ratio on a Pro Forma Basis as of the last day of the then most recently ended Test Period is not less than 2.00 to 1.00 or (2) the Net Total Leverage Ratio on a Pro Forma Basis as of the last day of the then most recently ended Test Period is not greater than (x) during the Pre-

Merger Period, 5.00 to 1.00 and (y) during the Post-Merger Period, 5.50 to 1.00; provided that (I) for purposes of this clause (f), net cash proceeds of such Incremental Facility or Incremental Equivalent Debt (and of any Indebtedness incurred substantially concurrently therewith) shall not be “netted” and (II) with respect to any Incremental Facility or Incremental Equivalent Debt incurred or established in connection with an acquisition (including a Permitted Business Acquisition) or any similar Investment permitted hereunder (other than any Incremental Facility or Incremental Equivalent Debt incurred in connection with the Merger), the foregoing ratio requirements of this clause (f) shall also be deemed to be satisfied if (A) in the case of Incremental Facilities and Incremental Equivalent Debt described in subclause (i) above, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or similar Investment, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than the Net First Lien Leverage Ratio on a Pro Forma Basis in effect immediately prior thereto, (B) in the case of any Incremental Equivalent Debt described in subclause (ii) above, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or similar Investment, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not greater than the Net Secured Leverage Ratio on a Pro Forma Basis in effect immediately prior thereto or (C) in the case of any Incremental Equivalent Debt described in subclause (iii) above, either (1) the Net Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or similar Investment, the incurrence of such Indebtedness and the use of proceeds thereto and any related transactions is not greater than the Net Total Leverage Ratio on a Pro Forma Basis in effect immediately prior thereto or (2) the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition or similar Investment, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions is not less than the Interest Coverage Ratio on a Pro Forma Basis in effect immediately prior thereto;

provided that (x) amounts may be established or incurred utilizing clause (f) above prior to utilizing any other clause above, and any utilization of clause (f) above substantially concurrently with any utilization of any other clause of this definition, even if part of a single transaction or series of related transactions, shall have the benefit of the provisions of Section 1.09(c), and (y) amounts established or incurred utilizing clause (a), (b), or (d) above may not be reclassified into any other clause of this definition. It is agreed that for the purpose of establishing Incremental Commitments prior to the Merger Closing Date, the determination of amounts available under clause (c) or (f) above may be made assuming that the Merger Closing Date has occurred and the Post-Merger Period is in effect, with such amounts to be determined giving effect to the Merger and the related transactions on a Pro Forma Basis in accordance with Section 1.09(f), provided that such Incremental Commitments may not be funded until and unless the Merger Closing Date actually occurs.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, one or more Subsidiary Borrowers (if applicable), the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Equivalent Debt” shall mean any Indebtedness incurred pursuant to Section 6.01(z).

“Incremental Facility” shall mean an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Revolving Facility” shall mean any Class of Incremental Revolving Facility Commitments and the Incremental Revolving Facility Loans and other extensions of credit made thereunder.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make revolving loans to a Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment.

“Incremental Revolving Facility Loan” shall mean a revolving loan made by any Lender to a Borrower pursuant to an Incremental Revolving Facility Commitment.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make term loans to a Borrower.

“Incremental Term Loans” shall mean any term loans made by one or more Lenders to a Borrower pursuant to an Incremental Term Loan Commitment.

“Incurrence-Based Amount” shall have the meaning assigned to such term in Section 1.09(c).

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clauses (f), (g), (h), (i) and (j) of this definition) the same would constitute indebtedness or a liability on a balance sheet of such person prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person for the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice or industry norm), (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements,

(g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade and other ordinary-course payables and accrued expenses, (B) prepaid or deferred revenue, (C) purchase price holdbacks in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) obligations under or in respect of Receivables Securitization Financings, (E) earn-out or similar obligations or purchase price adjustments in respect of permitted acquisitions or Investments until and to the extent such obligation (I) becomes fixed and determined, (II) has not been paid within 90 days after becoming due and payable (it being understood that any such obligation or adjustment that is subject to a good faith ongoing dispute by Holdings or any Subsidiary shall not be deemed fixed or determined, or due and payable, pending the settlement or other resolution of such dispute) and (III) appears as a liability on the balance sheet of such person prepared in accordance with GAAP, (F) obligations in respect of Third Party Funds, (G) in the case of Holdings and its Subsidiaries (other than Partnership Parks Entities) (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of Holdings and the Subsidiaries, or (H) during the Post-Merger Period, obligations under the Partnership Parks Agreements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (a) the persons identified as “Ineligible Institutions” in writing to the Arrangers by each of Six Flags and Cedar Fair on or prior to April 10, 2024, (b) competitors of Holdings and its Subsidiaries identified by name in writing to the Administrative Agent by Holdings from time to time thereafter and (c) in the case of clauses (a) and (b), Affiliates thereof (excluding in the case of clause (b) any such Affiliate that is a Bona Fide Debt Fund) that are either (x) identified by name in writing by Holdings to the Administrative Agent or (y) clearly identifiable on the basis of such Affiliate’s name; provided that no such updates pursuant to clause (b) or (c) shall be deemed to retroactively disqualify any assignment or participation interest to the extent such assignment or participation interest was acquired by a party that was not an Ineligible Institution at the time of such assignment or participation, as the case may be.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Term B Facility” shall mean the Initial Term B Loan Commitments and the Initial Term B Loans made thereunder.

“Initial Term B Facility Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Initial Term B Facility Maturity Date” shall mean May 1, 2031 (or if such date is not a Business Day, the immediately preceding Business Day).

“Initial Term B Lender” shall mean, at any time, any Lender that has an Initial Term B Loan Commitment or an outstanding Initial Term B Loan at such time.

“Initial Term B Loan Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Initial Term B Loans on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate amount of the Initial Term B Loan Commitments on the Closing Date is US$1,000,000,000.

“Initial Term B Loans” shall mean the term loans made by the Lenders to Holdings pursuant to Section 2.01(a).

“Initiative” shall have the meaning assigned to such term in the definition of Adjusted EBITDA.

“Inside Maturity Amount” shall mean, at any time, (a) the greater of (i) (x) during the Pre-Merger Period, 100% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 100% of Post-Merger Closing Date EBITDA and (ii) 100% of the Adjusted EBITDA calculated on a Pro Forma Basis (including to give effect to any acquisition or similar Investment to be consummated in connection with the incurrence of any Indebtedness with respect to which the Inside Maturity Amount is being determined) for the then most recently ended Test Period minus (b) the sum, without duplication, of the aggregate principal amount of all Indebtedness incurred in reliance on the Inside Maturity Amount that is outstanding at such time.

“Intellectual Property” shall have the meaning assigned to such term in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable.

“Intercreditor Agreement” shall mean, at any time, any Permitted Pari Passu Intercreditor Agreement or any Permitted Junior Intercreditor Agreement, in each case, then in effect, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Adjusted EBITDA to (b) Cash Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP. Interest Coverage Ratio shall be determined on a Pro Forma Basis in accordance with Section 1.09(f).

“Interest Election Request” shall mean a request by any applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Interest Expense” shall mean, for any period, (a) the sum of (i) gross interest expense of Holdings and its Subsidiaries for such period, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense, and (ii) capitalized interest of Holdings and its Subsidiaries for such period, minus (b) interest income of Holdings and its Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan) and any Canadian Prime Loan, the last Business Day of each March, June, September and December, (b) as to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period; provided that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day, and (c) as to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or (except with respect to any Term CORRA Borrowing) six months thereafter, as the applicable Borrower may elect in its Borrowing Request or Interest Election Request and subject to availability; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided, further that (a) no Interest Period shall extend beyond the applicable Maturity Date and (b) no tenor that has been removed from this definition pursuant to Section 2.14(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. Notwithstanding anything herein to the contrary, (i) the initial Interest Period for any Term Benchmark Loans established pursuant to Section 2.21, 2.22 or 2.23 may be as shall be set forth in the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement and (ii) the initial Interest Period for Pre-Merger Revolving Facility Borrowings made on the Closing Date may be (in addition to any period otherwise permitted pursuant to this definition) one week, two weeks and/or three weeks, and for purposes of calculating Term SOFR for each such initial Interest Period pursuant to the definition of “Term SOFR”, the Term SOFR Reference Rate for a comparable tenor shall be one month. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Fiscal Quarter” shall have the meaning assigned to such term in the definition of Adjusted EBITDA.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean (a) each person set forth on Schedule 2.05B and (b) each other person that agrees to act in such capacity pursuant to Section 2.05(i) (and other than any person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i), 8.09(b) or 8.09(c)), in each case in its capacity as an issuer of Letters of Credit hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Liens” shall mean Liens on the Collateral that rank junior to the Liens thereon securing the Loan Obligations pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the U.S. Dollar Equivalents of the undrawn amount of all Letters of Credit outstanding at such time and (b) the U.S. Dollar Equivalents of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate L/C Exposure at such time, adjusted to give effect to any reallocation under Section 2.24 of the L/C Exposure of Defaulting Lenders in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 or any similar provisions of rules or laws to which such Letter of Credit is subject or provisions stated in such Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Latest Maturity Date” shall mean, as of any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder on such date (giving effect to any repayment or prepayment of Loans and termination of Commitments to occur on such date).

“Latest Revolving Facility Maturity Date” shall mean, as of any date of determination, the latest Maturity Date applicable to any Revolving Facility Loan or Revolving Facility Commitment hereunder on such date (giving effect to any repayment or prepayment of Revolving Facility Loans and termination of Revolving Facility Commitments to occur on such date).

“Latest Term Loan Maturity Date” shall mean, as of any date of determination, the latest Maturity Date applicable to any Term Loan hereunder on such date (giving effect to any repayment or prepayment of Term Loans to occur on such date).

“Leased Park Entity” shall mean, on and after the Merger Closing Date, any Subsidiary of Holdings whose principal business is the leasing and/or subleasing and operation of any theme park and/or water park and whose ability to grant Liens in its interests in any assets to secure the Obligations would require third party consent, approval, license or authorization, which consent, approval, license or authorization has not been obtained after such Subsidiary’s using commercially reasonable efforts to obtain such consent, approval, license or authorization. As of the Closing Date, it is expected that Leased Park Entities as of the Merger Closing Date will be Six Flags Concord LLC, a California limited liability company, Six Flags Frontier LLC, an Oklahoma limited liability company, Six Flags Darien LLC, a New York limited liability company, Six Flags MW LLC, an Illinois limited liability company, Six Flags Phoenix LLC, an Arizona limited liability company, Six Flags Splashtown LLC, a Texas limited liability company, and Six Flags WW Bay LLC, an Oklahoma limited liability company.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.21, 2.23 or 9.04, other than any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption in accordance with Section 9.04 or pursuant to Section 2.19(b). Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lenders.

“Lender Presentation” shall mean the Lender Presentation dated April 11, 2024, as modified or supplemented prior to the Closing Date.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean (a) any Existing Letter of Credit and (b) any letter of credit issued pursuant to Section 2.05.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05, expressed as an amount representing the maximum permitted amount of the L/C Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of the Letter of Credit Commitment of each Issuing Bank is set forth on Schedule 2.05B or in the written agreement referred to in Section 2.05(i) pursuant to which such Issuing Bank agreed to act as such hereunder or, in each case, is such other maximum amount as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and Holdings.

“Letter of Credit Sublimit” shall mean, at any time, the aggregate amount of the Letter of Credit Commitments of all the Issuing Banks at such time. The Letter of Credit Sublimit on the Closing Date is US$35,000,000.

“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Collateral Documents, each Incremental Assumption Agreement, each Refinancing Agreement, each Extension/Modification Agreement, each Intercreditor Agreement, each Subsidiary Guarantor Joinder Agreement, the New Holdco Joinder Agreement, each Additional Subsidiary Borrower Agreement, each Subsidiary Borrower Termination Agreement and, other than for purposes of Section 9.08, any Note issued under Section 2.09(e) and any written agreement referred to in Section 2.04(e) or 2.05(i).

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing, at the rate stated herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of L/C Disbursements, interest thereon (including interest accruing, at the rate stated herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents (including obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean Holdings, the Subsidiary Borrowers and the Subsidiary Guarantors.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Majority Lenders” shall mean, with respect to any Facility at any time, (a) in the case of any Term Facility, Lenders under such Term Facility having (i) Term Loans and/or Term Commitments under such Term Facility representing more than 50.0% of (ii) the sum of the aggregate outstanding principal amount of all the Term Loans outstanding under such Term Facility and the total Term Commitments under such Term Facility at such time and (b) in the case of any Revolving Facility, Lenders under such Revolving Facility having (i) Revolving Facility Credit Exposures and Available Unused Revolving Facility Commitments under such Revolving Facility representing more than 50.0% of (ii) the sum of the total Revolving Facility Credit Exposure and the total Available Unused Revolving Facility Commitments under such Revolving Facility at such time; provided that the Term Loans, Term Commitments, Revolving Facility Credit Exposures and Available Unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board.

“Market Capitalization” shall mean, as of any date of determination, an amount equal to (a) the total number of issued and outstanding shares of common stock (or equivalent) of Holdings on such date of determination multiplied by (b) the arithmetic mean of the closing prices per share of common stock (or equivalent) of Holdings on the principal securities exchange on which such common stock (or equivalent) is traded for the 30 consecutive trading days immediately preceding such date of determination.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness of the type described in clause (a) or (b) of the definition of such term (other than Indebtedness among Holdings and its Subsidiaries and Loans) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding the greater of (a)(i) during the Pre-Merger Period, 35.0% of Pre-Merger Closing Date EBITDA and (ii) during the Post-Merger Period, 35.0% Post-Merger Closing Date EBITDA and (b) 35.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided that in no event shall any Other Securitization Financing that constitutes a Permitted Securitization Financing be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by Holdings or any of its Subsidiaries that is material to the business of Holdings and its Subsidiaries, taken as a whole (as determined by Holdings in good faith).

“Material Real Property” shall mean any Real Property located in the United States, Canada or, with respect to any Subsidiary Borrower that is not a Domestic Subsidiary or a Canadian Subsidiary, its jurisdiction of organization, now or hereafter owned in fee by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, provided that such Real Property (together with improvements thereon and all contiguous Real Properties owned by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor and improvements thereon) has fair market value (as determined by Holdings in good faith) of at least US$25,000,000 as of (a) the Closing Date, for Real Property owned by Cedar Fair or any of its Subsidiaries on the Closing Date, (b) the Merger Closing Date, for Real Property owned by Six Flags or any of its Subsidiaries on the Merger Closing Date and (c) the date of acquisition, for Real Property acquired by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, as the case may be, after the Closing Date (including any such acquisition by way of a merger, consolidation or amalgamation or the acquisition of Equity Interests in any person) (other than to the extent covered by clause (b) above); provided that “Material Real Property” shall not include any Real Property in respect of which Holdings, any Subsidiary Borrower or any Subsidiary Guarantor does not own the land in fee simple.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary; provided that for purposes of Sections 7.01(h), 7.01(i) and 7.01(j), “Material Subsidiary” shall exclude any Special Purpose Securitization Subsidiary.

“Maturity Date” shall mean (a) with respect to the Initial Term B Facility, the Initial Term B Facility Maturity Date, (b) with respect to the Pre-Merger Revolving Facility, the Pre-Merger Revolving Facility Maturity Date and (c) with respect to any other Facility, the scheduled final maturity with respect to such Facility as set forth in the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall have the meaning assigned to such term in the recitals of this Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of November 2, 2023 (together with all exhibits, schedules and disclosure letters thereto), by and among Cedar Fair, Six Flags, New Holdco and CopperSteel Merger Sub, LLC (“Merger Sub”), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Merger Closing Date” shall mean the date on which the Merger is consummated in accordance with the Merger Agreement and Holdings shall have complied (and shall have caused its Subsidiaries to comply) with Section 5.13.

“Merger Closing Date RCF Refinancing” shall have the meaning assigned to such term in the recitals of this Agreement.

“Merger Closing Date Term Refinancing” shall have the meaning assigned to such term in the recitals of this Agreement.

“Merger Closing Date Outstanding Notes” shall mean any Indebtedness of the type described in clause (b) of the definition of such term of Six Flags and its Subsidiaries that is outstanding on the Merger Closing Date.

“Merger Closing Date Transactions” shall mean, collectively, (a) the Merger, (b) the execution, delivery and performance of the Loan Documents to be entered into on the Merger Closing Date (including pursuant to Section 5.13 and, if applicable, Sections 1.04 and 2.21), the creation of the Liens pursuant to the Collateral Documents on the Merger Closing Date, the borrowings of Loans on the Merger Closing Date and the use of proceeds thereof, (c) if applicable, the consummation of the Merger Closing Date RCF Refinancing and/or the Merger Closing Date Term Refinancing and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Merger Sub” shall have the meaning assigned to such term in the definition of Merger Agreement.

“Millennium Operations” shall have the meaning assigned to such term in the preamble hereto.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 101% of the L/C Exposure with respect to such Letter of Credit at such time and (b) otherwise, an amount sufficient to provide credit support with respect to such L/C Exposure as determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” shall mean, collectively, (a) the Closing Date Mortgaged Properties and (b) any Material Real Property encumbered or, as the context requires, required to be encumbered by a Mortgage after the Closing Date pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, debentures, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) which grant or evidence a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on any Real Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent and Holdings, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Cash Flow from Partnership Parks” shall mean, during the Post-Merger Period, and to the extent a positive number, the amount of cash distributed by the Partnership Parks Entities to Holdings or its Subsidiaries (other than Partnership Park Entities) on an aggregate basis commencing on the first day of the first full fiscal quarter commencing after the Merger Closing Date, minus the amount of cash Investments or loans made directly or indirectly by Holdings and its Subsidiaries (other than Partnership Park Entities) in or to the Partnership Parks Entities (except to the extent such Investments or loans are made substantially contemporaneously with, and with the proceeds of, a Restricted Payment that reduces Excess Cash Flow pursuant to clause (h) of the definition thereof or that reduces the Cumulative Credit pursuant to clause (p) of the definition thereof), minus the aggregate amount of Restricted Payments made in reliance on Section 6.06(l), minus the aggregate amount of Restricted Debt Payments made in reliance on Section 6.09(b)(i)(H).

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date and (y) the aggregate principal amount of any other Consolidated Debt outstanding as of the last day of such Test Period that is then secured by any Lien on any assets of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor that is not a Junior Lien less (ii) the Unrestricted Cash as of the last day of such Test Period to (b) Adjusted EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP. Net First Lien Leverage Ratio shall be determined on a Pro Forma Basis in accordance with Section 1.09(f).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash, cash equivalents and Permitted Investments actually received by Holdings or any Subsidiary (including any cash, cash equivalents or Permitted Investments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Prepayment Asset Disposition, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, relocation costs and expenses, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder on the asset subject to such Prepayment Asset Disposition (other than pursuant to the Loan Documents or any Indebtedness that is secured by a Lien on the Collateral that is expressly pari passu with or expressly junior to the Liens on the Collateral securing the Loan Obligations or that is expressly subordinated in right of payment to the Loan Obligations), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of Holdings) as a result thereof, (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to subclause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Prepayment Asset Disposition occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling or minority interests in non-Wholly Owned Subsidiaries as a result of such Prepayment Asset Disposition; provided that if Holdings or any Subsidiary intends to use or commit to use any portion of such proceeds, within 18 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Holdings and the Subsidiaries or to make Permitted Business Acquisitions and other acquisitions or Investments permitted hereunder (excluding Permitted Investments or Investments in Holdings or any subsidiaries thereof) or New Projects or to reimburse the cost of any of the foregoing incurred on or after the date on which the Prepayment Asset Disposition giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18 month period but within such 18 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 18 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that, for purposes of this clause (a), (1) net cash, cash equivalents and Permitted Investments realized in a single transaction or series of related transactions shall not constitute Net Proceeds unless the aggregate amount thereof shall exceed the greater of (I)(x) during the Pre-Merger Period, 5.0% of Pre-Merger Closing Date EBITDA or (y) during the Post-Merger Period, 5.0% of Post-Merger Closing Date EBITDA and (II) 5.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (and, in each case, thereafter only the aggregate amount thereof in excess of such amount shall constitute Net Proceeds), (2) net cash, cash equivalents and Permitted Investments realized in any fiscal year shall not constitute Net Proceeds unless the aggregate amount thereof (excluding any amounts excluded pursuant to clause (1) above) shall exceed an amount equal to the greater of (I)(x) during the Pre-Merger Period, 10.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 10.0% of Post-Merger Closing Date EBITDA and (II) 10.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (and, thereafter only the aggregate amount thereof in excess of such amount shall constitute Net Proceeds) and (3) if, at the time of receipt of such net cash, cash equivalents and Permitted Investments or at any time during the 18 month (or 24 month, as applicable) reinvestment period contemplated by clause (A) of the immediately preceding proviso, Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent certifying that on a Pro Forma Basis immediately after giving effect to such Prepayment Asset Disposition and the application of the proceeds thereof or at the relevant time during such 18 month (or 24 month, as applicable) period, (I) the Net First Lien Leverage Ratio is (x) during the Pre-Merger Period, less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00 or (y) during the Post-Merger Period, less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, 50.0% of such net cash, cash equivalents and Permitted Investments that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds or (II) the Net First Lien Leverage Ratio is less than or equal to (x) during the Pre-Merger Period 2.25 to 1.00 or (y) during the Post-Merger Period, 2.75 to 1.00, none of such net cash, cash equivalents and Permitted Investments shall constitute Net Proceeds; and

(b) 100% of the cash, cash equivalents and Permitted Investments received by Holdings or any Subsidiary from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

Pending the final application of any such proceeds pursuant to clause (a) of this definition, Holdings or any Subsidiary may temporarily reduce Indebtedness under a revolving credit facility or otherwise use such proceeds in any manner not prohibited by this Agreement.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of any Consolidated Debt outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by Liens on any assets of Holdings or any Subsidiary less (ii) the Unrestricted Cash as of the last day of such Test Period to (b) Adjusted EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP. Net Secured Leverage Ratio shall be determined on a Pro Forma Basis in accordance with Section 1.09(f).

“Net Short Lender” shall mean, at any date of determination, each Lender that has a Net Short Position as of such date; provided that, for all purposes of this Agreement and the other Loan Documents, Unrestricted Lenders shall at all times be deemed to not be Net Short Lenders.

“Net Short Position” shall mean, with respect to a Lender (other than an Unrestricted Lender), as of a date of determination, the net positive position, if any, held by such Lender that is remaining after deducting any long position that such Lender holds (i.e., a position (whether as an investor, lender or holder of Loans, debt obligations and/or Derivative Instruments) where such Lender is exposed to the credit risk of the Loan Parties (i.e., the value of which generally increases, and/or the payment or delivery obligations by the holder of any such position generally decrease, with positive changes to the financial condition and results of operations of the Loan Parties)) from any short positions (i.e., a position as described above, but where such Lender has a negative exposure to the credit risk described above (i.e., the value of which generally decreases, and/or the payment or delivery obligations by the holder of such position generally increase, with positive changes to the financial condition and results of operations of the Loan Parties)). For purposes of determining whether a Lender (other than an Unrestricted Lender) has a Net Short Position on any date of determination:

(a) Derivative Instruments shall be counted at the mark-to-market value (in U.S. Dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the mark-to-market value of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;

(b) the mark-to-market value of Derivative Instruments in other currencies shall be converted to the U.S. Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a mid-market basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;

(c) Derivative Instruments that incorporate either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions, in each case as supplemented (or any successor definitions thereto, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (A) the Loans are a “Reference Obligation” under the terms of such Derivative Instrument (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner) or (B) the Loans would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such Derivative Instrument;

(d) credit derivative transactions or other Derivative Instruments which do not incorporate the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans;

(e) Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (i) such index is not created, designed, administered or requested by such Lender and (ii) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5% of the components of such index;

(f) any Derivative Instrument or other transactions entered into pursuant to bona fide market making activities in the Loans by an Arranger or its Affiliates shall not be counted for the purposes of the Net Short Position determination; and

(g) the following shall be counted for the purposes of the Net Short Position determination, in each case the mark-to-market value of which (to the extent a net asset, and not a net liability, of such Lender) shall be deemed to be a long position: (i) whether such Lender is also a seller of credit default swaps or similar protection, in each case, with respect to the Loans, (ii) any holdings by such Lender of other long-term Indebtedness (other than (x) any Indebtedness to which any Loans are contractually subordinated in right of payment or (y) any Indebtedness that is secured by Liens on Collateral that have priority over the Liens that secure the Loan Obligations) or Disqualified Stock of Holdings and (iii) any direct or indirect ownership by such Lender of Qualified Equity Interests in Holdings.

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of any Consolidated Debt outstanding as of the last day of the Test Period most recently ended as of such date less (ii) the Unrestricted Cash as of the last day of such Test Period to (b) Adjusted EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP. Net Total Leverage Ratio shall be determined on a Pro Forma Basis in accordance with Section 1.09(f).

“New Holdco” shall have the meaning assigned to such term in the recitals of this Agreement.

“New Holdco Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit K, with such modifications to such form as may be reasonably approved by the Administrative Agent and Holdings.

“New Project” shall mean (a) the development and construction of any new theme park, ride, attraction, facility or resort property by Holdings or any Subsidiary, (b) a substantial expansion, substantial remodeling, substantial refurbishment or substantial modernization of an existing theme park, ride, attraction, facility or resort property by Holdings or any Subsidiary, or any relocation of any substantial portion of any theme park, ride, attraction, facility or resort property by Holdings or any Subsidiary (in each case, with “substantiality” to be determined by Holdings in good faith), and (c) the launch of a new product line or service line by Holdings or any Subsidiary, or the launch of any existing product line or service line by Holdings or any Subsidiary into a new market or consumer base or through a new distribution method or channel.

“Non-Bank Tax Certificate” shall have the meaning assigned to such term in Section 2.17(e)(i).

“Non-Defaulting Lender” shall mean, at any time, each Revolving Facility Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations of Holdings and its Subsidiaries in respect of any Secured Cash Management Agreement and (c) obligations of Holdings and its Subsidiaries in respect of any Secured Hedge Agreement.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other First Lien Debt” shall mean Indebtedness secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that rank pari passu with the Liens thereon securing the Loan Obligations pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary or in which Holdings or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) franchise fees, royalties and other similar payments made related to the use of any Intellectual Property, business support, training and other services, (b) revenues related to distribution and merchandising of the products of Holdings and its Subsidiaries, (c) rents, real estate taxes and other non-royalty amounts due from franchisees, (d) Intellectual Property relating to the generation of any of the types of assets listed in this definition, (e) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof, (f) any Equity Interests of any Special Purpose Securitization Subsidiary established in connection with an Other Securitization Financing and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (h) any inventory and any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary established in connection with an Other Securitization Financing to operate in accordance with its stated purposes, (i) any rights and obligations associated with gift card or similar programs and (j) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by Holdings in good faith).

“Other Securitization Financing” shall mean one or more transactions pursuant to which (a) Other Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (b) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Other Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against such Other Securitization Assets (including conduit and warehouse financings) and any Hedging Agreements entered into in connection with such Other Securitization Assets; provided that recourse to Holdings or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by Holdings in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Other Taxes” shall mean any present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, any Loan Document (but excluding any Excluded Taxes).

“Outstanding Notes” shall mean each of (a) the 5.375% Senior Unsecured Notes due April 2027, (b) the 6.500% Senior Unsecured Notes due October 2028 and (c) the 5.250% Senior Unsecured Notes due July 2029, in each case, issued by Cedar Fair and outstanding on the Closing Date.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank or a Swingline Lender, such Issuing Bank or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank or a Swingline Lender, such Issuing Bank or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Partnership Parks Agreements” shall mean, collectively, (a) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., Six Flags Borrower and Six Flags and the Related Agreements (as defined therein), (b) the Overall Agreement dated as of November 24, 1997 among Six Flags Over Texas Fund, Ltd., Flags’ Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., Six Flags Borrower and Six Flags, as amended by the Agreement dated as of December 6, 1999 between and among the foregoing parties and Six Flags Fund II, Ltd., and the Related Agreements (as defined therein), and (c) the Subordinated Indemnity Agreement, and each related agreement entered into in connection therewith (including the Beneficial Share Assignment Agreement, the Subordinated Indemnity Escrow Agreement, and the Acquisition Company Liquidity Agreement dated as of December 8, 2006 by and among Six Flags, Six Flags Operations Inc., Six Flags Borrower, Six Flags GP Holdings, SFOG II, Inc., SFT Holdings, Inc., Time Warner Inc., TW-SPV Co., Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), the Acquisition Parties, SFOG Acquisition A Holdings, Inc., SFOG Acquisition B Holdings, Inc., SFOT Acquisition I Holdings, Inc. and SFOT Acquisition II Holdings, Inc.), in each case, as the same may be modified or amended at any time from time to time, provided such modification or amendment is permitted by Section 6.09(d).

“Partnership Parks Entities” shall mean, collectively, (a) Six Flags GP Holdings, Six Flags Over Georgia II, L.P., a Delaware limited partnership, Texas Flags, Ltd., a Texas limited partnership, SFOT Acquisition I Holdings, Inc., a Delaware corporation, SFOT Acquisition II Holdings, Inc., a Delaware corporation, SFOG Acquisition A Holdings, Inc., a Delaware corporation, SFOG Acquisition B Holdings, Inc., a Delaware corporation, Six Flags Over Georgia, Inc., a Delaware corporation, and the Acquisition Parties, (b) any of their respective subsidiaries and (c) any other person in which Holdings owns, directly or indirectly, any Equity Interests, but only if such person is formed with one of its purposes being to hold Equity Interests in one or more of the persons described in clause (a) or (b) above and is subject to the Partnership Park Agreements; provided that a person that is a Partnership Park Entity will automatically cease to be a Partnership Park Entity upon (i) the termination of any and all of its obligations under the

Partnership Parks Agreements (other than any obligations that expressly survive the termination of the applicable Partnership Parks Agreement) and (ii) termination and release of all Liens under the Partnership Park Agreements on the Equity Interests in, and assets of, such person.

“Partnership Parks Lien” shall mean a Lien on the Equity Interests issued by or owned by a Partnership Parks Entity, any Lien on Indebtedness owed by or to a Partnership Parks Entity, any Lien on any management fee owed by or to a Partnership Parks Entity, or a Lien on a material portion of the assets of the Partnership Parks Entities, taken as a whole.

“Payment Recipient” shall have the meaning assigned to such term in Section 8.01(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties dated the Closing Date or the Merger Closing Date, as applicable, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” shall mean any acquisition by Holdings or any of its Subsidiaries, whether by merger, consolidation or amalgamation or otherwise, of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares or nominee or similar shares required pursuant to applicable law) not previously held by Holdings and its Subsidiaries in, any person, division or line of business or business unit of any person if (a) (i) such person is or will be become a Subsidiary (other than a Partnership Parks Entity) after giving effect to such transaction or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or of such division, line of business or business unit) to, or is liquidated into, Holdings or any Subsidiary (other than a Partnership Parks Entity) and (b) immediately after giving effect thereto, no Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) shall have occurred and be continuing or would result therefrom.

“Permitted Intercreditor Agreement” shall mean (a) respect to any Liens on the Collateral that are intended to rank pari passu with the Liens on the Collateral securing the Loan Obligations, a Permitted Pari Passu Intercreditor Agreement and (b) respect to any Liens on the Collateral that are intended to rank junior to the Liens on the Collateral securing the Loan Obligations, a Permitted Junior Intercreditor Agreement.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, Canada or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, Canada or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, Canada, any state or province thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of US$250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A2/A (or higher) according to Moody’s or S&P, whichever is higher (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank or trust company meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than Holdings, Six Flags or an Affiliate of Holdings or Six Flags) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A2 by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least US$5,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of Holdings and the Subsidiaries, on a consolidated basis, as of the end of Holdings’ most recently completed fiscal year;

(i) credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person in accordance with GAAP; and

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, as Holdings shall elect in its discretion, (a) an intercreditor agreement substantially in the form of Exhibit H-1 hereto, (b) an intercreditor agreement in form not materially less favorable to the Lenders vis-à-vis the intercreditor agreement referred to in clause (a) above, as determined by Holdings and the Administrative Agent in good faith, or (c) an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by Holdings and the Administrative Agent in good faith.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i)(i).

“Permitted Loan Purchase Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender as an Assignor and Holdings or any of the Subsidiaries as an Assignee pursuant to Section 9.04(i) in the form of Exhibit L or such other form as shall be approved by the Administrative Agent and Holdings (such approval not to be unreasonably withheld, conditioned or delayed).

“Permitted Pari Passu Intercreditor Agreement” shall mean, as Holdings shall elect in its discretion, (a) an intercreditor agreement substantially in the form of Exhibit H-2 hereto, (b) an intercreditor agreement in form not materially less favorable to the Lenders vis-à-vis the intercreditor agreement referred to in clause (a) above, as determined by Holdings and the Administrative Agent in good faith, or (c) an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by Holdings and the Administrative Agent in good faith.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), such Refinanced Indebtedness (or unutilized commitments in respect of any Refinanced Indebtedness) or any prior Permitted Refinancing Indebtedness in respect thereof; provided that (a) the principal amount (or accreted value, if applicable) or, if greater, the committed amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus an amount equal to unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses (including original issue discount and mortgage and similar taxes) incurred in connection with such Refinancing, plus an amount equal to any existing commitment unutilized thereunder (but only to the extent that had such Refinanced Indebtedness been incurred under such commitments at the time of such Refinancing, it would have been permitted under the applicable clause of Section 6.01 under which such Refinanced Indebtedness is outstanding) and letters of credit undrawn thereunder, (b) if such Refinanced Indebtedness was subject to any requirements set forth herein (including pursuant to this definition) as to its scheduled final maturity or Weighted Average Life to Maturity, then (i) the scheduled final maturity date of such Permitted Refinancing Indebtedness shall be on or after the earlier of (x) the scheduled final maturity date of such Refinanced Indebtedness and (y) the Latest Maturity Date in effect at the time of such Refinancing, (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness shall be greater than or equal to the lesser of (x) the remaining Weighted Average Life to Maturity of such Refinanced Indebtedness and (y) the longest Weighted Average Life to Maturity of any Class of Term Loans then outstanding and (iii) if such Permitted Refinancing Indebtedness is in the form of notes, it shall not have mandatory prepayment provisions (other than pursuant to customary asset sale and change of control offers) that could result in prepayments of such Permitted Refinancing Indebtedness prior to the scheduled final maturity thereof, (c) if such Refinanced Indebtedness is subordinated in right of payment to the Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders than those contained in the documentation governing such Refinanced Indebtedness, (d) such Permitted Refinancing Indebtedness shall not have obligors that are not (or would not have been) obligated with respect to such Refinanced Indebtedness (except that a Loan Party may be added as an additional obligor) and (e) if such Refinanced Indebtedness is secured by Liens on any Collateral that are Other First Liens or Junior Liens, then such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) such Refinanced Indebtedness) only on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, such Refinanced Indebtedness and shall be subject to a Permitted Intercreditor Agreement.

“Permitted Securitization Assets” shall mean any Receivables Securitization Assets and any Other Securitization Assets.

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” shall mean any Receivables Securitization Financing or Other Securitization Financing.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (a) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (b) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, any Subsidiary or any ERISA Affiliate, and (c) in respect of which Holdings, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable.

“Post-Merger Closing Date EBITDA” shall mean US$1,067,000,000.

“Post-Merger Deemed EBITDA Numbers” shall have the meaning assigned to such term in the definition of Adjusted EBITDA.

“Post-Merger Period” shall mean the period commencing on (and including) the Merger Closing Date and at all times thereafter. If the Merger Closing Date does not occur, the Post-Merger Period will not commence.

“Post-Merger Revolving Facility” shall mean an Incremental Revolving Facility established on the Merger Closing Date in accordance with Section 2.21; provided that, substantially concurrently with the establishment thereof, the Merger Closing Date RCF Refinancing shall be consummated.

“PPSA” shall mean the Personal Property Security Act as the same may from time to time be in effect in the Province of Ontario or the Personal Property Security (or similar statute) of another jurisdiction (including the Civil Code of Québec), to the extent it may be required to apply to any item or items of Collateral.

“Pre-Merger Closing Date EBITDA” shall mean US$528,000,000.

“Pre-Merger Period” shall mean the period commencing on (and including) the Closing Date and ending on (but excluding) the Merger Closing Date.

“Pre-Merger Revolving Facility” shall mean the Pre-Merger Revolving Facility Commitments and the Pre-Merger Revolving Facility Loans and other extensions of credit made thereunder.

“Pre-Merger Revolving Facility Availability Period” shall mean the period commencing on (and including) the Closing Date and ending upon the termination of the Pre-Merger Revolving Facility Commitments in accordance with the terms hereof.

“Pre-Merger Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Pre-Merger Revolving Facility Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Pre-Merger Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.19(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 and (c) increased from time to time as provided under Section 2.21. The initial amount of each Lender’s Pre-Merger Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Assumption Agreement pursuant to which such Lender shall have assumed or provided its Pre-Merger Revolving Facility Commitment, as applicable. The aggregate amount of the Pre-Merger Revolving Facility Commitments on the Closing Date is US$300,000,000.

“Pre-Merger Revolving Facility Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the U.S. Dollar Equivalent of the principal amount of the Pre-Merger Revolving Facility Loans of such Lender outstanding at such time, (b) the Swingline Exposure of such Lender at such time attributable to its Pre-Merger Revolving Facility Commitment and (c) the L/C Exposure of such Lender at such time attributable to its Pre-Merger Revolving Facility Commitment.

“Pre-Merger Revolving Facility Lender” shall mean, at any time, any Lender that has a Pre-Merger Revolving Facility Commitment or any Pre-Merger Revolving Facility Credit Exposure at such time.

“Pre-Merger Revolving Facility Loans” shall mean loans made by the Lenders pursuant to Section 2.01(b).

“Pre-Merger Revolving Facility Maturity Date” shall mean February 10, 2028; provided that if (a) on the day that is 91 days prior to the scheduled final maturity of any series of Outstanding Notes (or, if any series of Outstanding Notes shall have been Refinanced with any Indebtedness that has scheduled final maturity on or prior to the day that is 91 days after February 10, 2028, on the day that is 91 days prior to the scheduled final maturity of such Indebtedness), the aggregate outstanding principal amount on such date of such series of Outstanding Notes (or such Indebtedness) exceeds US$200,000,000 or (b) (i) the Merger Closing Date shall have occurred, (ii) any series of Merger Closing Date Notes outstanding on the Merger Closing Date has scheduled final maturity on or prior to the day that is 91 days after February 10, 2028 (or any series of Merger Closing Date Notes shall have been Refinanced with any Indebtedness that has scheduled final maturity on or prior to the day that is 91 days after February 10, 2028) and (iii) the aggregate outstanding principal amount on the day that is 91 days prior to the scheduled final maturity date of any such series of Merger Closing Date Notes (or such Indebtedness) exceeds US$200,000,000, then, in each case under clauses (a) and (b), the Pre-Merger Revolving Facility Maturity Date shall automatically modify to be the date that is 91 days prior to the scheduled final maturity of such series of Outstanding Notes (or such Indebtedness) or such series of Merger Closing Date Notes (or such Indebtedness), as the case may be (or, if such day is not a Business Day, then the immediately preceding Business Day).

“Prepayment Asset Disposition” shall mean (a) any Disposition of any asset or assets of Holdings or any Subsidiary to any person other than Holdings or a Subsidiary to the extent made in reliance on Section 6.05(g), (b) any Sale and Lease-Back Transaction to the extent made in reliance on Section 6.03(c) and (c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset or assets of Holdings or any Subsidiary.

“Prime Rate” shall mean, at any time, (a) the rate of interest per annum publicly announced from time to time by the person serving as the Administrative Agent as its prime rate or (b) if Wells Fargo shall have been replaced as Administrative Agent with JPMorgan Chase Bank, N.A. pursuant to Section 8.09(c), the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective as of the opening of business on the day such change occurs.

The parties hereto acknowledge, with respect to clause (a) above, that the rate announced publicly by the person serving as the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” shall mean, as to any person, with respect to the determination of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio, the Interest Coverage Ratio, Consolidated Net Income, Adjusted EBITDA or any other financial ratio, test or metric (including component definitions thereof) in connection with any Specified Transaction, that such Specified Transaction and each other Specified Transaction required to be given pro forma effect pursuant to Section 1.09(f) shall be deemed to have occurred as of the first day of the applicable Test Period, and that:

(a) (i) in the case of any Specified Transaction that is a Disposition or a designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or person subject to such Specified Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Specified Transaction that is the Merger, an acquisition or other Investment or a designation of an Unrestricted Subsidiary as a Subsidiary, income statement items (whether positive or negative) attributable to the property or person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of Consolidated Net Income or Adjusted EBITDA (and, in the case of adjustments of the type subject to a cap in the definition of Adjusted EBITDA, such adjustments shall not exceed the limitation set forth in the applicable cap); and

(b) (i) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any Specified Transaction, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes (as determined by Holdings in good faith)) issued, incurred, assumed, repurchased, refinanced, redeemed, retired or repaid after the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made shall be deemed to have been issued, incurred, assumed, repurchased, refinanced, redeemed or repaid at the beginning of such Test Period and (ii) Interest Expense attributable to interest on any Indebtedness for which pro forma effect is being given as provided in the preceding clause (i) and bearing floating interest rates shall be computed on a Pro Forma Basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods (taking into account any Hedging Agreements in respect of interest rates related to such Indebtedness).

All calculations hereunder on a Pro Forma Basis shall be as reasonably determined by Holdings.

“Pro Rata Extension/Modification Offers” shall have the meaning assigned to such term in Section 2.22(a).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” shall mean a Lender that does not wish to receive material non-public information with respect to Holdings or its securities.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding US$10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “ eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term Type.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

“Receivables Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary or in which Holdings or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets and (b) any Equity Interests of any Special Purpose Securitization Subsidiary established in connection with a Receivables Securitization Financing and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity.

“Receivables Securitization Financing” shall mean one or more transactions pursuant to which (a) Receivables Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and (b) such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Receivables Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Securitization Assets (including conduit and warehouse financings) and any

Hedging Agreements entered into in connection with such Receivables Securitization Assets; provided that recourse to Holdings or any Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by Holdings in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Refinance” shall have the meaning assigned to such term in the definition of the term Permitted Refinancing Indebtedness, and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Refinancing Term Loans.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Entity” shall mean (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank with a consolidated combined capital and surplus of at least US$5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” shall mean Regulation T of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents, managers, advisors and representatives of such person and such person’s Affiliates.

“Related Transactions” shall mean the (a) the entering into of the waiver and consent agreement with respect to the Partnership Parks Agreements and (b) payment of fees and expenses in connection with any of the foregoing.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans, interest, fees or other amounts denominated in, or calculated with respect to, U.S. Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto; (b) with respect to a Benchmark Replacement in respect of Loans, interest, fees or other amounts denominated in, or calculated with respect to Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto; (c) with respect to a Benchmark Replacement in respect of Loans, interest, fees or other amounts denominated in, or calculated with respect to, any other Alternative Currency (other than Canadian Dollars), (i) the central bank for the Currency in which such Loans, interest, fees or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Loans, interest, fees or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into, onto or through the Environment.

“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Term Loans, (b) Term Commitments, (c) Revolving Facility Credit Exposures and (d) Available Unused Revolving Facility Commitments that, taken together, represent more than 50.0% of the sum of (i) the aggregate outstanding principal amount of all the Term Loans, (ii) the total Term Commitments, (iii) the total Revolving Facility Credit Exposure and (iv) the total Available Unused Revolving Facility Commitments at such time; provided that the Term Loans, Term Commitments, Revolving Facility Credit Exposures and Available Unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50.0%; provided that (a) if the Net First Lien Leverage Ratio as at the end of the Excess Cash Flow Period is (I) during the Pre-Merger Period, less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00 or (II) during the Post-Merger Period, less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, such percentage shall be 25.0% and (b) if the Net First Lien Leverage Ratio as at the end of the Excess Cash Flow Period is less than or equal to (I) during the Pre-Merger Period, 2.25 to 1.00 or (II) during the Post-Merger Period, 2.75 to 1.00 such percentage shall be 0%.

“Required Prepayment Lenders” shall mean, at any time, Lenders having Term Loans that, taken together, represent more than 50.0% of the aggregate outstanding principal amount of the Term Loans at such time; provided that the Term Loans of any Defaulting Lender shall be disregarded in determining Required Prepayment Lenders at any time.

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Credit Exposures and (b) Available Unused Revolving Facility Commitments that, taken together, represent more than 50.0% of the sum of (i) the total Revolving Facility Credit Exposure and (ii) the total Available Unused Revolving Facility Commitments at such time; provided that the Revolving Facility Credit Exposures and Available Unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.09(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Debt Payments” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revaluation Date” shall mean, subject to Section 1.11:

(a) with respect to any Revolving Facility Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Revolving Facility Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Revolving Facility Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine; and

(b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date; (ii) in the case of all Existing Letters of Credit listed on Schedule 2.05A denominated in Alternative Currencies, the Closing Date, but only as to the stated amount of such Existing Letters of Credit on the Closing Date; and (iii) such additional dates as the Administrative Agent shall determine.

“Revolving Credit Event” shall have the meaning assigned to such term in Section 4.02.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the Revolving Facility Loans and other extensions of credit made thereunder (including the Pre-Merger Revolving Facility).

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean a Pre-Merger Revolving Facility Commitment, an Incremental Revolving Facility Commitment, an Extended/Modified Revolving Facility Commitment or a Replacement Revolving Facility Commitment.

“Revolving Facility Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the U.S. Dollar Equivalents of the principal amount of the Revolving Facility Loans of such Lender outstanding at such time, (b) the Swingline Exposure of such Lender at such time and (c) the L/C Exposure of such Lender at such time.

“Revolving Facility Increase” shall have the meaning assigned to such term in Section 2.21(a).

“Revolving Facility Lender” shall mean, at any time, any Lender that has a Revolving Facility Commitment or any Revolving Facility Credit Exposure at such time.

“Revolving Facility Loan” shall mean a Pre-Merger Revolving Facility Loan, an Incremental Revolving Facility Loan, an Extended/Modified Revolving Facility Loan or a Replacement Revolving Facility Loan.

“Revolving Facility Maturity Date” shall mean (a) with respect to the Pre-Merger Revolving Facility, the Pre-Merger Revolving Facility Maturity Date and (b) with respect to any other Revolving Facility, the scheduled final maturity date specified therefor in the applicable

Incremental Assumption Agreement, Extension/Modification Agreement or Refinancing Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender at any time, the percentage of the total Revolving Facility Commitments at such time represented by such Lender’s Revolving Facility Commitments at such time; provided that for purposes of Section 2.24, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Facility Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Facility Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article VII), the Revolving Facility Percentage shall be recalculated without giving effect to the Revolving Facility Commitments of such Class or (b) the Revolving Facility Commitments of all Classes have terminated (or the Revolving Facility Commitments of any Class have terminated pursuant to Article VII), the Revolving Facility Percentage shall be determined based upon the Revolving Facility Commitments (or the Revolving Facility Commitments of such Class) most recently in effect, giving effect to any assignments thereof pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Same Day Funds” shall mean (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” shall mean S&P Global Ratings and any successor to its rating agency business.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.21(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings or any Subsidiary and any Cash Management Bank, in each case to the extent that such Cash Management Agreement is designated in writing by Holdings and such Cash Management Bank to the Administrative Agent to be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between Holdings or any Subsidiary and any Hedge Bank, in each case to the extent that such Hedging Agreement is designated in writing by Holdings and such Hedge Bank to the Administrative Agent to be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Collateral Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (a) business or activities conducted by Holdings and its Subsidiaries on (x) during the Pre-Merger Period, the Closing Date and (y) during the Post-Merger Period, the Merger Closing Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in Holdings’ good faith business judgment constitutes a reasonable diversification of businesses conducted by Holdings and its Subsidiaries.

“Six Flags” shall have the meaning assigned to such term in the recitals of this Agreement.

“Six Flags Borrower” shall mean Six Flags Theme Parks Inc., a Delaware corporation.

“Six Flags GP Holdings” shall mean GP Holdings, Inc., a Delaware corporation.

“Six Flags Holdings” shall mean Six Flags Operations Inc., a Delaware corporation.

“Six Flags Merger Closing Date Incremental Amount” shall mean an amount equal to (a) US$1,050,000,000 less (b) the aggregate principal amount of secured Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness of Six Flags and its Subsidiaries outstanding on the Merger Closing Date (after giving effect to all repayments and prepayments of such Indebtedness to occur on the Merger Closing Date) and incurred or assumed by Holdings or any of its Subsidiaries pursuant to Section 6.01(ii)(i). For the purpose of determining the Six Flags Merger Closing Date Incremental Amount in connection with the establishment of any Incremental Commitments prior to the Merger Closing Date, the Six Flags Merger Closing Date Incremental Amount may be determined without giving effect to clause (b) above, provided that Holdings shall cause, on the Merger Closing Date, the aggregate principal amount of secured Indebtedness of the type described in clauses (a) and (b) of the definition thereof of Six Flags and its Subsidiaries outstanding on the Merger Closing Date (after giving effect to all repayments and prepayments of such Indebtedness to occur on the Merger Closing Date) and incurred or assumed by Holdings or any of its Subsidiaries pursuant to Section 6.01(ii)(i) not to exceed, when taken together with the aggregate amount of the Incremental Commitments so established and in effect on the Merger Closing Date (and, without duplication, the aggregate principal amount of Incremental Term Loans funded on the Merger Closing Date thereunder), US$1,050,000,000.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Special Purpose Securitization Subsidiary” shall mean (a) a direct or indirect Subsidiary of Holdings established in connection with a Permitted Securitization Financing for the acquisition of Permitted Securitization Assets or interests therein, and which is organized in a manner (as determined by Holdings in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (b) any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Guarantor” shall mean any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.10).

“Specified Other Debt” shall mean any Indebtedness incurred pursuant to Sections 6.01(b)(ii), 6.01(h), 6.01(q), 6.01(r), 6.01(s), 6.01(z) and/or 6.01(ii)(i).

“Specified Other First Lien Debt” shall mean any Specified Other Debt that constitutes Other First Lien Debt.

“Specified Transaction” shall mean (a) any Disposition of all or substantially all the assets of, or all the Equity Interests, of any Subsidiary or all or substantially all of the assets of any division or line of business of Holdings and its Subsidiaries, in each case involving consideration in excess of US$50,000,000, (b) the Merger and the related transactions, including the Merger Closing Date Transactions, (c) any Permitted Business Acquisition or similar Investment (including any Investment in any person if, as a result thereof, such person became a Subsidiary (or ceased to be a Partnership Park Entity in accordance with the proviso of the definition of such term, including as a result of any Investment pursuant to Section 6.04(ll))), in each case involving consideration in excess of US$50,000,000, (d) designation of any Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Subsidiary, on or after the Closing Date, in accordance with the definition of Unrestricted Subsidiary, (e) any incurrence of any Indebtedness (other than revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by Holdings in good faith)), and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness incurred for working capital purposes in the ordinary course of business (as determined by Holdings in good faith)), (f) the implementation of any Initiative and/or (g) (i) any Restricted Payment made in reliance on Section 6.06(h) or (ii) any Restricted Payment, any Investment or any other transaction in respect of which compliance with any financial test or ratio hereunder (including any incurrence test) is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Spot Rate” shall mean, subject to Section 1.11, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subject Term Loan” shall mean (a) any Incremental Term Loan or (b) any Incremental Equivalent Debt in the form of term loans secured on a pari passu basis on the Collateral with the Initial Term B Loans, in each case, incurred prior to the date that is six months after the Closing Date and that is broadly syndicated to banks and other institutional investors, is denominated in U.S. Dollars and bears interest at a floating rate.

“Subordinated Financing” shall mean any Indebtedness (other than intercompany Indebtedness among Holdings and its Subsidiaries) that is expressly subordinated in right of payment to the Loan Obligations.

“Subordinated Indemnity Agreement” shall mean the Subordinated Indemnity Agreement, dated as of April 1, 1998, among Six Flags, Six Flags GP Holdings, Time Warner Inc., Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), TW-SPV Co., Six Flags Holdings, the Six Flags Borrower, SFOG II, Inc. and SFT Holdings, Inc., as the same may be modified or amended at any time from time to time, provided such modification or amendment is permitted by Section 6.09.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”) at any time, any corporation, partnership, company, association or other business entity (a) that is, at such time, Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, (b) of which Equity Interests representing more than 50.0% of the economic interests (other than with respect to a partnership) or more than 50.0% of the ordinary voting power (or board representation, including through block voting arrangements) or more than 50.0% of the general partnership interests are, at such time, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) the financial results of which are required to be consolidated with those of the parent in accordance with GAAP.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings; provided that, during the Post-Merger Period, each of the Partnership Parks Entities will be deemed to be a Subsidiary of Holdings for all purposes under this Agreement; provided further that none of the Inactive Subsidiaries, Six Flags Over Texas Fund, Ltd., a Texas limited partnership, or Six Flags Fund, Ltd, a Georgia limited partnership, will be deemed to be a “Subsidiary” of Holdings for any purpose under this Agreement other than (a) with respect to the disclosure required as of the Closing Date under Section 3.08 and (b) in connection with the delivery of financial statements pursuant to Sections 3.05, 5.04(a) and 5.04(b) to the extent such person otherwise would have been consolidated with Holdings for purposes of such financial statements, provided further, however, that if Holdings obtains Control of any of Six Flags Over Texas Fund, Ltd., a Texas limited partnership, Six Flags Fund, Ltd., a Georgia limited partnership, Six Flags Fund II, Ltd., a Texas limited partnership, or Six Flags Over Georgia, LLC, a Georgia limited liability company, then such person shall be deemed to be a “Subsidiary” for all purposes under this Agreement from the time the Holdings gains such Control over such person. Notwithstanding the foregoing (and except for purposes of clauses (a) and (b) of the definition of Unrestricted Subsidiary contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its Subsidiaries for purposes of the Loan Documents.

“Subsidiary Borrowers” shall mean, collectively, (a) Millennium Operations LLC and Canada’s Wonderland Company and (b) each Additional Subsidiary Borrower designated in accordance with Section 1.04 (and, in each case, any Successor Borrower that becomes a successor thereto in accordance with Section 6.05(o), provided that Holdings shall not be deemed to be a Subsidiary Borrower), other than any such person that shall have ceased to be a Subsidiary Borrower in accordance with Section 1.04.

“Subsidiary Borrower Termination Agreement” means a Subsidiary Borrower Termination Agreement duly executed by Holdings and the applicable Subsidiary Borrower and substantially in the form of Exhibit B-2, with such modifications to such form as may be reasonably approved by the Administrative Agent and Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary that is a party hereto and has provided a guaranty of the Obligations pursuant to Article X, including each Subsidiary Borrower.

“Subsidiary Guarantor Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, with such modifications to such form as may be reasonably approved by the Administrative Agent and Holdings.

“Subsidiary Redesignation” shall have the meaning provided in the definition of Unrestricted Subsidiary contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).

“Supported QFC” shall have the meaning assigned to such term in Section 9.25.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by any Borrower in accordance with Section 2.04 and substantially in the form of Exhibit C-2 or such other form as shall be approved by the applicable Swingline Lender.

“Swingline Commitment” shall mean, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04, expressed as an amount representing the maximum permitted aggregate outstanding amount of the Swingline Loans made by such Swingline Lender. The amount of the Swingline Commitment of each Swingline Lender is set forth on Schedule 2.04 or in the written agreement referred to in Section 2.04(e) pursuant to which such Swingline Lender shall have acquired its Swingline Commitment, or is such other maximum permitted aggregate amount with respect to such Swingline Lender as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Swingline Lender and Holdings. The aggregate amount of the Swingline Commitments on the Closing Date is US$35,000,000.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time, adjusted to give effect to any reallocation under Section 2.24 of the Swingline Exposure of Defaulting Lenders in effect at such time.

“Swingline Lender” shall mean (a) Wells Fargo and (b) each other Revolving Facility Lender that shall have become a “Swingline Lender” hereunder as provided in Section 2.04(e), other than any person that shall have ceased to be a Swingline Lender as provided in Section 8.09(b) or 8.09(c), in each case in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean loans made to any Borrower pursuant to Section 2.04.

“Taxes” shall mean any present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Benchmark Borrowing” shall mean a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” shall mean any Loan bearing interest at a rate determined by reference to a Term Benchmark Rate in accordance with the provisions of Article II.

“Term Benchmark Rate” shall mean (a) with respect to any Loan or Borrowing denominated in U.S. Dollars, Term SOFR and (b) with respect to any Loan or Borrowing denominated in Canadian Dollars, Term CORRA.

“Term Benchmark Revolving Facility Borrowing” shall mean a Term Benchmark Borrowing comprised of Revolving Facility Loans.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term CORRA” shall mean, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Date”) that is two Term CORRA Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m., Toronto time, on any Periodic Term CORRA Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the

Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Term CORRA Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Term CORRA Business Day is not more than three Term CORRA Business Days prior to such Periodic Term CORRA Determination Date; provided, further, that if Term CORRA determined as provided above shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” shall mean CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an Affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Borrowing” shall mean a Borrowing comprised of Term CORRA Loans.

“Term CORRA Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in Toronto.

“Term CORRA Loan” shall mean any Loan bearing interest at a rate determined by reference to Term CORRA in accordance with the provisions of Article II.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA.

“Term Facility” shall mean the Initial Term B Facility, an Incremental Term Facility, any Extended/Modified Term Loans of a single Class and any Refinancing Term Facility.

“Term Facility Commitment” shall mean an Initial Term B Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment.

“Term Facility Increase” shall have the meaning assigned to such term in Section 2.21(a).

“Term Facility Maturity Date” shall mean (a) with respect to the Initial Term B Facility, the Initial Term B Facility Maturity Date and (b) with respect to any other Term Facility, the scheduled final maturity date specified therefor in the applicable Incremental Assumption Agreement, Extension/Modification Agreement or Refinancing Agreement.

“Term Lender” shall mean, at any time, any Lender that has a Term Facility Commitment or any Term Loan at such time.

“Term Loan Installment Date” shall mean (a) with respect to the Initial Term B Loans, any Initial Term B Facility Installment Date and (b) with respect to the Term Loans of any other Class, such scheduled date or dates prior to the scheduled final maturity thereof as may be specified for the repayment of the Term Loans of such Class in the applicable Incremental Assumption Agreement, Extension/Modification Agreement or Refinancing Agreement.

“Term Loans” shall mean the Initial Term B Loans, the Incremental Term Loans, the Extended/Modified Term Loans and the Refinancing Term Loans.

“Term SOFR” shall mean:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the CME Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” shall mean any Loan bearing interest at a rate determined by reference to Term SOFR in accordance with the provisions of Article II.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification, expense reimbursement claims and other contingent obligations not then due and payable) and (c) all Letters of Credit (other than (i) Continuing Letters of Credit and (ii) Letters of Credit that have been back-stopped or otherwise with respect to which arrangements have been made, in each case of this clause (ii), on terms reasonably acceptable to the applicable Issuing Bank)) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) or, at the option of Holdings, if earlier (and other than as such term is used in Section 6.11 (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action under this Agreement) or in the definition of Applicable Commitment Fee or Required Percentage) for which financial statements are internally available; provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the period of four consecutive fiscal quarters ended December 31, 2023.

“Third Party Funds” shall mean any segregated accounts or funds, or any portion thereof, received by Holdings or any of its Subsidiaries as agent on behalf of third parties (other than Holdings or any Guarantor) in accordance with a written agreement that imposes a duty upon Holdings or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Trademarks” means (a) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office, in the Canadian Intellectual Property Office or in any similar office or agency of the United States or Canada, any state, province or territory thereof or any group of countries, other country or any political subdivision thereof, and all common law rights related thereto, and (b) the right to obtain all renewals thereof.

“Trademark License” means any written agreement providing for the grant by or to any Loan Party of any right to use any Trademark, but excluding the Excluded Assets.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries or any of their Affiliates in connection with (a) the Transactions, this Agreement and the other Loan Documents, (b) the Related Transactions and (c) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the Closing Date Transactions and (b) on and after the Merger Closing Date, the Merger Closing Date Transactions.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include Term SOFR (other than as used in clause (c) of the definition of ABR), Term CORRA, the ABR and the Canadian Prime Rate.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement, dated as of the Closing Date, among Holdings, the other Loan Parties party thereto and the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Dollar Equivalent” shall mean, subject to Section 1.11, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency (as determined as of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Dollars” or “US$” shall mean lawful money of the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.25.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash, cash equivalents and Permitted Investments of Holdings or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.

“Unrestricted Lender” shall mean any Regulated Entity, any Revolving Facility Lender or any of their respective Affiliates.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings (other than any Subsidiary Borrower or any direct or indirect parent company of any Subsidiary Borrower), whether owned on the Closing Date or acquired or created after the Closing Date, that is designated by Holdings as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (b) any subsidiary of an Unrestricted Subsidiary; provided that Holdings shall be permitted to designate a Subsidiary as an Unrestricted Subsidiary only so long as (i) no Event of Default shall exist or would result therefrom (including after giving effect to the Investments referred to in clauses (ii) and (iii) below), (ii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by Holdings or any of its Subsidiaries shall be deemed to have been made on such date of designation, (iii) without duplication of clause (ii), at the time of such designation, Holdings and its Subsidiaries shall be deemed to have made an Investment into such Subsidiary in an amount equal to the portion of the net assets of such Subsidiary attributable to Holdings’ and its Subsidiaries’ equity interest therein, as reasonably estimated by Holdings and (iv) such Subsidiary is not a Partnership Parks Entity; provided, further, that (x) no person that, upon an Investment in such person, will cease to be a Partnership Parks Entity pursuant to the proviso in the definition of Partnership Parks Entity, may be designated as an Unrestricted Subsidiary at the time of such Investment and (y) neither Six Flags nor any subsidiary thereof may be designated as an Unrestricted Subsidiary on the Merger Closing Date; provided, further, that, except as otherwise expressly permitted pursuant to the third to last paragraph of Section 6.04 or the last paragraph of Section 6.05, no Unrestricted Subsidiary may own or exclusively license any Material Intellectual Property, and neither Holdings nor any of its Subsidiaries may assign or otherwise transfer (including by way of Sale and Lease-Back Transaction) to any Unrestricted Subsidiary any Material Intellectual Property. Holdings may designate any Unrestricted Subsidiary by written notice to the Administrative Agent to be a Subsidiary for purposes of this Agreement (each such designation, a “Subsidiary Redesignation”), and each Subsidiary Redesignation shall constitute the making, incurrence or granting, as applicable, at the time thereof, of any then-existing Investment, Indebtedness or Lien of such Unrestricted Subsidiary, as applicable; provided that no Event of Default would result therefrom (including after giving effect to the deemed making, incurrence or granting of Investments of, Indebtedness of and Liens on the assets of, the applicable Unrestricted Subsidiary).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice, as amended.

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“German WB Acquisition” shall mean the acquisition of the stock of Warner Bros. Movie World Beteiligungs GmbH, the sole general partner of Warner Bros. Movie World GmbH & Co. KG, a German limited partnership, and of all the limited partnership interests of said partnership and related transactions (including, without limitation, the acquisition of debt of such partnership) contemplated by the Purchase and Sale Agreement dated as of October 6, 1999, by and among, Six Flags, certain subsidiaries of Six Flags and the sellers of the stock and limited partnership interests of such acquired entities, as applicable.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at scheduled final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Holdings that is a Wholly Owned Subsidiary of Holdings.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Terms Generally; Accounting Terms. (a) The definitions set forth or referred to in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees (including administrative or judicial precedents or authorities), standards, guidelines, ordinances, injunctions, and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authorities. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference herein to any person shall be construed to include such person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iii) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Any reference in this Agreement to a “merger” includes, in Canada, an amalgamation, and to “merge” includes to “amalgamate”.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.05, 5.04(a) or 5.04(b)), and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or

Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any changes in GAAP after the Closing Date, any lease of Holdings or its Subsidiaries or of a special purpose or other entity not consolidated with Holdings and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP as in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of Holdings or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in GAAP after the Closing Date.

SECTION 1.03 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions that shall have taken place on or prior to the date of determination, unless the context otherwise requires.

SECTION 1.04 Additional Subsidiary Borrowers. (a) Holdings may at any time and from time to time designate any Wholly Owned Subsidiary (or any person that substantially concurrently with such designation shall become a Wholly Owned Subsidiary, including as a result of the consummation of the Merger) to become a Subsidiary Borrower (an “Additional Subsidiary Borrower”) in respect of one or more Facilities hereunder (other than the Initial Term B Facility) by delivery to the Administrative Agent of an Additional Subsidiary Borrower Agreement executed by Holdings and such Additional Subsidiary Borrower, whereupon such Additional Subsidiary Borrower shall become a Subsidiary Borrower under such Facilities for all purposes of this Agreement and the other Loan Documents and shall become a party to this Agreement; provided that (i) except in the case of designation of the Six Flags Borrower on the Merger Closing Date, Holdings shall provide to the Administrative Agent written notice of such designation, and identifying the applicable Wholly Owned Subsidiary, at least 10 Business Days (or such shorter period reasonably agreed by the Administrative Agent) prior to the delivery of such Additional Subsidiary Borrower Agreement, (ii) such Additional Subsidiary Borrower shall be organized in the United States (or any state thereof or the District of Columbia), Canada (or any province or territory thereof) or any other jurisdiction reasonably acceptable to the Administrative Agent and each Lender under the applicable Facility (such approval not to be unreasonably withheld, conditioned or delayed), (iii) to the extent not previously satisfied with respect to such Additional Subsidiary Borrower, Holdings shall take (or cause to be taken) all actions (if any) required to be taken with respect to such Additional Subsidiary Borrower in order to satisfy (A) the requirements of clauses (c), (d), (e) and (f) of the definition of the term Collateral and Guarantee Requirement with respect to such Additional Subsidiary Borrower and its assets and with respect to any Equity Interests in or Indebtedness of such Additional Subsidiary Borrower owned by or on behalf of any Loan Party and (B) otherwise satisfy the Collateral and Guarantee Requirement with respect to such Additional Subsidiary Borrower and its assets (for the avoidance of doubt, in the case of this clause (B), subject to the grace periods otherwise applicable thereto), provided that, with respect to the designation of the Six Flags Borrower on the Merger Closing Date, Holdings shall only be required to comply with the requirements of Section 5.13, and (iv) Holdings shall deliver to the

Administrative Agent documents and information of the type set forth in Sections 4.01(a)(iii), 4.01(a)(iv) and 4.01(g) with respect to such Additional Subsidiary Borrower. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall make a copy thereof available to each Lender (and each Issuing Bank, if applicable) under the applicable Facility.

(b) At any time and from time to time, upon the execution by Holdings and any Subsidiary Borrower of a Subsidiary Borrower Termination Agreement as to such Subsidiary Borrower with respect to any Facility, such Subsidiary Borrower shall be removed as a Subsidiary Borrower under such Facility; provided no Subsidiary Borrower Termination Agreement will become effective as to any Subsidiary Borrower with respect to any Facility (other than to terminate such Subsidiary Borrower’s right to obtain further Borrowings or Letters of Credit under such Facility) at a time when any principal of or interest on any Loan to such Subsidiary Borrower, or any Letter of Credit issued for the account of such Subsidiary Borrower, shall be outstanding under such Facility or any Fees or other amounts remain unpaid with respect thereto.

SECTION 1.05 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in connection with any Refinancing of any Class of Loans hereunder, any Lender may, with the consent of Holdings, elect to accept any other Indebtedness (which, if such Indebtedness is incurred prior to the Termination Date, shall be permitted by the terms of this Agreement) in lieu of all or any part of such Lender’s applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Loan Document that such payment be made “in U.S. Dollars”, “in the Currency”, “in the applicable Currency”, “in immediately available funds”, “in like funds”, “in cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

SECTION 1.06 Additional Currencies.

(a) Holdings may from time to time request that (i) Revolving Facility Loans be made in a currency other than those specifically listed in the definition of Alternative Currency and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of Alternative Currency; provided that such requested currency is (A) a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars and (B) dealt with in the London or other applicable offshore interbank deposit market. In the case of any such request with respect to the making of Revolving Facility Loans of any Class, such request shall be subject to the approval of the Administrative Agent and each of the Revolving Facility Lenders of the applicable Class; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank or Issuing Banks (it being understood that, unless each of the Revolving Facility Lenders shall have approved such request, participations in such Letters of Credit shall only be required to be funded in U.S. Dollars).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., New York City time, (i) with respect to a request for an additional Alternative Currency,

20 Business Days prior to the date of the desired borrowing of Revolving Facility Loans in such additional Alternative Currency (or such later time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative Currency for issuance of Letters of Credit, five Business Days prior to the date of the desired Letter of Credit (or such later time or date as may be agreed by the applicable Issuing Bank, in its sole discretion with notice to the Administrative Agent). Each such request shall also identify the applicable benchmark rate that is to apply to Revolving Facility Loans, interest, fees or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency. In the case of any such request pertaining to Revolving Facility Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender of the applicable Class thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof and each Revolving Facility Lender. Each Revolving Facility Lender of the applicable Class (in the case of any such request pertaining to Revolving Facility Loans) shall notify the Administrative Agent, not later than 11:00 a.m., New York City time, 10 Business Days after receipt of such request (or such later time or date as may be agreed by the Administrative Agent in its sole discretion) whether it consents, in its sole discretion, to the making of Revolving Facility Loans in such requested currency and the usage of such benchmark rate. The applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days after receipt of such request (or such later time or date as may be agreed by the Administrative Agent in its sole discretion) whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency and the usage of such benchmark rate.

(c) Any failure by a Revolving Facility Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in clause (b) above shall be deemed to be a refusal by such Lender or the applicable Issuing Bank, as the case may be, to permit Revolving Facility Loans to be made or Letters of Credit to be issued in such requested currency and such benchmark rate to be used. If the Administrative Agent and all the Revolving Facility Lenders of the applicable Class consent to making Revolving Facility Loans in such requested currency and using such benchmark rate, the Administrative Agent shall so notify Holdings and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Facility Loans of the applicable Class; and if the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Holdings and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify Holdings.

(d) In connection with any approved request for an Alternative Currency, the Administrative Agent will have the right to make any technical, administrative or operational changes (including changes to the definitions of Revaluation Date and Spot Rate and Section 1.11) that the Administrative Agent decides may be appropriate to reflect the inclusion of such Alternative Currency and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

SECTION 1.07 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.09 Certain Calculations and Tests; Pro Forma Basis.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (a) compliance with any financial ratio or test (including any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test, any Net Total Leverage Ratio test or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Adjusted EBITDA, (b) the accuracy of any representation or warranty or (c) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to (i) the consummation of any acquisition or similar Investment, (ii) the consummation of any Disposition, (iii) the making of any Restricted Payment and/or (iv) the making of any Restricted Debt Payment (or, in each case, the consummation of any related transaction, including any assumption or incurrence of any Indebtedness in connection therewith, including any Incremental Facility, but excluding any Revolving Credit Event with respect to any Revolving Facility then in effect), the determination of whether the relevant condition is satisfied may be made, at the election of Holdings, (A) in the case of any acquisition or similar Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment (or, in the case of any acquisition or Investment made pursuant to a tender or similar offer, at the time of the commencement of such offer or, in the case of any acquisition or Investment to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction)) or (y) the consummation of such acquisition or Investment, (B) in the case of any Disposition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition, (C) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (D) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to (I) the relevant acquisition, Investment, Disposition, Restricted Payment and/or Restricted Debt Payment and (II) at the election of Holdings, to the extent a definitive agreement with respect to such other acquisition or Investment has been executed (or, in the case of any acquisition or Investment made pursuant to a tender or similar offer, to the extent such offer has been commenced), declaration of such Restricted Payment has been made or irrevocable notice with respect to such Restricted Debt Payment has been delivered (which acquisition, Investment, Restricted Payment or Restricted Debt Payment has not yet been consummated and, if applicable, with respect to which such definitive agreement, tender or similar offer or notice has not terminated or been revoked without the consummation thereof), any other acquisition, Investment, Restricted Payment or Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) that Holdings has elected to be tested as set forth in this Section 1.09(a) (and, in each case, the related transactions); provided that the provisions of this Section 1.09(a) shall not apply to the Merger and the related transactions and, for purposes of this Section 1.09(a), prior to the Merger Closing Date no Pro Forma Basis effect shall be given to the Merger and the related transactions.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio, test or metric (including any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test, any Net Total Leverage Ratio test or any Interest Coverage Ratio test and/or the amount of Adjusted EBITDA or Consolidated Net Income (including for purposes of clause (d) of the definition of the term Cumulative Credit)), such financial ratio, test or metric shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.09(a)), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio, test or metric.

(c) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test, any Net Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount borrowed under any Revolving Facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Net First Lien Leverage Ratio test, any Net Secured Leverage Ratio test, any Net Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount (even if part of the same transaction or, in the case of Indebtedness, the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Adjusted EBITDA (including Unrestricted Cash (other than with respect to the netting of the cash proceeds of Indebtedness)) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts. Holdings may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts; provided that unless Holdings elects otherwise, each such amount incurred or transaction entered into (or consummated) will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder. It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness and any related transactions (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without “netting” the cash proceeds of such Indebtedness or any Indebtedness incurred substantially concurrently therewith.

(d) It is understood and agreed that any Indebtedness, Lien, Sale and Lease-Back Transaction, Investment, Disposition, Restricted Payment or Restricted Debt Payment need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.09(b), respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by Holdings in its sole discretion at any time and from time to time, and shall constitute a utilization of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) the Facilities may only be permitted under Section 6.01(b)(i) and secured by Liens permitted pursuant to Section 6.02(b), (ii) all secured Indebtedness of Six Flags and its Subsidiaries of the type described in clause (a) or (b) of the definition of Indebtedness outstanding on the Merger Closing Date shall, to the maximum amount thereof permitted by Section 6.01(ii)(i) (after giving effect, if applicable, to the obligations of Holdings pursuant to the second sentence of the definition of the term Six Flags Merger Closing Date Incremental Amount), be deemed to have been incurred or assumed pursuant to Section 6.01(ii)(i) and, to such extent, such Indebtedness (and any Permitted Refinancing Indebtedness in respect thereof) may not be reclassified to any other clause of Section 6.01 and, if such Indebtedness is secured, it may only be secured by Liens permitted pursuant to Section 6.02(ii), (iii) Indebtedness incurred under Section 6.01(b)(ii), 6.01(h)(i)(B), 6.01(q), 6.01(r) or 6.01(z), to the extent such Indebtedness is secured by Liens on the Collateral that are Other First Liens or Junior Liens, may not be reclassified to any other clause of Section 6.01 and such Liens on the Collateral may only be incurred under Section 6.02(c) or 6.02(ii), as applicable, and (iv) Dispositions in connection with Sale and Lease-back Transactions consummated in reliance on Section 6.03(b) may only be permitted under Section 6.05(d) and may not be reclassified to any other clause of Section 6.05. In addition, for purposes of determining compliance at any time with Section 2.21, 6.01, 6.02, 6.04, 6.06 or 6.09 (and for purposes of any related definitions, including any Fixed Amount under the Incremental Amount), Holdings may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically) any Indebtedness, Lien, Investment, Restricted Payment or Restricted Debt Payment (or a portion thereof), as applicable, previously incurred, made or otherwise undertaken under any basket (or, in the case of the definition of Incremental Amount, any clause thereof) other than a “ratio-based” basket (or clause) as having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket set forth in such Section (or “ratio-based” clause set forth in such definition) if such item (or such portion thereof) would, using the figures as of the end of or for any Test Period ended after the date of such incurrence, making or undertaking, be permitted under the applicable “ratio-based” basket (or clause); provided that, in the case of Sections 2.21, 6.01 and 6.02, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence and the limitations on reclassification set forth in the definition of Incremental Amount. For the avoidance of doubt, any amount so classified or reclassified to any applicable “ratio-based” basket (or clause) shall be disregarded, and shall be deemed not to be outstanding, for purposes of determining availability under any other applicable exception in such Section (and for purposes of any related definitions, including any Fixed Amount under the Incremental Amount) that does not require compliance with a ratio. In addition, in the case of any clause or subclause of Section 6.01 or 6.02 or the definition of Incremental Amount that, in each case, requires a calculation of any such financial ratio or test, to the extent the committed amount of any Indebtedness has been tested, such committed amount may, at the election of Holdings, thereafter be borrowed and, in the case of commitments of a revolving nature, reborrowed in whole or in part, from time to time, without any further testing under Section 6.01 or 6.02 or the definition of Incremental Amount, as the case may be.

(e) For purposes of determining compliance with this Agreement, (i) with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence and (ii) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

(f) Notwithstanding anything to the contrary herein, but subject to Section 1.09(a), all financial ratios and tests (including the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio, the Interest Coverage Ratio and the amount of Adjusted EBITDA and Consolidated Net Income) contained in this Agreement that are calculated with respect to any Test Period during which any Specified Transaction occurs (or with respect to any Test Period to determine whether any Specified Transaction is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Specified Transaction (including such Specified Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Specified Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred as of the first day of the applicable Test Period; provided that when calculating the Net First Lien Leverage Ratio for purposes of the definition of Applicable Commitment Fee and for purposes of Section 2.11 (including for purposes of the term Required Percentage) and the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Specified Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

SECTION 1.10 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, Term CORRA or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, Term CORRA, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related persons may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Holdings, any Subsidiary Borrower, any Lender or any other person or for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.11 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the U.S. Dollar Equivalent amount of any Revolving Facility Loans and L/C Exposure denominated in Alternative Currencies. Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date and shall be the U.S. Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Holdings hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of any Revolving Facility Loan or the issuance, amendment or extension of any Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) Notwithstanding the foregoing provisions of this Section 1.11 or any other provision of this Agreement, (i) each Issuing Bank may compute the U.S. Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Bank by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Bank for such purpose, and (ii) the U.S. Dollar Equivalent of all Existing Letters of Credit denominated in Alternative Currencies shall as of the Closing Date be as set forth on Schedule 2.05A.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term B Lender agrees to make an Initial Term B Loan denominated in U.S. Dollars to Cedar Fair on the Closing Date in an aggregate principal amount equal to such Lender’s Initial Term B Loan Commitment and (b) each Pre-Merger Revolving Facility Lender agrees to make Pre-Merger Revolving Facility Loans denominated in U.S. Dollars or any Alternative Currency to any Borrower from time to time during the Pre-Merger Revolving Facility Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Pre-Merger Revolving Facility Credit Exposure exceeding such Lender’s Pre-Merger Revolving Facility Commitment or (ii) the total Pre-Merger Revolving Facility Credit Exposure exceeding the total Pre-Merger Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Pre-Merger Revolving Facility Loans. Amounts of Initial Term B Loans that are repaid or prepaid may not be reborrowed.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and Currency and to the same Borrower made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with Section 2.04). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing (other than a Swingline Borrowing) denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Term SOFR Loans and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Loans or Term CORRA Loans, in each case, as the applicable Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that (i) any Term Benchmark Revolving Facility Borrowing that results from a continuation of an outstanding Term Benchmark Revolving Facility Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) any Term Benchmark Revolving Facility Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments of such Class. At the time that each ABR Revolving Facility Borrowing or Canadian Prime Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that any ABR Revolving Facility Borrowing or Canadian Prime Revolving Facility Borrowing of any Class may be in an aggregate amount that is equal to the entire unused available balance of the Commitments of such Class or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in (i) more than 10 Term Benchmark Borrowings outstanding under all Term Facilities at any time or (ii) more than 10 Term Benchmark Borrowings outstanding in the aggregate under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date applicable to Loans included in such Borrowing.

SECTION 2.03 Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the applicable Borrower shall deliver (by email or other electronic means approved by the Administrative Agent) to the Administrative Agent a written Borrowing Request, duly completed and executed by its Responsible Officer, (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of a Term Benchmark Borrowing to be made on the Closing Date, not later than 11:00 a.m., New York City time, one Business Day before the Closing Date) or (b) in the case of an ABR Borrowing or a Canadian Prime Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of the proposed Borrowing (or, in each case, such shorter period as the Administrative Agent may agree to); provided, that (x) any such notice of an ABR Revolving Facility Borrowing or a Canadian Prime Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing and (y) any such notice of any Borrowing to be made pursuant to Section 2.21 or 2.23 may be given at such time as is provided in the applicable Incremental Assumption Agreement or Refinancing Facility Agreement. Each such written Borrowing Request shall be irrevocable (other than in the case of any Borrowing Request given in respect of any Borrowing to be made on the Closing Date and/or the Merger Closing Date, which may be conditioned upon the consummation of the Closing Date Transactions or the Merger Closing Date Transactions, as applicable, or in the case of any Borrowing Request given in respect of any Borrowing to be made pursuant to Section 2.21 or 2.23, which may be conditioned as provided in the applicable Incremental Assumption Agreement or Refinancing Facility Agreement). Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower of the requested Borrowing;

(ii) whether such Borrowing is to be a Borrowing of Initial Term B Loans, Pre-Merger Revolving Facility Loans or Loans of another Class;

(iii) the aggregate amount and Currency of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Borrowing, a Term SOFR Borrowing or a Term CORRA Borrowing;

(vi) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed or, in the case of any ABR Revolving Facility Borrowing or Canadian Prime Revolving Facility Borrowing requested to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such L/C Disbursement.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in U.S. Dollars. If no election as to the Type of any Borrowing is specified, then (x) if the requested Borrowing is denominated in U.S. Dollars, it shall be an ABR Borrowing or (y) if the requested Revolving Facility Borrowing is denominated in Canadian Dollars, it shall be a Canadian Prime Revolving Facility Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in U.S. Dollars to any Borrower from time to time during the period commencing on the Closing Date and ending on the Pre-Merger Revolving Facility Maturity Date (or such later Revolving Facility Maturity Date as shall have been agreed to in writing by such Swingline Lender) in an aggregate principal amount that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans made by such Swingline Lender exceeding its Swingline Commitment, (ii) any Lender’s Revolving Facility Credit Exposure of any Class exceeding such Lender’s Revolving Facility Commitment of such Class or (iii) the aggregate Revolving Facility Credit Exposure of any Class exceeding the aggregate Revolving Facility Commitments of such Class; provided, that the Swingline Lenders shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall deliver (by email or other electronic means approved by the Administrative Agent) to the Administrative Agent and the applicable Swingline Lender a written Swingline Borrowing Request, duly completed and executed by its Responsible Officer, not later than 12:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each Swingline Borrowing Request shall be irrevocable and shall specify (i) the Borrower of such Swingline Loan, (ii) the requested date of such Swingline Loan (which shall be a Business Day, (iii) the principal amount of the requested Swingline Loan and (iv) the location and number of the applicable Borrower’s account to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that made such L/C Disbursement. The applicable Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of Same Day Funds by 3:00 p.m., New York City time, to the account of the applicable Borrower specified in the applicable Swingline Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank). The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline

Lender of its obligations hereunder; provided, that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required.

(c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Facility Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, then no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Facility Commitments of any Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this clause (c) by wire transfer of Same Day Funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders under this clause (c)), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this clause (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this clause (c) and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this clause (c) shall not relieve any Borrower of any default in the payment thereof.

(d) If any Revolving Facility Lender fails to make available to the Administrative Agent, for the account of the applicable Swingline Lender, any amount required to be paid by such Revolving Facility Lender pursuant to Section 2.04(c) by the time specified in such Section, such Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Facility Lender’s participation in the applicable Swingline Loan. A certificate of the applicable Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (d) shall be conclusive absent manifest error.

(e) Holdings may, at any time and from time to time, designate as a Swingline Lender any Revolving Facility Lender that agrees to serve in such capacity as provided below. The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, Holdings and such Swingline Lender (and which shall specify the Swingline Commitment of such Swingline Lender), executed by Holdings, the Administrative Agent and such Swingline Lender and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is three Business Days prior to the Pre-Merger Revolving Facility Maturity Date (or, in the case of any Issuing Bank, such later Revolving Facility Maturity Date as shall have been agreed to in writing by such Issuing Bank), the issuance of one or more Letters of Credit denominated in U.S. Dollars or any Alternative Currency for the account of such Borrower or the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank; provided that (i) no Issuing Bank shall be required to issue any Letter of Credit that is not a standby Letter of Credit unless it agrees in writing to do so in its sole discretion, (ii) the issuance of any Letter of Credit for the account of any Subsidiary that is not a Subsidiary Borrower shall be subject to (x) receipt of such information and documentation as shall be reasonably requested by the Administrative Agent or the applicable Issuing Bank in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (y) if such Subsidiary is a Foreign Subsidiary, the jurisdiction of organization of such Subsidiary being reasonably acceptable to the applicable Issuing Bank (it being understood and agreed that Canada and any province or territory thereof is reasonably acceptable to each Issuing Bank) and (z) the applicable Borrower will be a co-applicant and remain primarily liable for the obligations of such Subsidiary with respect to such Letter of Credit, and (iii) the applicable Issuing Bank shall not be obligated to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or if the issuance of such Letter of Credit would violate any applicable law binding upon such Issuing Bank or if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower or any Subsidiary to, or entered into by any Borrower or any Subsidiary with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes under this Agreement (including clauses (d) and (e) of this Section 2.05) and the other Loan Documents.

(b) Notice of Issuance, Amendment and Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension (other than an automatic extension in accordance with clause (c) of this Section 2.05) of an outstanding Letter of Credit), the applicable Borrower shall deliver (by email or other electronic means approved by the Administrative Agent and the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.05), the amount and currency (which shall be U.S. Dollars or an Alternative Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether or not such Letter of Credit constitutes a standby Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower (and, if applicable, any Subsidiary that is an account party with respect to the applicable Letter of Credit) also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the issuance, amendment or extension of a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) any Lender’s Revolving Facility Credit Exposure of any Class shall not exceed such Lender’s Revolving Facility Commitment of such Class, (ii) the aggregate Revolving Facility Credit Exposure of any Class shall not exceed the aggregate Revolving Facility Commitments of such Class, (iii) the aggregate L/C Exposure shall not exceed the Letter of Credit Sublimit and (iv) the aggregate L/C Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the applicable Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the applicable Borrower and the applicable Issuing Bank in their sole discretion) after the then-current expiration date at the time of such extension) and (ii) the date that is three Business Days prior to the Pre-Merger Revolving Facility Maturity Date; provided, that any Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in subclause (ii) of this clause (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if the applicable Issuing Bank consents in its sole discretion, the expiration date of any Letter of Credit may extend beyond the date referred to in subclause (ii) above so long as such Letter of Credit is Cash Collateralized pursuant to documentation reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank in an amount equal to the face amount of such Letter of Credit or is subject to other backstop arrangements with respect to such Letter of Credit on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in the applicable Currency (or, if such Currency is not an Alternative Currency with respect to all the Revolving Facilities, in U.S. Dollars), such Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in clause (e) of this Section 2.05, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Facility Commitments of any Class or the fact that, as a result of changes in currency exchange rates, such Lender’s Revolving Facility Credit Exposure of any Class at any time might exceed its Revolving Facility Commitment of such Class at such time (in which case Section 2.11(h) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount, in Same Day Funds, in the applicable Currency, equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the first Business Day after such Borrower receives notice under clause (g) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, New York City time), together with accrued interest thereon; provided, that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing, a Canadian Prime Revolving Facility Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing, Canadian Prime Revolving Facility Borrowing or Swingline Borrowing. If any Borrower fails to reimburse any L/C Disbursement when due, then the applicable Issuing Bank shall promptly notify the Administrative Agent thereof, whereupon the Administrative Agent shall promptly notify each Revolving Facility Lender of the applicable L/C Disbursement and the Currency thereof, the payment then due from the applicable Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice (and in any case, if notice is provided (x) prior to 1:00 p.m., New York City time, on any Business Day, on such Business Day, and (y) after 1:00 p.m., New York City time, on any Business Day, on the following Business Day), each Revolving Facility Lender shall pay to the Administrative Agent in the applicable Currency (or, if such Currency is not an Alternative Currency with respect to all Revolving Facilities, in U.S. Dollars the U.S. Dollar Equivalent of an amount equal to) its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders under this clause (e)), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Revolving Facility Lenders have made payments pursuant to this clause (e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this clause (e) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Facility Loan, a Canadian Prime Revolving Facility Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement. If any Revolving Facility Lender’s Revolving Facility Percentage of the Unreimbursed Amount is paid to the applicable Issuing Bank after the date such payment is due, such Revolving Facility Lender shall pay to the Administrative Agent, which in turn shall remit to such Issuing Bank, in the applicable Currency in which such Letter of Credit is denominated (or, if such Currency is not an Alternative Currency with respect to all the Revolving Facilities, in U.S. Dollars), on demand, in addition to such amount, the product of (i) such amount times (ii) the applicable Overnight Rate during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Bank times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse L/C Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clause (i), (ii) or (iii) above; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each of the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (with such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly thereafter notify the Administrative Agent and the applicable Borrower by telephone (confirmed by email) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, (i) in the case of any L/C Disbursement denominated in U.S. Dollars, at the rate per annum then applicable to Pre-Merger Revolving Facility Loans that are ABR Loans (or, to the extent of the participation in such L/C Disbursement by any Revolving Facility Lender of another Class, the rate per annum then applicable to the ABR Loans of such other Class), (ii) in the case of any L/C Disbursement denominated in Canadian Dollars, at the rate per annum then applicable to Pre-Merger Revolving Facility Loans that are Canadian Prime Loans (or, to the extent of the participation in such L/C Disbursement by any Revolving Facility Lender of another Class, the rate per annum then applicable to the Canadian Prime Loans of such other Class) or (iii) in the case of any L/C Disbursement denominated in any other Alternative Currency, at the rate per annum applicable to Loans denominated in such Alternative Currency of the applicable Class (and if no such rate is available, the rate applicable to ABR Loans of such Class); provided, that if such L/C Disbursement is not reimbursed by such Borrower when due pursuant to clause (e) of this Section 2.05, then Section 2.13(e) shall apply. Interest accrued pursuant to this clause (e) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to clause (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable L/C Disbursement in full (and, thereafter, on demand).

(i) Removal of an Issuing Bank; Additional Issuing Banks. From time to time, Holdings may (i) remove any Issuing Bank from its capacity as such by notice to the Administrative Agent and such Issuing Bank or (ii) designate as an additional Issuing Bank any Person that shall have agreed to act in such capacity, in each case pursuant to a written agreement executed by Holdings, the Administrative Agent and such other Person (which agreement shall set forth the LC Commitment of such =additional Issuing Bank). The Administrative Agent shall notify the Revolving Facility Lenders of any such removal or addition of an Issuing Bank. At the time any such removal shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such removal or addition, (i) any additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such additional Issuing Bank or to any previous Issuing Bank, or to such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the removal of an Issuing Bank hereunder, the removed Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal but shall not be required to issue additional Letters of Credit or amend or extend any outstanding Letter of Credit.

(j) Cash Collateralization Following Certain Events. If and when the Borrowers are required to Cash Collateralize any L/C Exposure pursuant to any of Section 2.05(c), 2.08(b), 2.11(g), 2.11(h), 2.19(b), 2.24(a)(v) or 7.01, the Borrowers shall deposit in one or more accounts with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash in U.S. Dollars (or, at the option of Holdings, in each Currency in which Letters of Credit are outstanding) equal to the L/C Exposure as of such date (or, in the case of Sections 2.05(c), 2.08(b), 2.11(g), 2.11(h), 2.19(b) and 2.24(a)(v), the portion thereof required by such Sections). Each deposit of Cash Collateral (x) made pursuant to this clause (j) or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, Holdings, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (x) the consent of Lenders with L/C Exposure representing greater than 50.0% of the total L/C Exposure and (y) in the case of any such application at a time when any Revolving Facility Lender is a Defaulting Lender (but only if, after giving effect thereto, such Issuing Bank will have Fronting Exposure with respect to such Revolving Facility Lender), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or as a result of a limit under Section 2.11(g), 2.11(h) or 2.19(b) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status as such or the limits under Sections 2.11(g), 2.11(h) and 2.19(b) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which any Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued by such Issuing Banks under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Collateral Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each applicable Issuing Bank. Following such Cash Collateralization of any Letter of Credit, and notwithstanding anything to the contrary in any such Section, the Revolving Facility Lenders shall have no obligations with respect to such Letter of Credit under Section 2.05(d) or 2.05(e).

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent such information with respect to the outstanding Letters of Credit issued by such Issuing Bank, and with such frequency, as the Administrative Agent shall reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Holdings unconditionally and irrevocably agrees that, in connection with any Letter of Credit (including any Existing Letter of Credit) issued for the account of any Subsidiary (other than any Subsidiary that is a Subsidiary Borrower), Holdings will be fully responsible for the reimbursement of L/C Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (and Holdings hereby irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary). Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of Holdings and its Subsidiaries.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds in the applicable Currency by 12:00 noon, New York City time (or, in the case of any Loans to be made pursuant to any Incremental Assumption Agreement or Refinancing Amendment, such other time as may be specified therein) on the Business Day specified in the applicable Borrowing Request, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to an account or accounts designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Facility Loans and Canadian Prime Revolving Facility Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the applicable Overnight Rate or (ii) in the case of a payment to be made by a Borrower, (I) in the case of a Borrowing denominated in U.S. Dollars, the interest rate applicable to ABR Loans of the applicable Class at such time, (II) in the case of a Borrowing denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Loans of the applicable Class at such time and (III) in the case of a Borrowing denominated in any other Alternative Currency, the interest rate otherwise applicable to Loans denominated in such Alternative Currency of the applicable Class. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of any Revolving Facility Lenders (including by means of Swingline Loans to any applicable Borrower). In such event, the Lender on behalf of which the Administrative Agent made such Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to such Revolving Facility Lender by the Administrative Agent not later than 2:00 p.m., New York City time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

SECTION 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, any applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrowers may elect different options with respect to different portions of any affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for a Term Benchmark Borrowing that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(b) To make an election pursuant to this Section 2.07, the applicable Borrower shall deliver (by email or other electronic means approved by the Administrative Agent) to the Administrative Agent a written Interest Election Request, duly completed and executed by its Responsible Officer, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower of the Borrowing to which such Interest Election Request applies;

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Borrowing, a Term SOFR Borrowing or a Term CORRA Borrowing; and

(v) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term Interest Period.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing of the same Type with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies Holdings, then, so long as such Event of Default is continuing (i) no outstanding Borrowing denominated in U.S. Dollars or Canadian Dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing, and each Term CORRA Borrowing shall be converted to a Canadian Prime Borrowing, at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, all the Pre-Merger Revolving Facility Commitments shall terminate on the Pre-Merger Revolving Facility Maturity Date. The Initial Term B Loan Commitment of each Lender as of the Closing Date will terminate immediately after the funding of the Initial Term B Loans by such Lender on the Closing Date.

(b) Holdings may at any time terminate, or from time to time reduce, the Commitments of any Class upon delivery of the notice required by clause (c) of this Section 2.08; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of US$250,000 and not less than US$1,000,000 (or, if less, the remaining amount of the Commitments of such Class) and (ii) Holdings shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Swingline Loans or the Revolving Facility Loans of such Class in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or 2.05(k), (A) the amount of any Revolving Facility Lender’s Revolving Facility Credit Exposure of such Class would exceed such Revolving Facility Lender’s Revolving Facility Commitment of such Class or (B) the aggregate Revolving Facility Credit Exposure of such Class would exceed the total Revolving Facility Commitments of such Class.

(c) Holdings shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under clause (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period as shall be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Holdings pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class delivered by Holdings may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or revoked by Holdings (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by Holdings in its sole discretion) and/or rescinded at any time by Holdings if Holdings determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Pre-Merger Revolving Facility Lender the then unpaid principal amount of each Pre-Merger Revolving Facility Loan to such Borrower on the Pre-Merger Revolving Facility Maturity Date, (ii) in the case of Holdings, to the Administrative Agent for the account of each Initial Term B Lender the then unpaid principal amount of each Initial Term B Loan of such Lender as provided in Section 2.10 and (iii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender to such Borrower on the earlier of the Pre-Merger Revolving Facility Maturity Date (or such later Revolving Facility Maturity Date as shall have been agreed to in writing by such Swingline Lender) and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing denominated in U.S. Dollars is made by any Borrower, such Borrower shall repay all Swingline Loans to such Borrower then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Borrower thereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from any of the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and interest thereon in accordance with the terms of this Agreement; provided further that in the event of any inconsistency between the accounts maintained by the Administrative Agent and the accounts maintained by any Lender, the accounts maintained by the Administrative Agent shall govern and control.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to such Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans. (a) Holdings shall repay Initial Term B Loans (i) on the last Business Day of each March, June, September and December of each year (commencing on September 30, 2024 and ending with the last such Business Day prior to the Initial Term B Facility Maturity Date) (each such date being referred to as an “Initial Term B Facility Installment Date”), in each case, in an aggregate principal amount equal to 0.25% of the aggregate principal amount of such Initial Term B Loans outstanding on the Closing Date (as such payments may be reduced from time to time as provided in clause (b) of this Section 2.10 or increased as a result of any increase in the principal amount of the Initial Term B Loans pursuant to Section 2.21, 2.22 or 2.23), and (ii) on the Initial Term B Facility Maturity Date, in an amount equal to the aggregate principal amount of the Initial Term B Loans outstanding on such date.

(b) Any prepayment of Term Loans of any Class pursuant to Section 2.11(a), 2.11(b) or 2.11(c) shall be applied to reduce amounts due on the remaining Term Loan Installment Dates with respect to Term Loans of such Class as the applicable Borrower may in each case direct, or to the extent no direction is given by any Borrower, in direct order thereof. Any reduction in the aggregate principal amount of Term Loans of any Class as a result of a Permitted Loan Purchase shall be applied to reduce amounts due on the remaining Term Loan Installment Dates with respect to Term Loans of such Class on a pro rata basis.

(c) Prior to any repayment of any Term Loans of any Class on any applicable Term Loan Installment Date pursuant to this Section 2.10, the applicable Borrower shall select the Borrowing or Borrowings of such Class to which such repayment is to be applied. Each repayment of a Term Borrowing shall be applied ratably to the Term Loans included such Borrowing. All repayments of Term Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding of such Borrowing, subject to prior notice in accordance with Section 2.11(i). It is understood that any prepayment under this clause (a) shall be applied to such Class or Classes of Borrowings as shall be determined by the Borrowers in their sole discretion.

(b) The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with Section 2.11(f). Notwithstanding the foregoing, if Holdings or any Subsidiary is required to prepay, redeem or repurchase (or offer to redeem or repurchase) any Other First Lien Debt with any portion of any Net Proceeds described in clause (a) of the definition of such term pursuant to the terms of such Other First Lien Debt, then the Borrowers may use such portion of such Net Proceeds to prepay, redeem or repurchase such Other First Lien Debt, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans; provided that to the extent the holders of such Other First Lien Debt decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay Term Loans in accordance with Section 2.11(f).

(c) Not later than 5 Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrowers shall prepay Term Loans in accordance with Section 2.11(f) in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (i) the amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (ii) to the extent not financed using the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness, provided that this parenthetical shall not apply for purposes of clause (A)(y) below as that clause relates to revolving Indebtedness and clause (B) below) and only to the extent of the actual amount of cash paid by Holdings and its Subsidiaries in connection with the relevant prepayment, repurchase, redemption or retirement, the sum of (A) the amount of any voluntary prepayments, repurchases, redemptions or retirements made by Holdings or any Subsidiary during such Excess Cash Flow Period (or after the end of such Excess Cash Flow Period, but before the date of prepayment under this clause (c)) of (x) Term Loans of any Class and (y) Other First Lien Debt (provided that in the case of the prepayment of any revolving Indebtedness, there was a corresponding permanent reduction in commitments) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (or after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments of any Class to the extent that an equal amount of Revolving Facility Loans of such Class was simultaneously repaid, provided that (x) any permanent reductions of Revolving Facility Commitments in connection with the refinancing and replacement thereof with other Revolving Facility Commitments shall not reduce Excess Cash Flow pursuant to clause (B) above and (y) any prepayment, repurchase, redemption, retirement or reduction made during any Excess Cash Flow Period shall be disregarded to the extent that it reduced the ECF Prepayment Amount in respect of the prior Excess Cash Flow Period; provided further that no prepayment under this clause (c) shall be required unless the ECF Prepayment Amount would exceed the greater of (1)(x) during the Pre-Merger Period, 10.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 10.0% of Post-Merger Closing Date EBITDA and (2) 10.0% of the Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (and shall thereafter be required only in respect of such excess).

Notwithstanding the foregoing, if Holdings or any Subsidiary is required to prepay, redeem or repurchase (or offer to redeem or repurchase) any Other First Lien Debt with any portion of the ECF Prepayment Amount pursuant to the terms of such Other First Lien Debt, the Borrowers may use such portion of the ECF Prepayment Amount to prepay, redeem or repurchase such Other First Lien Debt, in each case in an amount not to exceed the product of (x) such ECF Prepayment Amount and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans; provided that to the extent the holders of such Other First Lien Debt decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly (and in any event no later than the 10th Business Day after the date of such declination) be applied to prepay the Term Loans in accordance with Section 2.11(f).

(d) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Prepayment Asset Disposition by or with respect to a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary would otherwise be required to be applied pursuant to Section 2.11(b) or 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States of America (as determined in good faith by Holdings), an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) and (ii) to the extent that Holdings has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.11(b) or 2.11(c) would have a material adverse tax consequence, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) (Holdings hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of Holdings that are reasonably required to eliminate such tax effects).

(e) Any Term Lender, at its option, may elect to decline any prepayment of any Term Loan held by it required to be made by the Borrowers pursuant to Section 2.11(b) or 2.11(c) (other than a prepayment of Term Loans pursuant to Section 2.11(b) with Net Proceeds described in clause (b) of the definition of such term) if it shall give written notice to the Administrative Agent thereof by 5:00 p.m., New York City time, at least three Business Days prior to the date of such prepayment (or such shorter period as shall be reasonably acceptable to the Administrative Agent) (any such Lender, a “Declining Lender”). On the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement.

(f) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or 2.11(c) shall be applied so that the aggregate amount of such prepayment is allocated among the Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each Class; provided if any Class of Term Loans established after the Closing Date is permitted, pursuant to the applicable Incremental Assumption Agreement, Refinancing Agreement or Extension/Modification Agreement, to receive a less than pro rata portion of any such mandatory prepayment, such mandatory prepayment shall be allocated to such Class of Term Loans as the Borrowers so direct (so long as such Class of Term Loans does not receive an amount greater than its pro rata portion of such mandatory prepayment) and the remainder thereof shall be allocated among the other Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such other Class.

(g) In the event that the aggregate Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class (other than as a result of changes in currency exchange rates), the Borrowers shall prepay Revolving Facility Borrowings of such Class or Swingline Borrowings (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount required to eliminate such excess.

(h) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class or (ii) the L/C Exposure attributable to Letters of Credit issued by any Issuing Bank exceeds the Letter of Credit Commitment of such Issuing Bank, the Borrowers shall, at the request of the Administrative Agent, within 10 days of such Revaluation Date (A) prepay Revolving Facility Borrowings of such Class or Swingline Borrowings or (B) provide Cash Collateral pursuant to Section 2.05(j), in an aggregate amount required to eliminate such excess.

(i) Prior to any prepayment under this Section 2.11 of Loans of any Class, the applicable Borrower shall select the Borrowing or Borrowings of such Class to be prepaid and shall notify the Administrative Agent of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing or a Canadian Prime Borrowing, at least one Business Day before the date of such prepayment (or in the case of a Swingline Loan, on the date of such prepayment) and (ii) in the case of a Term Benchmark Borrowing, at least three Business Days before the date of such prepayment (or, in each case, such shorter period as shall be reasonably acceptable to the Administrative Agent); provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by such Borrower in its sole discretion) and/or rescinded at any time by such Borrower if such Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Each repayment of any Borrowing shall be applied ratably to the Loans included in such Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(e).

SECTION 2.12 Fees. (a) The Borrowers agree to pay to each Revolving Facility Lender of any Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last day of March, June, September and December in each year and on the date on which all the Revolving Facility Commitments of such Class shall terminate as provided herein, a commitment fee (the “Commitment Fee”) on the daily amount of the Available Unused Revolving Facility Commitment of such Class of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Class shall terminate) at a rate per annum equal to the Applicable Commitment Fee applicable to such Class accrued up to (but excluding) the last Business Day of each March, June, September and December (or such date on which all the Revolving Facility Commitments of such Class terminate). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The Borrowers agree to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last day of March, June, September and December of each year and on the date on which all the Revolving Facility Commitments of such Class shall be terminated as provided herein, a fee in U.S. Dollars (an “L/C Participation Fee”) on such Lender’s L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements or Cash Collateralized Letters of Credit) of such Class during the preceding quarter (or shorter period commencing with the Closing Date or ending with the later of (x) the date on which all the Revolving Facility Commitments of such Class shall terminate or (y) such Lender shall cease to have any L/C Exposure of such Class) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings of such Class effective for each day in such period accrued up to (but excluding) the last Business Day of each March, June, September and December (or such later date), and (ii) to each Issuing Bank, for its own account (x) on the date that is three Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in U.S. Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the expiration of such Letter of Credit, computed at a rate equal to 1/8 of 1.00% per annum of the U.S. Dollar Equivalent of the average daily amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative and agency fees payable to the Administrative Agent under the Administrative Agent Fee Letter, in such amounts and at the times as is specified therein (the “Administrative Agent Fees”).

(d) In the event that, on or prior to the date that is six months after the Closing Date, the Borrowers shall (i) make a prepayment or repayment of the Initial Term B Loans pursuant to Section 2.11(a) or 2.11(b) (in the case of Section 2.11(b), only to the extent such prepayment arises with respect to clause (b) of the definition of the term Net Proceeds) with the proceeds of long-term secured term loans that are denominated in U.S. Dollars and broadly syndicated to banks and other institutional investors in a “term loan B” financing (for the avoidance of doubt, a Securitization shall not constitute a “term loan B” financing) and that have an All-in Yield that is less than the All-in Yield of the Initial Term B Loans or (ii) effect any amendment, waiver or other modification to this Agreement which reduces the All-in Yield of the Initial Term B Loans (other than, in the case of each of clauses (i) and (ii), in connection with (1) a Change in Control, (2) a transformative transaction referred to in the last sentence of this paragraph or (3) a transaction that is not consummated for the primary purpose (as determined by Holdings in good faith) of lowering the All-in Yield applicable to the Initial Term B Loans), the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (A) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so prepaid or repaid and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are required to be assigned by any Initial Term B Lender pursuant to Section 2.19(b) as a result of, or in connection with, such Initial Term B Lender not agreeing or otherwise consenting to such amendment, waiver or other modification. Such amounts shall be due and payable on the date of such prepayment or repayment or the effective date of such assignment, as the case may be. For purposes of this Section 2.12(d), a “transformative transaction” shall mean any acquisition or Investment or any Disposition by Holdings or any Subsidiary that (x) is not permitted by the terms of the Loan Documents as in effect immediately prior to the consummation of such acquisition, Investment or Disposition or (y) if permitted by the terms of the Loan Documents as in effect immediately prior to the consummation of such acquisition, Investment or Disposition, would not provide Holdings and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by Holdings in good faith.

(e) All Fees shall be paid on the dates due, in U.S. Dollars in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) (i) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) the Loans comprising each Term CORRA Borrowing shall bear interest at Term CORRA for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each Canadian Prime Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan, any L/C Disbursement, any Fees or other amount payable by any Borrower hereunder is not paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan or any unreimbursed L/C Disbursement, 2.00% plus the rate otherwise applicable to such Loan or L/C Disbursement as provided in the preceding clauses of this Section 2.13 or in Section 2.05(h) or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans that are Revolving Facility Loans as provided in this Section

2.13; provided, that this clause (d) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of the Revolving Facility Loans of any Class, upon termination of the Revolving Facility Commitments of such Class and (iii) in the case of the Term Loans of any Class, on the Maturity Date applicable to Term Loans of such Class; provided, that (A) interest accrued pursuant to clause (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan of any Class that is an ABR Loan or Canadian Prime Loan that is not made in conjunction with a permanent reduction of the Revolving Facility Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the Currency in which the applicable Loan or L/C Disbursement is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (i) the ABR at times when the ABR is based on the Prime Rate, (ii) the Canadian Prime Rate or (iii) Term CORRA shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Term SOFR, Canadian Prime Rate or Term CORRA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively

SECTION 2.14 Alternate Rate of Interest. (a) Circumstances Affecting Rates. Subject to clause (b) of this Section 2.14, in connection with any Term Benchmark Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR or Term CORRA, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Loan or Term CORRA Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR or Term CORRA, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to Holdings. Upon notice thereof by the Administrative Agent to Holdings, any obligation of the Lenders to make Term Benchmark Loans in each such Currency, and any right of the Borrowers to convert any Loan in each such Currency (if applicable) to or continue any Loan as a Term Benchmark Loan in each such Currency, shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) any Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans in each such affected Currency (to the extent of the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of, conversion to or continuation of an affected Term SOFR Loan, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for a borrowing of, conversion to or continuation of an affected Term CORRA Loan, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Loans in the amount specified therein, and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (II) any outstanding affected Term CORRA Loans will be deemed to have been converted into Canadian Prime Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and Holdings may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and Holdings so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with Holdings, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Holdings and the Lenders of (A) the implementation of any

Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify Holdings of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or the Term CORRA Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of Interest Period (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of Interest Period (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Holdings’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) any Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for any affected Term CORRA Loans, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Loans in the amount specified therein and (B)(I) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (II) any outstanding affected Term CORRA Loans, if applicable, will be deemed to have been converted into Canadian Prime Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the ABR or the Canadian Prime Rate, as applicable, based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR or the Canadian Prime Rate, as applicable.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Tax with respect to any Loan Document or its obligations thereunder (other than (A) Taxes indemnifiable under Section 2.17 or (B) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank or the secured overnight funding market any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to Holdings and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify Holdings thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies Holdings of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (other than pursuant to (i) Section 2.20 or (ii) a reallocation of Revolving Facility Loans of any Class amongst Revolving Facility Lenders in connection with the effectiveness of additional Revolving Facility Commitments of such Class) (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment or prepayment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Holdings pursuant to Section 2.19(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event as determined in good faith by such Lender. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Term Benchmark Rate that would have been applicable to such Loan (and without taking into account the Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Term Benchmark Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the Term Benchmark Rate that would have been applicable to such Loan (and without taking into account the Applicable Margin), for an Interest Period commencing on the date of such event and ending at or as nearly as possible to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the period that would have been the Interest Period for such Loan). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17 Taxes. (a) All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each applicable Lender (or where the Administrative Agent receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the applicable Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(b) The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no Borrower shall be liable to indemnify any Lender or participant for any Taxes attributable to a Lender’s failure to comply with the provision of Section 9.04 relating to the maintenance of a Participant Register. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as would permit the Borrowers or the Administrative Agent to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of or deduction for Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any withholding of or deduction for Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.17, no Lender shall be required to provide any documentation that it is not legally eligible to provide.

(e) Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to any Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrowers and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, in each case properly completed and duly executed, (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4 hereto, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a CFC related to any Borrower (within the meaning of Section 864(d)(4) of the Code), and that no payment in connection with any Loan Document is effectively connected with the conduct by such Lender of a trade or business within the United States of America), (B) IRS Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrowers under this Agreement, (C) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments, properly completed and duly executed, (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership (and not a participating Lender), and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such

Foreign Lender on behalf of such partner(s) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and from time to time thereafter if reasonably requested by any Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any documentation previously delivered pursuant to Section 2.17(d), Section 2.17(e) and Section 2.17(i) shall promptly notify the Borrowers and the Administrative Agent in writing of such Foreign Lender’s ineligibility to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to Section 2.17(d), Section 2.17(e), Section 2.17(i) and Section 2.17(h); provided that a Participant shall furnish all such required forms and statements solely to the Lender from which the related participation shall have been purchased.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(e).

In addition, the Administrative Agent shall deliver to the Borrowers (x)(I) prior to the date on which the first payment by the Borrowers is due hereunder or (II) prior to the first date on or after the date on which such Administrative Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrowers is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to any available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by any Loan Party pursuant to any Loan Document including with respect to payments received by the Administrative Agent for its own account, an IRS Form W-8ECI and, with respect to payments received by the Administrative Agent on behalf of a Lender, an IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrowers, and from time to time if reasonably requested by any Borrower, two further copies of such documentation. Notwithstanding anything to the contrary, the Administrative Agent is not required to provide any documentation that it is not legally eligible to provide as a result of any Change in Law occurring after the date hereof.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment of additional amounts or indemnification payments has been made by a Loan Party pursuant to this Section 2.17 or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance and such additional amounts or indemnification payments had not been paid; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent, as applicable, is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at any Loan Party’s request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). Neither any Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) If any Borrower determines that a reasonable basis exists that an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments pursuant to this Section 2.17 was not correctly or legally asserted, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Borrowers may reasonably request in pursuing a refund of such Tax. The Borrowers shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by Holdings or any Subsidiary Borrower pursuant to this Section 2.17(g). Nothing in this Section 2.17(g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(h) Each U.S. Lender shall deliver to the Borrowers and the Administrative Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by any Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Holdings, any Subsidiary Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 2.17 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in Same Day Funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or L/C Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or L/C Disbursement; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Swingline Loans and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of the other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by all the Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not apply to (A) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), including any payment made or deemed made in connection with Sections 1.05, 2.19(b), 2.20, 2.21, 2.22, 2.23, 2.24 and/or 9.04, or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or any of its participations in L/C Disbursements or Swingline Loans to any permitted Assignee or Participant. Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if such Borrower has not in fact made such payment, then the applicable Lender or Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17 or any event occurs that gives rise to the operation of Section 2.20 with respect to any Lender, then such Lender or Issuing Bank, as the case may be, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender, (iv) any Lender (or any Participant in respect of any Lender) is an Ineligible Institution (solely for this purpose, in each case, whether or not it was such at the time it acquired any Commitment or Loan (or any participation therein) subject to this clause (b)) or (v) if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all the Lenders, all of the Lenders affected or all of the Lenders or all of the Lenders affected of any Class or Classes and with respect to which the Required Lenders, the Required Revolving Facility Lenders or the Majority Lenders of such Class or Classes, as applicable, shall have granted their consent, then Holdings may, at the sole expense and effort of the Borrowers, upon notice to such Lender and the Administrative Agent, (A) terminate all the Commitments of such Lender and repay (or cause to be repaid) all the outstanding Loans of such Lender and, if applicable, funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document (or terminate the Commitment of such Lender of the applicable Class or Classes and repay (or cause to be repaid) all the outstanding Loans of such Lender of the applicable Class or Classes and, if applicable, funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes), in each case, without any obligation to terminate any Commitment or pay or prepay (or cause to be prepaid) any Loan or any other amount of any other Lender, provided that if, after giving effect such termination and repayment, (x) the amount of any Revolving Facility Lender’s Revolving Facility Credit Exposure of any Class exceeds such

Revolving Facility Lender’s Revolving Facility Commitment of such Class then in effect or (y) the aggregate amount of the Revolving Facility Credit Exposure of any Class exceeds the aggregate amount of the Revolving Facility Commitments of such Class then in effect, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Facility Borrowings of the applicable Class or Swingline Loans (and, if no Revolving Facility Borrowings of such Class or Swingline Loans are outstanding, the Borrowers shall provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or all of its interests, rights and obligations under this Agreement as a Lender of the applicable Class or Classes), other than its existing rights to payment pursuant to Section 2.15 or 2.17, to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if such assignment is of any Revolving Facility Commitment or Swingline Exposure or L/C Exposure, as applicable, the Swingline Lenders and the Issuing Banks), to the extent consent would be required under Section 9.04(b) for an assignment of Revolving Facility Commitments, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) (if applicable, in each case, only to the extent the foregoing amounts relate to its interest as a Lender of the applicable Class or Classes) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No Lender (other than a Defaulting Lender or an Ineligible Institution) shall be required to make any such assignment and delegation, and Holdings may not repay (or cause to be repaid) the Loan Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Holdings to require such assignment and delegation cease to apply. Each Lender agrees that if it is required to assign and delegate any of its rights or obligations pursuant to this Section 2.19(b), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and delegation and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by one or more Notes) subject to such Assignment and Assumption (provided that, notwithstanding anything to the contrary in Section 9.04, the failure of such Lender to execute an Assignment and Assumption or deliver any such Note shall not render such assignment and delegation (and the corresponding sale and purchase) invalid), and any such assignment and delegation shall be recorded in the Register and any such Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.19(b).

SECTION 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Term Benchmark Loans, then, on notice thereof by such Lender to Holdings through the Administrative Agent, (a) any obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Borrowings or Canadian Prime Borrowings, as applicable, to Term Benchmark Borrowings shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case, until such Lender notifies the Administrative Agent, Holdings and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of any notice described in clause (a) above, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Borrowings of such Lender to ABR Borrowings and convert all Term CORRA Borrowings of such Lender to Canadian Prime Borrowings, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so converted.

SECTION 2.21 Incremental Commitments. (a) Holdings may, by written notice to the Administrative Agent from time to time, establish Incremental Term Loan Commitments (which may take the form of delayed draw term loan commitments) and/or Incremental Revolving Facility Commitments, in each case, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established. Incremental Commitments may be provided by any person (which may include any existing Lender) that would be a permitted Assignee pursuant to Section 9.04 (without taking into account any consents required under such Section) and is willing to provide such Incremental Commitments, in its own discretion; provided, that each Lender providing an Incremental Revolving Facility Commitment shall be subject to the prior approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04(b) of a Revolving Facility Commitment to such Lender, each of the Issuing Banks and the Swingline Lenders (in each case, which approvals shall not be unreasonably withheld, conditioned or delayed), in each case, unless such Lender is a Revolving Facility Lender prior to the establishment of such Incremental Revolving Facility Commitment. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being established (which shall be in minimum increments of US$5,000,000 and a minimum amount of US$10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount as shall be approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are anticipated to become effective, (iii) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be (x) an increase in the aggregate amount of the Revolving Facility Commitments of any existing Class (such Incremental Revolving Facility Commitments, a “Revolving Facility Increase”) or (y) Revolving Facility Commitments of a new Class and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans that, upon the funding thereof, will have the same terms (other than, to the extent not affecting fungibility for U.S. federal income tax purposes, any differences in original issue discount, upfront fees and scheduled amortization) as Term Loans of any existing Class (such Incremental Term Loan Commitments, a “Term Facility Increase”) or (y) commitments to make term loans of a new Class.

(b) Holdings, the applicable Subsidiary Borrower (if any) and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loan Commitments (and Incremental Term Loans to be made thereunder) and/or Incremental Revolving Facility Commitments; provided, that:

(i) (A) in the case of a Revolving Facility Increase, the Incremental Revolving Facility Commitments (and Incremental Revolving Facility Loans and other extensions of credit to be made thereunder) shall have the same terms and conditions as those of, and shall be treated as a single Class with, the Revolving Facility Commitments (and Revolving Facility Loans and other extensions of credit made thereunder) of the applicable existing Class, provided that the Borrowers, at their election, may pay upfront or closing fees with respect to Incremental Revolving Facility Commitments without paying such fees with respect to the other Revolving Facility Commitments, and (B) in the case of a Term Facility Increase, the Incremental Term Loans to be made thereunder shall have the same terms as those of (other than, to the extent not affecting fungibility for U.S. federal income tax purposes, differences in original issue discount, upfront fees and scheduled amortization), and shall be treated as a single Class with, the Term Loans of the applicable existing Class;

(ii) (A) any Incremental Term Facility and any Incremental Revolving Facility shall be pari passu in right of payment and with respect to security with any then-existing Class of Loans, (B) any Incremental Term Facility or Incremental Revolving Facility may be made available to, and may be borrowed under by, any Borrower (including any person that, substantially concurrently with the establishment of such Incremental Term Facility (or the funding of Incremental Term Loans thereunder) or the establishment of such Incremental Revolving Facility, as applicable, shall become a Borrower in accordance with this Agreement), (C) subject to clause (B) above, there shall be no obligor in respect of any Incremental Term Facility or Incremental Revolving Facility that is not Holdings, a Subsidiary Borrower or a Subsidiary Guarantor and (D) no Incremental Term Facility or Incremental Revolving Facility may be secured by any assets that do not constitute Collateral;

(iii) other than with respect to the Inside Maturity Amount, the scheduled final maturity date of any Incremental Term Loans shall be no earlier than the Initial Term B Facility Maturity Date, and the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term B Loans; provided that (A) this clause (iii) shall not apply to any Customary Bridge Loans and (B) in the case of any Incremental Term Loans that are incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Incremental Term Loans shall be no earlier than 91 days after the Pre-Merger Revolving Facility Maturity Date;

(iv) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), amortization, scheduled final maturity date and commitment termination, call protection and optional and mandatory prepayments (which shall, subject to the other clauses of this Section 2.21(b), be determined by Holdings and the applicable Incremental Term Lenders in their sole discretion), any Incremental Term Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Initial Term B Loans (in each case, as determined by Holdings in good faith); provided that this clause (iv) shall not apply to covenants or other provisions that are (1) applicable only to periods after the Initial Term B Facility Maturity Date or, if earlier, after no Initial Term B Loans shall be outstanding hereunder, (2) more favorable, taken as a whole, to the Incremental Term Lenders providing such Incremental Term Facility than those applicable to the Initial Term B Loans and are then conformed (or added) to the Loan Documents for the benefit of the Initial Term B Lenders or (3) otherwise reasonably satisfactory to the Administrative Agent; provided further that (x) in the event any Incremental Term Facility (other than an Incremental Term Facility in the form of Customary Term A Loans) contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Lenders and (y) any Incremental Term Facility in the form of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that is not a Lender under such Incremental Term Facility so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant);

(v) no Incremental Revolving Facility may have a scheduled final maturity date that is earlier than (or require scheduled or mandatory commitment reductions prior to) the Latest Revolving Facility Maturity Date;

(vi) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), scheduled final maturity date, commitment termination or reduction and optional and mandatory prepayments (which shall, subject to the other clauses of this Section 2.21(b), be determined by Holdings and the applicable Incremental Revolving Facility Lenders in their sole discretion), any Incremental Revolving Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Pre-Merger Revolving Facility (in each case, as determined by Holdings in good faith); provided that this clause (vi) shall not apply to covenants or other provisions that are (1) applicable only to periods after the Latest Revolving Facility Maturity Date or, if earlier, after no other Revolving Facilities shall be outstanding hereunder, (2) more favorable, taken as a whole, to the Incremental Revolving Facility Lenders providing such

Incremental Revolving Facility than those applicable to the other Revolving Facilities and are then conformed (or added) to the Loan Documents for the benefit of all the Revolving Facility Lenders or (3) otherwise reasonably satisfactory to the Administrative Agent; provided that in the event any Incremental Revolving Facility contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant);

(vii) with respect to any Subject Term Loan, the All-in Yield in respect of such Subject Term Loan (determined on the date of the incurrence of such Subject Term Loan) shall not exceed the All-in Yield in respect of the Initial Term B Loans (determined on such date but prior to any adjustment thereto pursuant to this clause (vii)), except that the All-in Yield in respect of any Subject Term Loan may exceed the All-in Yield in respect of the Initial Term B Loans by no more than 0.75%, or if it does so exceed such All-in Yield by more than 0.75% (such difference, the “Term Yield Differential”) then the Applicable Margin (and/or the “SOFR floor” as provided in the following proviso) applicable to the Initial Term B Loans shall be increased such that, after giving effect to such increase, the Term Yield Differential shall not exceed 0.75%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “SOFR floor” being applicable to such Subject Term Loan, the “SOFR floor” applicable to the outstanding Initial Term B Loans shall be increased to an amount not to exceed the “SOFR floor” applicable to such Subject Term Loan (with a corresponding increase to the “ABR floor”) prior to any increase in the Applicable Margin applicable to the Initial Term B Loans then outstanding; provided, further, that this clause (vii) shall not be applicable to any Incremental Term Facility that (A) has principal amount not in excess of the greater of (1)(x) during the Pre-Merger Period, 100% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 100% of Post-Merger Closing Date EBITDA and (2) 100% of the Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (B) is established for purposes of financing a Permitted Business Acquisition or a New Project, (C) is initially incurred under clauses (a), (c), (d) and (e) under the definition of Incremental Amount and/or (D) has a scheduled final maturity date that is one year or more after the Initial Term B Facility Maturity Date; and

(viii) any Incremental Term Loans may participate in any mandatory prepayment hereunder on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans of any then-existing Class hereunder.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Assumption Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent and Holdings, to give effect to the provisions of this Section 2.21, including as may be necessary or appropriate to reflect the existence and terms of any Incremental Facility, to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting), to reflect an increase in any existing Class of Loans and Commitments or to make any other amendments hereto that by their terms only affect the Lenders under such

Incremental Facility (and which amendments are not otherwise prohibited by this Section 2.21) and any technical amendments relating thereto (including, in the case of an establishment of the Post-Merger Revolving Facility, an amendment and restatement of Schedules 2.04, 2.05A and 2.05B hereto). Any such amendment to this Agreement or any other Loan Document shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent, Holdings and the applicable Subsidiary Borrowers (if any) and furnished to the other parties hereto. This Section 2.21 shall supersede any provisions of Sections 2.18(c) and 9.08 to the contrary.

(d) Notwithstanding anything to the contrary in this Section 2.21 or any other provision of any Loan Document, the effectiveness of any Incremental Facility shall be subject to such conditions precedent as shall be agreed by Holdings and the Incremental Term Lenders or Incremental Revolving Facility Lenders, as applicable, providing such Incremental Facility and set forth in the applicable Incremental Assumption Agreement, it being understood and agreed that in the case of (i) any Incremental Facility that is established on the Merger Closing Date and (ii) any Incremental Facility the proceeds of which are intended to be applied to finance an acquisition or similar Investment (including to finance the refinancing of any Indebtedness in connection with such acquisition or similar Investment), the effectiveness thereof may, in each case, be subject to “SunGard” or “certain funds” conditionality; provided that (A) except in the case of any Incremental Facility referred to in the immediately preceding clauses (i) and (ii), no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless, on the date of such effectiveness (subject to Section 1.09(a)) no Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) shall have occurred and be continuing or would result therefrom and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Holdings and (B) to the extent set forth in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received customary legal opinions, resolutions, reaffirmations and other customary closing certificates and documentation, which, to the extent required by the Administrative Agent, shall be consistent with those delivered on the Closing Date.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to ensure that (i) in the case of any Term Facility Increase, the applicable Incremental Term Loans, when originally made, are included in each outstanding Borrowing of the applicable Class of Term Loans on a pro rata basis and (ii) in the case of any Revolving Facility Increase, the applicable Revolving Facility Loans, when originally made, are included in each outstanding Borrowing of the applicable Class of Revolving Facility Loans on a pro rata basis. Each Borrower agrees that Section 2.16 shall apply to any conversion of Term SOFR Loans to ABR Loans and any conversion of Term CORRA Loans to Canadian Prime Loans reasonably required by the Administrative Agent to effect the foregoing.

SECTION 2.22 Extensions and Modifications. (a) Pursuant to one or more offers made from time to time by the applicable Borrowers to all Lenders of any Class, on a pro rata basis (based, in the case of an offer to the Lenders in respect of any Class of Term Loans, on the aggregate outstanding principal amount of Term Loans of such Class and, in the case of an offer to the Lenders in respect of any Revolving Facility, on the aggregate Revolving Facility Commitments of such Class) and on the same terms (“Pro Rata Extension/Modification Offers”), the Borrowers may consummate transactions with individual Lenders from time to time to extend the scheduled final maturity of such Lender’s Loans and/or Commitments of such Class and/or to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class (including by increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean (i) in the case of an offer to the Lenders in respect of any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time or modified on the same terms and that the interest rate changes and fees payable with respect to such extension or modification are offered to all the Lenders of such Class on the same basis and (ii) in the case of an offer to the Lenders in respect of any Revolving Facility Commitments of any Class, that all of the Revolving Facility Commitments of such Class are offered to be extended for the same amount of time or modified on the same terms and that the interest rate changes and fees payable with respect to such extension or modification are offered to all the Lenders of such Class on the same basis. Each Pro Rata Extension/Modification Offer shall specify the date on which the applicable Borrower proposes that the Extension/Modification shall become effective, which shall be a date not earlier than five Business Days after the date on which notice of such Pro Rata Extension/Modification Offer is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion). Any such extension or modification is referred to as an “Extension/Modification”; any Lender consenting to any Extension/Modification pursuant to any Pro Rata Extension/Modification Offer is referred to as an “Extending/Modifying Lender”; any Term Loan that is extended or modified pursuant to any Pro Rata Extension/Modification Offer is referred to as an “Extended/Modified Term Loan”; and any Revolving Facility Commitment that is extended or modified pursuant to any Pro Rata Extension/Modification Offer is referred to as an “Extended/Modified Revolving Facility Commitment”.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to any Extension/Modification in accordance with this Section 2.22), Holdings, the applicable Subsidiary Borrower (if any) and each Extending/Modifying Lender shall execute and deliver to the Administrative Agent an Extension/Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the applicable Extension/Modification and the Extended/Modified Term Loans and/or Extended/Modified Revolving Facility Commitments of such Extending/Modifying Lender. Each Extension/Modification Agreement shall specify the terms of the applicable Extended/Modified Term Loans and/or Extended/Modified Revolving Facility Commitments; provided that (i) except as to interest rates, fees, premiums, floors and other components of “yield” (including any “MFN” terms), amortization, scheduled final maturity date, call protection and optional and mandatory prepayments (which shall, subject to the other provisions of this Section 2.22, be determined by Holdings and set forth in the Pro Rata Extension/Modification Offer), the Extended/Modified Term Loans shall have terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the existing Class of Term Loans subject to such Pro Rata Extension/Modification Offer (in each case, as determined by Holdings in good faith); provided that this clause (i) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Latest Term Loan Maturity Date or, if earlier, after no existing Classes of Term Loans shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Extending/Modifying Lenders providing such Extended/Modified Term Loans than those applicable to Lenders of the existing Class of Term Loans subject to such Pro Rata Extension/Modification Offer and are then conformed (or added) to the Loan Documents for the benefit of such existing Class of the Term Loans or (C) otherwise reasonably satisfactory to the Administrative Agent, provided further that any Extended/Modified Term Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that is not a Lender with respect to such Extended/Modified Term Loans so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant), (ii) the scheduled final maturity date of any Extended/Modified Term Loans shall be no earlier than the Term Facility Maturity Date applicable to the existing Class of Term Loans subject to such Pro Rata Extension/Modification Offer in effect on the date of effectiveness of the applicable Extension/Modification, (iii) the Weighted Average Life to Maturity of any Extended/Modified Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Class of Term Loans subject to such Pro Rata Extension/Modification Offer as of the date of effectiveness of the applicable Extension/Modification, (iv) any Extended/Modified Term Loans may participate in any mandatory prepayment hereunder on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans of any then-existing Class hereunder and (v) except as to interest rates, fees, premiums, floors and other components of “yield” (including any “MFN” terms), scheduled final maturity date, commitment termination, optional and mandatory prepayments and optional and mandatory commitment reductions (which shall, subject to the other provisions of this Section 2.22, be determined by Holdings and set forth in the Pro Rata Extension/Modification Offer), any Extended/Modified Revolving Facility Commitment shall have terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the existing Class of Revolving Facility Commitments subject to such Pro Rata Extension/Modification Offer (in each case, as determined by Holdings in good faith); provided that this clause (v) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Latest Revolving Facility Maturity Date or, if earlier, after no existing Revolving Facilities shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Extending/Modifying Lenders providing such Extended/Modified Revolving Facility Commitments than those applicable to Lenders of the existing Class of Revolving Facility Commitments subject to such Pro Rata Extension/Modification Offer and are then conformed (or added) to the Loan Documents for the benefit of such existing Class of Revolving Credit Commitments or (C) otherwise reasonably satisfactory to the Administrative Agent; provided further that in the event any such Extended/Modified Revolving Facility Commitments benefit from a financial maintenance covenant, such financial maintenance covenant shall be added to this Agreement for the benefit all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant).

(c) Upon the effectiveness of any Extension/Modification, the applicable Extending/Modifying Lender’s existing Term Loan subject thereto will be automatically designated an Extended/Modified Term Loan (and shall constitute a separate Class of Loans from such existing Term Loan) and/or such Extending/Modifying Lender’s existing Revolving Facility

Commitment subject thereto will be automatically designated an Extended/Modified Revolving Facility Commitment (and shall constitute a separate Class of Revolving Facility Commitments from such existing Revolving Facility Commitment). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension/Modification Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent and Holdings, to give effect to the provisions of this Section 2.22, including as may be necessary or appropriate to reflect the existence and terms of any Extended/Modified Facility, to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting), to reflect an increase in any existing Class of Loans and Commitments or to make any other amendments hereto that by their terms only affect the Lenders holding such Extended/Modified Term Loan or Extended/Modified Revolving Facility Commitments (and which amendments are not otherwise prohibited by this Section 2.22) and any technical amendments relating thereto. Any such amendment to this Agreement or any other Loan Document shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent, Holdings and the applicable Subsidiary Borrowers (if any) and furnished to the other parties hereto. This Section 2.22 shall supersede any provisions of Sections 2.18(c) and 9.08 to the contrary.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.22), (i) no Extended/Modified Term Loan or Extended/Modified Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending/Modifying Lender may extend or modify all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension/Modification Offers (subject to applicable proration in the case of over participation), (iii) there shall be no condition to any Extension/Modification other than notice to the Administrative Agent of such Extension/Modification and the terms of the Extended/Modified Term Loan or Extended/Modified Revolving Facility Commitment implemented thereby, (iv) all Extended/Modified Facilities and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by Liens on the Collateral on a pari passu basis with all other Obligations, (v) no Extension/Modification of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit or as to the obligations of any Swingline Lender with respect to Swingline Loans without the consent of such Issuing Bank or such Swingline Lender, as applicable, (vi) there shall be no obligor in respect of any Extended/Modified Facility that is not a Loan Party and (vii) no Extended/Modified Facility may be secured by any assets that do not constitute Collateral.

(e) Each Extension/Modification shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension/Modification Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension/Modification Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension/Modification, including timing, rounding and other adjustments.

SECTION 2.23 Refinancing Facilities.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrowers may by written notice to the Administrative Agent establish one or more additional term loan facilities under this Agreement (any such facility, a “Refinancing Term Facility” and loans thereunder, “Refinancing Term Loans”), which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the applicable Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i) the scheduled final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the Refinanced Term Loans;

(ii) the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iii) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the Refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(iv) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), amortization, scheduled final maturity date and commitment termination, call protection and optional and mandatory prepayments (which shall, subject to the other provisions of this Section 2.23, be determined by Holdings and the Lenders providing such Refinancing Term Loans), any Refinancing Term Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Initial Term B Loans (in each case, as determined by Holdings in good faith); provided that this clause (iv) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Initial Term B Facility Maturity Date or, if earlier, after no Initial Term B Loans shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Lenders providing such Refinancing Term Facility than those applicable to the Initial Term B Loans and are then conformed (or added) to the Loan Documents for the benefit of the Initial Term B Lenders or (C) otherwise reasonably satisfactory to the Administrative Agent; provided further that (x) in the event any Refinancing Term Facility (other than a Refinancing Term Facility in the form of Customary Term A Loans) contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Lenders and (y) any Refinancing Term Facility in the form of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that is not a Lender under such Refinancing Term Facility so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant);

(v) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party; and

(vi) with respect to mandatory prepayments, no Refinancing Term Loans shall participate on a greater than pro rata basis than any other Term Facility.

In addition, notwithstanding the foregoing, the Borrowers may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans), so long as (1) the aggregate principal amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith, (2) if the aggregate Revolving Facility Credit Exposure of any Class outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments of such Class, in each case, immediately after giving effect to the termination of any Revolving Facility Commitments of such Class pursuant to this paragraph, the Borrowers shall take one or more actions such that such Revolving Facility Credit Exposure of such Class does not exceed such aggregate amount of Revolving Facility Commitments of such Class in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments of such Class pursuant to this paragraph (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments, (4) the scheduled final maturity date of the Refinancing Term Loans shall be no earlier than the Revolving Facility Maturity Date applicable to the terminated Revolving Facility Commitments, (5) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party, (6) with respect to mandatory prepayments, no Refinancing Term Loans shall participate on a greater than pro rata basis than any other Term Facility, and (7) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), amortization, scheduled final maturity date and commitment termination, call protection and optional and mandatory prepayments (which shall, subject to the other provisions of this Section 2.23, be determined by Holdings and the Lenders providing such Refinancing Term Loans), any Refinancing Term Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Initial Term B Loans (in each case, as determined by Holdings in good faith); provided that this clause (7) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Initial Term B Facility Maturity Date or, if earlier, after no Initial Term B Loans shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Lenders providing such Refinancing Term Facility than those applicable to the Initial Term B Loans and are then conformed (or added) to the Loan Documents for the benefit of the Initial Term B Lenders or (C) otherwise reasonably satisfactory to the Administrative Agent; provided further that (x) in the event any Refinancing Term Facility (other than a Refinancing Term Facility in the form of Customary Term A Loans) contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Lenders and (y) any Refinancing Term Facility in the form of Customary Term A Loans may include one or more financial maintenance covenants that do not apply for the benefit of any Lender that is not a Lender under such Refinancing Term Facility so long as such financial maintenance covenant or covenants shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant).

(b) The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans.

(c) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrowers may by written notice to the Administrative Agent establish one or more additional facilities providing for revolving commitments (such facilities, “Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Facility Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the applicable Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date (plus any amounts used to pay fees, premiums, costs and expenses and accrued interest associated with the applicable Replacement Revolving Facility Commitments); (ii) no Replacement Revolving Facility Commitments shall have a scheduled final maturity date (or require commitment reductions) prior to the Latest Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced; (iii) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), scheduled final maturity date, commitment termination or reduction and optional and mandatory prepayments (which shall, subject to the other clauses of this Section 2.23, be determined by Holdings and the applicable Lenders providing such Replacement Revolving Facility in their sole discretion), any Replacement Revolving Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Pre-Merger Revolving Facility (in each case, as determined by

Holdings in good faith); provided that this clause (iii) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Latest Revolving Facility Maturity Date or, if earlier, after no other Revolving Facilities shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Lenders providing such Replacement Revolving Facility than those applicable to the other Revolving Facilities and are then conformed (or added) to the Loan Documents for the benefit of all the Revolving Facility Lenders or (C) otherwise reasonably satisfactory to the Administrative Agent; provided that in the event any Replacement Revolving Facility contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant); and (iv) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. In addition, the Borrowers may establish Replacement Revolving Facility Commitments to refinance and/or replace in whole or in part any Class of Term Loans hereunder (regardless of whether such Term Loans are repaid with the proceeds of Replacement Revolving Facility Loans or otherwise), so long as (1) the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate principal amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder), (2) the scheduled final maturity date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the Refinanced Term Loans, (3) except as to currency, pricing, fees, premiums, floors and other components of “yield” (including any “MFN” terms), scheduled final maturity date, commitment termination or reduction and optional and mandatory prepayments (which shall, subject to the other clauses of this Section 2.23, be determined by Holdings and the applicable Lenders providing such Replacement Revolving Facility in their sole discretion), any Replacement Revolving Facility shall be on terms that are substantially similar to, or not materially less favorable to Holdings and its Subsidiaries than, the terms and conditions, taken as a whole, applicable to the Pre-Merger Revolving Facility (in each case, as determined by Holdings in good faith); provided that this clause (3) shall not apply to covenants or other provisions that are (A) applicable only to periods after the Latest Revolving Facility Maturity Date or, if earlier, after no other Revolving Facilities shall be outstanding hereunder, (B) more favorable, taken as a whole, to the Lenders providing such Replacement Revolving Facility than those applicable to the other Revolving Facilities and are then conformed (or added) to the Loan Documents for the benefit of all the Revolving Facility Lenders or (C) otherwise reasonably satisfactory to the Administrative Agent; provided that in the event any Replacement Revolving Facility contains a financial maintenance covenant, such financial maintenance covenant shall be permitted but shall be added to this Agreement for the benefit of all the Revolving Facility Lenders (including, if applicable, by conforming the Financial Covenant to any such financial maintenance covenant that would be more favorable to the Revolving Facility Lenders than the then-existing Financial Covenant), and (4) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any Letters of Credit or make any Swingline Loans under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or

Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrowers agree to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d) The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(e) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.23), (i) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, (iii) all Refinancing Term Facilities, Replacement Revolving Facilities and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by Liens on the Collateral on a pari passu basis with all other Obligations and (iv) no Refinancing Term Facility or Replacement Revolving Facility may be secured by any assets that do not constitute Collateral.

(f) Holdings, the applicable Subsidiary Borrower (if any) and each Lender providing any Refinancing Term Facility or Replacement Revolving Facility, as the case may be, shall execute and deliver to the Administrative Agent a Refinancing Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Facility or Replacement Revolving Facility and the Commitments and Loans thereunder. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Agreement and/or any amendment to this Agreement or any other Loan Document as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent and Holdings, to give effect to the provisions of this Section 2.23, including as may be necessary or appropriate to reflect the existence and terms of any Refinancing Term Facility and/or Replacement Revolving Facility, to establish new Classes of Loans and Commitments hereunder (including for purposes of prepayments and voting), to reflect an increase in any existing Class of Loans and Commitments or to make any other amendments hereto that by their terms only affect the Lenders under such Refinancing Term Facility or Replacement Term Facility (and which amendments are not be otherwise prohibited by this Section 2.23) and any technical amendments relating thereto. Any such amendment to this Agreement or any other Loan Document shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent,

Holdings and the applicable Borrowers and furnished to the other parties hereto. This Section 2.23 shall supersede any provisions of Sections 2.18 and 9.08 to the contrary.

SECTION 2.24 Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Lenders, Required Lenders, Required Revolving Facility Lenders and Required Prepayment Lenders and Section 9.08(c)(vii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and Holdings, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of such L/C Participation Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Facility Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Class of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment of such Class. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, within three Business Days following the written request of (i) the Administrative Agent or (ii) any Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent) (x) first, prepay Swingline Loans made by each Swingline Lender in an amount equal to each Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If Holdings, the Administrative Agent, each Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments of the applicable Class (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Revolving Facility Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.25 Alternative Currencies. If, after the designation of any currency (other than Canadian Dollars) as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results, in the reasonable opinion of the Administrative Agent, in (a) such currency no longer being readily available, freely transferable and convertible into U.S. Dollars, (b) a U.S. Dollar Equivalent no longer being readily calculable with respect to such currency, (c) such currency being impracticable for the Lenders to loan in or for the Issuing Banks to issue Letters of Credit in or (d) such currency no longer being a currency in which the Required Revolving Facility Lenders are willing to make a Loan in (each of clauses (a), (b), (c) and (d), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and Holdings, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the U.S. Dollar Equivalent in U.S. Dollars, bearing interest at the ABR, subject to the other terms contained herein. It is understood and agreed that Canadian Dollars may not be removed as an Alternative Currency pursuant to this Section 2.25.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the Closing Date and on the date of each Revolving Credit Event, Holdings and the Subsidiary Borrowers represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Holdings, each of the Subsidiary Borrowers and each of the Material Subsidiaries (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in each jurisdiction where such qualification is required, except, in each case of clauses (a) (other than with respect to Holdings and the Subsidiary

Borrowers), (b) and (c), to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02 Authorization. The execution, delivery and performance by Holdings, each of the Subsidiary Borrowers and each of the Subsidiary Guarantors of each of the Loan Documents to which it is a party and, in the case of each of the Borrowers, the borrowings and other obtainment of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company action or similar action required to be obtained by Holdings, such Subsidiary Borrower and such Subsidiary Guarantor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, any Subsidiary Borrower or any Subsidiary Guarantor or (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, such Subsidiary Borrower or such Subsidiary Guarantor, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, any Subsidiary Borrower or any Subsidiary Guarantor is a party or by which any of them or any of their property is or may be bound, except, in the case of each of clauses (i)(A) and (ii) where any such conflict, violation, breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings, the Subsidiary Borrowers and the Subsidiary Guarantors party hereto on the Closing Date, and this Agreement constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, and each other Loan Document, when executed and delivered by any Loan Party that is a party thereto, will be duly executed and delivered by such Loan Party and will constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, in each case, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which Holdings, any Subsidiary Borrower or any Subsidiary Guarantor is a party, except for (a) the filing of Uniform Commercial Code and PPSA financing statements, (b) filings with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (f) any filings or other actions required by the Collateral Documents.

SECTION 3.05 Financial Statements. The audited consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, partners’ equity and cash flows for the fiscal year ended December 31, 2023, of Cedar Fair and its consolidated subsidiaries, including the notes thereto, present fairly in all material respects the consolidated financial position of Cedar Fair and its consolidated subsidiaries as of the date referred to therein and the results of operations and cash flows for the period referred to therein and were prepared in accordance with GAAP.

SECTION 3.06 No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession under Leases. (a) Each of Holdings and the Subsidiaries has good and marketable title in fee simple or equivalent to, or valid leasehold interests in, or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its tangible personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of Holdings and the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, none of Holdings or the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or Disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d) Schedule 1.01 lists each Material Real Property owned in fee by any Loan Party as of the Closing Date.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of Holdings and the Subsidiaries owns, or possesses the right to use, all Intellectual Property used or held for use in its businesses and (ii) to the knowledge of Holdings, Holdings and the Subsidiaries are not infringing, misappropriating or otherwise violating Intellectual Property of any other person.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and,

as to each Subsidiary, (a) the percentage of each class of Equity Interests owned by Holdings or by any Subsidiary and (b) whether such Subsidiary is an Inactive Subsidiary or an Excluded Subsidiary.

SECTION 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending or, to the knowledge of Holdings, threatened in writing against Holdings or any of the Subsidiaries or any business, property or rights of any such person that (x) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) question the validity or enforceability of any Loan Document, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of Holdings’ public filings with the SEC prior to the Closing Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

(b) None of Holdings, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, in each case, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations. Neither the making of any Loan (or the issuance of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.

SECTION 3.11 Investment Company Act. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. (a) The Borrowers will use the proceeds of the Pre-Merger Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including to finance the Closing Date Refinancing, Permitted Business Acquisitions, other Investments, New Projects, Restricted Payments or Capital Expenditures and to pay Transaction Expenses and, in the case of Letters of Credit, for the backstop or replacement of existing letters of credit) and (b) the Borrowers will use the proceeds of the Initial Term B Loans made on the Closing Date to finance a portion of the Closing Date Refinancing and for the payment of Transaction Expenses.

SECTION 3.13 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings and the Subsidiaries has (i) filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it

(including in its capacity as withholding agent) and each such Tax return is true and correct and (ii) timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a)(i) and all other Taxes or assessments due and payable, except for any such other Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings or the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the Closing Date, with respect to Holdings and each of the Subsidiaries, there are no claims which have been asserted in writing with respect to any Taxes.

SECTION 3.14 No Material Misstatements. (a) All written factual information (other than the projections, forward-looking statements, forward looking information and information of a general economic nature or general industry nature) (the “Information”) that has been made available by or on behalf of Holdings, the Borrowers or any of their respective representatives concerning Holdings, the Subsidiary Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Lender Presentation or otherwise prepared by or on behalf of the foregoing and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (prior to the Merger Closing Date, with respect to any Information concerning Six Flags and its subsidiaries, to the actual knowledge of Holdings), when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if furnished prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The projections and other forward looking statements, forward looking information and information of a general economic nature prepared by or on behalf of Holdings, the Subsidiary Borrowers or any of their respective representatives that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by Holdings to be reasonable as of the date such projections and information were furnished to the Lenders (it being understood that such projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized).

SECTION 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which Holdings, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event or Canadian Pension Event has occurred or is reasonably expected to occur; (iii) none of Holdings, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA; (iv) there is no investigation by any Governmental Authority or claims (other than routine claims for payment of benefits) pending or, to Holdings’ knowledge, threatened involving any Canadian Defined Benefit Plan or its assets; and (v) each Canadian Defined Benefit Plan is, and has been, established, registered, amended, funded, invested and administered in compliance with its terms and all applicable laws.

(b) Except as disclosed in Schedule 3.15(b), as of the Closing Date, neither Holdings nor any of its Subsidiaries sponsors, maintains, contributes to, participates in, or has any liability or contingent liability in respect of any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan. Schedule 3.15(b) identifies the unfunded liabilities, if any, in respect of any Canadian Defined Benefit (including any going concern unfunded liability, solvency deficiency and/or wind-up deficiency), as of the date of the most recently filed actuarial valuation report for such Canadian Defined Benefit Plan. Each Canadian Defined Benefit Plan listed in Schedule 3.15(b) prohibits the participation of any new members in such Canadian Defined Benefit Plan.

SECTION 3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by Holdings or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to Holdings’ knowledge, threatened in writing which allege a violation of or liability under any Environmental Laws, in each case relating to Holdings or any of its Subsidiaries, (b) each of Holdings and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws applicable to its operations and properties, (c) no Hazardous Material is located at, on or under any property currently or, to Holdings’ knowledge, formerly owned, operated or leased by Holdings or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Holdings or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which Holdings or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or alleged liability or obligation of any other person arising under Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (e) there has been no material, nonprivileged written environmental assessment or third party audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of Holdings or any of the Subsidiaries of any property currently or, to Holdings’ knowledge, formerly owned or leased by Holdings or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

SECTION 3.17 Collateral Documents. (a) Each of the U.S. Collateral Agreement and the Canadian Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable, are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable (other than Real Property and Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code and the equivalent provisions of the PPSA, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code or PPSA financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) When the U.S. Collateral Agreement, the Canadian Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements and other filings referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (to the extent such Collateral can be perfected under applicable laws and subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States and Canadian Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such document filed with the United States Copyright Office) listed in such document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, patents and industrial designs, trademark, patent and industrial design applications and registered copyrights acquired by Holdings, the Subsidiary Borrowers or the Subsidiary Guarantors after the Closing Date).

(c) Any Mortgage executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of Holdings’, the Subsidiary Borrowers’ and the Subsidiary Guarantors’ rights, titles and interests in and to the applicable Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed or recorded in the proper real estate filing or recording office, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of Holdings, the Subsidiary Borrowers and the Subsidiary Guarantors in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code and the equivalent provisions of the PPSA, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens;

provided, that the representations contained in this Section 3.17(c) shall not apply with respect to the perfection of Mortgaged Property which does not constitute real property.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than any Canadian Borrower), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than the laws of Canada or any province or territory thereof).

SECTION 3.18 Solvency. (a) As of the Closing Date, immediately after giving effect to the consummation of the Closing Date Transactions and the Loans made on the Closing Date, (i) the consolidated fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed their consolidated debts and liabilities, direct, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the consolidated present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) Holdings and its Subsidiaries, on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured on their respective stated maturities (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); and (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the Closing Date Transactions, Holdings does not intend to, and Holdings does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.19 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings or any of the Subsidiaries or for which any claim may be made against Holdings or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings or any of the Subsidiaries (or any predecessor) is a party or by which Holdings or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.20 Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material property, business interruption and casualty insurance (excluding any title insurance) maintained by or on behalf of Holdings or the Subsidiaries as of the Closing Date. As of Closing Date, such insurance is in full force and effect.

SECTION 3.21 USA PATRIOT Act; OFAC.

(a) Holdings, each Subsidiary Borrower and each Subsidiary Guarantor is in compliance in all material respects with the applicable material provisions of the USA PATRIOT Act.

(b) None of Holdings or any of the Subsidiaries or, to the knowledge of Holdings, any director, officer, agent, employee or Affiliate of Holdings or any of the Subsidiaries is the target of any Sanctions Laws.

(c) The Borrowers will not directly or knowingly indirectly use the proceeds of the Loans or the Letters of Credit, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions Laws or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions Laws, to the extent such activities, businesses or transaction would be prohibited by sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, Canada, the United Nations Security Council, His Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

SECTION 3.22 Foreign Corrupt Practices Act.

(a) Holdings and the Subsidiaries and, to the knowledge of Holdings, their respective directors, officers, agents and employees are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and any similar law of a jurisdiction in which Holdings or any of its Subsidiaries conducts their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects.

(b) No part of the proceeds of the Loans made and no Letters of Credit issued hereunder will be directly or knowingly indirectly used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of any Anti-Corruption Laws.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 Closing Date. The effectiveness of this Agreement and the obligations of the Lenders (including the Swingline Lenders) and the Issuing Banks to make Loans or issue Letters of Credit and the Commitments available to the Borrowers on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which may be originals or copies in .pdf format, unless otherwise specified:

(i) a Borrowing Request duly executed by each of the applicable Borrowers, and which in any event may be conditioned on the consummation of the Closing Date Transactions;

(ii) this Agreement duly executed by each of the Loan Parties, the Lenders and the Issuing Banks;

(iii) (A) certificates of good standing (or equivalent thereof) from the secretary of state or other applicable office of the jurisdiction of organization or formation of each Loan Party, (B) resolutions or other applicable action of each Loan Party, (C) an incumbency certificate and/or other certificate of a Responsible Officer of each Loan Party, in each case evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and (D) the articles or certificate of incorporation or certificate or articles of formation (or any equivalent charter document) and the by-laws, limited liability company operating agreement, partnership agreement or other organizational documents, as applicable, of each Loan Party, which, in the case of the certificate or articles of incorporation or certificate or articles of formation (or any equivalent charter document) shall, to the extent applicable in the relevant jurisdiction, other than in respect of any Canadian Borrower, be certified by the Secretary of State (or equivalent appropriate governmental entity) as of a recent date;

(iv) an opinion from the following special counsel to the Loan Parties (or certain of the Loan Parties): (A) Weil, Gotshal & Manges LLP, with respect to certain matters of New York and federal law, (B) Stikeman Elliott LLP, with respect to certain matters of Ontario law, (C) McInnes Cooper LLP, with respect to certain matters of Nova Scotia law, and (D) Gordon Rees Scully Mansukhani, LLP, with respect to certain matters of Ohio and Michigan law, in each case with respect to Cedar Fair and its subsidiaries;

(v) a certificate of a Responsible Officer of Holdings that the conditions specified in clauses (d) and (e) below have been satisfied; and

(vi) a certificate from the chief financial officer or other officer with equivalent duties of Holdings as to the Solvency (after giving effect to the Closing Date Transactions) of Holdings and its Subsidiaries substantially in the form attached hereto as Exhibit G.

(b) Subject to Schedule 5.12, the Collateral and Guarantee Requirement, to the extent required to be satisfied on the Closing Date, shall have been satisfied. The Administrative Agent shall have received a completed Perfection Certificate, executed by a Responsible Officer of Holdings and in form reasonably satisfactory to the Administrative Agent.

(c) Prior to or substantially simultaneously with the effectiveness of this Agreement, the Closing Date Refinancing shall have been consummated.

(d) On and as of the Closing Date, after giving effect to the Closing Date Transactions, no Event of Default or Default shall have occurred and be continuing.

(e) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in the case of any such representation or warranty qualified by “materiality” or Material Adverse Effect, true and correct in all respects) as of the Closing Date after giving effect to the Closing Date Transactions, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in the case of any such representation or warranty qualified by “materiality” or Material Adverse Effect, true and correct in all respects) as of such earlier date).

(f) All fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on the Closing Date in connection with this Agreement and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to any written agreement with respect to the Pre-Merger Revolving Facility or the Initial Term B Loans to which Holdings is a party (in the case of expenses, to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by Holdings)), shall have been, or substantially simultaneously with the effectiveness of this Agreement shall be, paid (which amounts may be offset against the proceeds of the Loans hereunder made on the Closing Date).

(g) At least three Business Days prior to the Closing Date, the Administrative Agent and the Arrangers shall have received (i) all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Administrative Agent or any of the Arrangers in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent and the Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) if any Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the Administrative Agent or the Arrangers have requested such certification at least 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

SECTION 4.02 All Credit Events. Except as set forth in Section 2.21, 2.22 or 2.23 with respect to any Revolving Credit Event made pursuant to such Section, the obligation of each Lender to honor a Borrowing Request with respect to a Borrowing of Revolving Facility Loans, of each Issuing Bank to issue, amend or extend any Letter of Credit (other than any amendment or extension that does not increase the stated amount of the relevant Letter of Credit) and of each Swingline Lender to make Swingline Loans (each, a “Revolving Credit Event”) is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions precedent:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of a Revolving Credit Event with respect to a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment or extension of such Letter of Credit as and to the extent required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or in the case of any such representation or warranty qualified by “materiality” or Material Adverse Effect, true and correct in all respects) as of the date of such Revolving Credit Event, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in the case of any such representation or warranty qualified by “materiality” or Material Adverse Effect, true and correct in all respects) as of such earlier date).

(c) At the time of and immediately after giving effect to such Revolving Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Revolving Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in clauses (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Subsidiary Borrowers covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, Holdings and the Subsidiary Borrowers will, and will cause each of the other Subsidiaries to:

SECTION 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary that is not a Subsidiary Borrower, where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of any Subsidiary (other than any Subsidiary that is a Subsidiary Borrower) if the assets of such Subsidiary to the extent they exceed estimated liabilities are acquired by Holdings or a Wholly Owned Subsidiary of Holdings in such liquidation or dissolution.

(b) Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations and licenses to Intellectual Property necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such tangible property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts (giving effect to self-insurance) and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Notwithstanding the foregoing, Holdings and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) Except as the Administrative Agent may agree in its reasonable discretion, (i) cause all property and casualty insurance policies maintained by any Loan Party to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, naming the Collateral Agent as lender’s loss payee, (ii) cause all general liability policies to name the Agents, the Lenders and the Issuing Banks as additional insured, (iii) cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder) prior written notice thereof by the insurer to the Collateral Agent, and (iv) deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c) If any portion of any improvement or building on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks or their respective agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then Holdings, on behalf of itself and each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks that such insurance is adequate for the purposes of the business of Holdings and the Subsidiaries or the protection of their properties.

SECTION 5.03 Taxes. Pay its obligations in respect of (a) all Tax liabilities, assessments and governmental charges before the same shall become delinquent or in default and (b) all other lawful claims which, if unpaid, may reasonably be expected to become a Lien or charge upon any properties of the Holdings or any of the Subsidiaries not otherwise permitted under this Agreement, except in each case of clause (a) and (b), where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings or a Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc.

Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or, in the case of the first fiscal year ending after the Merger Closing Date, to the extent the SEC has granted to Holdings an extension of the annual financial statement reporting deadline, 120 days) after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2024), a consolidated balance sheet and related consolidated statements of operations, partners’ or stockholders’ equity and cash flows showing the financial position of Holdings and its subsidiaries as of the close of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year and, starting with the second full fiscal year after the Closing Date, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, partners’ or stockholders’ equity and cash flows shall be accompanied by customary management’s discussion and analysis and audited by an independent registered public accounting firm of recognized national standing and accompanied by an opinion of such accounting firm (which opinion shall not be qualified as to the status of Holdings, any Subsidiary Borrower or any other Material Subsidiary as a going concern on a consolidated basis (other than with respect to, or resulting from, an upcoming maturity of any Indebtedness, any breach of a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or any of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or as to scope of audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of annual reports on Form 10-K (or any successor or comparable form) of Holdings shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein); provided that if the SEC has granted generally to large accelerated filers an extension of any annual financial statement reporting deadline, and such extended deadline would be later than the deadline described in this Section 5.04(a), then such extended deadline shall apply for purposes of this Section 5.04(a) with respect to the applicable period; and

(b) within 45 days (or with respect to the first three fiscal quarters that are not the fourth fiscal quarter of Holdings ending after the Merger Closing Date, to the extent the SEC has granted to Holdings an extension of the quarterly financial statement reporting deadline, 90 days) after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending on March 31, 2024), a condensed unaudited consolidated balance sheet and related condensed unaudited consolidated statements of operations and cash flows showing the financial position of Holdings and its subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations and cash flows for such fiscal quarter and the then-elapsed portion of the fiscal year and, for any fiscal quarter for which unaudited financial statements were delivered pursuant to this clause (b) in the previous fiscal year, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which condensed consolidated balance sheet and related condensed consolidated statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by a Financial Officer of Holdings on behalf of Holdings as presenting fairly, in all material respects, the financial position, results of operations and cash flows of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q (or any successor or comparable form) of Holdings shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein); provided that if the SEC has granted generally to large accelerated filers an extension of any quarterly financial statement reporting deadline, and such extended deadline would be later than the deadline described in this Section 5.04(b), then such extended deadline shall apply for purposes of this Section 5.04(b) with respect to the applicable period; provided, further, that with respect to the Transactions and any acquisitions or Investments consummated after the Closing Date, the financial statements delivered pursuant to this clause (b) shall not be required to reflect purchase accounting adjustments relating thereto until the delivery of financial statements under clause (a) above;

(c) within five Business Days following each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate executed by a Financial Officer of Holdings;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative

Agent, other materials filed by Holdings, any of the Borrowers or any of the Subsidiaries with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when publicly posted to the website of Holdings or the website of the SEC;

(e) within 90 days (or, with respect to the first full fiscal year beginning after the Merger Closing Date, 120 days) (or such later date as the Administrative Agent may agree in its reasonable discretion) after the beginning of each fiscal year (commencing with the fiscal year beginning on January 1, 2025), a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Holdings to the effect that the Budget is based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, an updated version of such information) reflecting all changes since the date of the information most recently received on the Closing Date or pursuant to this clause (f) or Section 5.10(f);

(g) to the extent reasonably requested by the Administrative Agent, copies of any actuarial valuation report or supplemental cost certificates that have been filed with a Governmental Authority in respect of any Canadian Defined Benefit Plan; and

(h) promptly, from time to time, (i) such other customary information regarding the operations, business affairs and financial condition of Holdings or any of the Subsidiaries (including reasonably detailed financial information with respect to the Partnership Parks Entities), or compliance with the terms of any Loan Document, in each case as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) information and documentation reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) required under applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation.

Holdings hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are suitable for distribution, and to be made available, to Public-Siders in accordance with Section 9.17.

Documents required to be delivered pursuant to this Section 5.04 (to the extent any such documents are included in materials otherwise publicly filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (ii) on which such documents are posted on behalf of Holdings on the Approved Electronic Platform. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents or materials referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any request by a

Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or materials or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event or any Canadian Pension Event that, together with all other ERISA Events or Canadian Pension Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) any Canadian Defined Benefit Plan is amended by Holdings or any Subsidiary in a manner that would reasonably be expected to materially increase the liabilities of Holdings or any Subsidiary thereunder, including any amendment that would permit the participation of any new members in such Canadian Defined Benefit Plan.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. Holdings will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with the USA Patriot Act, Anti-Corruption Laws and applicable Sanctions Laws in connection with the Holdings’ or its Subsidiaries’ business operations.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP in all material respects and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and visually inspect the financial records and the properties of Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings, and as often as reasonably requested and to make extracts from and copies of such financial records and to discuss the affairs, finances and condition of Holdings or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as Holdings has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided that (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.07 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the continuation of an Event of Default and only one such time shall be at the Borrowers’ expense and (b) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

SECTION 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material Environmental Permits, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances; Additional Security. Subject to any Intercreditor Agreement then in effect:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, financing change statements, fixture filings, Mortgages and other documents), that are required or that the Administrative Agent may reasonably request (including those required by applicable law) to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b) If any asset (other than Real Property) that has an individual fair market value (as determined in good faith by Holdings) in an amount greater than US$25,000,000 is acquired by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor after the Closing Date or is owned by a person at the time it becomes a Subsidiary Borrower or a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Collateral Document that become subject to the Lien of such Collateral Document upon acquisition thereof and (y) assets constituting Excluded Assets), Holdings, such Subsidiary Borrower or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations, and take, and cause such Subsidiary Borrower or such Subsidiary Guarantor, as applicable, to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.

(c) Within (x) with respect to Material Real Property owned by a Loan Party on the Closing Date, 150 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) and (y) with respect to Material Real Property that is acquired by a Loan Party after the Closing Date or that is owned by a person that becomes a Loan Party after the Closing Date, 150 days after the acquisition of such Material Real Property or the date such person becomes a Loan Party (or such later date as the Administrative Agent may agree in its reasonable discretion), (i) grant and cause such Loan Party to grant to the Collateral Agent security interests in, and Liens on, such Material Real Property pursuant to a Mortgage, which security interest and Liens shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) record or file, and cause each such Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Guarantor to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, and (iii) unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, cause the requirements set forth in clauses (g) and (h) of the definition of Collateral and Guarantee Requirement to be satisfied with respect to such Material Real Property. Notwithstanding the foregoing, no Mortgage will be executed after the Closing Date until the earlier of (x) the date that is 30 days from the date that the Revolving Facility Lenders receive notice of the intent to execute such Mortgage and (y) the date that all relevant Revolving Facility Lenders confirm to the Administrative Agent completion of flood diligence with respect to the Real Property to be mortgaged.

(d) If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date (including pursuant to a Delaware LLC Division) (with (x) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary and (y) during the Post-Merger Period, any Subsidiary ceasing to be a Partnership Parks Entity being deemed, in each case, to constitute the acquisition of a Subsidiary) and if such Subsidiary is not an Excluded Subsidiary, within 45 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 60 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Loan Parties, subject to clause (g) below, and, to the extent reasonably requested by Administrative Agent, deliver to the Administrative Agent documents of the type delivered pursuant to Sections 4.01(a)(iii) and 4.01(g) with respect to such Subsidiary; provided that (i) in the case of clauses (g) and (h) of the definition of Collateral and Guarantee Requirement, the requirements of this clause (d) shall be subject to the clause (c) above, (ii) in the case of clause (i) of the definition of Collateral and Guarantee Requirement, the requirements of this clause (d) shall be subject to Section 5.02 and (iii) in the case of any Subsidiary that is acquired pursuant to the Merger, nothing in this clause (d) shall affect any separate requirements of Section 5.13.

(e) If any additional Foreign Subsidiary of Holdings is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Subsidiary of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, within 45 Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Administrative Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 75 Business Days after the date such Foreign Subsidiary is formed (or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion), cause clause (d) of the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interests in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(f) Furnish to the Collateral Agent, within 45 days of the relevant change (or such longer period as the Administrative Agent may agree in its reasonable discretion), written notice of any change in (i) any Loan Party’s corporate or organization name, (ii) any Loan Party’s form of organization, (iii) any Loan Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Loan Party or (v) the province or territory in which any tangible assets are located in Canada (excluding any province or territory where the value, as reasonably determined by Holdings, of such tangible assets does not exceed US$10,000,000); provided that Holdings shall not effect or permit any such change unless all filings have been made, or will be made within 45 days following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion), under the Uniform Commercial Code or PPSA that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any Excluded Assets. Notwithstanding anything herein or in any other Loan Document to the contrary, (i) the Administrative Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests or other Liens in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with Holdings, that perfection or obtaining of such items cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts (it being understood and agreed that this clause (ii) shall not prohibit any Permitted Pari Passu Intercreditor Agreement from providing that the Collateral Agent and the Secured Parties may benefit from any control agreements in favor of the trustee or collateral agent of any Merger Closing Date Outstanding Notes, in accordance with terms thereof), (iii) no landlord, mortgagee or bailee waivers shall be required, (iv) no foreign-law governed Collateral Documents or perfection under foreign law (including any filing, recordation or other action with respect to any Intellectual Property outside of the United States) shall be required, other than (x) in the case of any Canadian Borrower, Collateral Documents governed by, and perfection, filings, recordations or other action under, the laws of Canada or any province or territory thereof and (y) in the case of any Subsidiary Borrower that is neither a Domestic Subsidiary nor a Canadian Subsidiary, Collateral Documents governed by, and perfection, filings, recordations or other action under, the laws of its jurisdiction of organization,

(v) no notice shall be required to be sent to insurers, account debtors or other contractual third parties when no Event of Default has occurred and is continuing, other than, in the case of any Subsidiary Borrower that is neither a Domestic Subsidiary nor a Canadian Subsidiary, where such notices are customary in the jurisdiction of its organization, (vi) no action shall be required to be taken with respect to perfecting a Lien with respect to letters of credit, letter of credit rights or chattel paper (in each case, other than the pledge and perfection of Liens on assets with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the PPSA or a similar filing in another jurisdiction), (vii) no action shall be required with respect to (including the making of any filing under) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), the Financial Administration Act (Canada) or similar federal, state, provincial or territorial statues or regulations and (viii) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Mortgage with respect to such Mortgaged Property shall be limited (subject to any applicable laws in the relevant jurisdiction) to the fair market value of such Mortgaged Property (as determined in good faith by Holdings) or such lesser amount agreed to by the Administrative Agent.

SECTION 5.11 Rating. Exercise commercially reasonable efforts to obtain and to maintain (a) public ratings (but not to obtain a specific rating) from Moody’s and S&P for the Initial Term B Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s and S&P in respect of Holdings.

SECTION 5.12 Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

SECTION 5.13 Merger Closing Date. Solely if the Merger Closing Date Occurs, on the Merger Closing Date, substantially concurrently with the consummation of the Merger, (a) cause New Holdco to execute and deliver to the Administrative Agent and the Collateral Agent a New Holdco Joinder Agreement, (b) cause each subsidiary of Six Flags (other than any Excluded Subsidiary) that became a Subsidiary of Holdings pursuant to the Merger to execute and deliver to the Administrative Agent a Subsidiary Guarantor Joinder Agreement, (c) cause each subsidiary of Six Flags (other than any Excluded Subsidiary) that became a Subsidiary of Holdings pursuant to the Merger to execute and deliver to the Collateral Agent a supplement to the U.S. Collateral Agreement, (d) cause each Loan Party (other than any person that becomes a Loan Party on the Merger Closing Date) to execute and deliver to the Administrative Agent a customary reaffirmation agreement pursuant to which such Loan Party reaffirms that its Guarantee of, and the Liens granted by it on the Collateral securing, the Obligations hereunder remain in full force and effect, in each case, after giving effect to the Merger of Cedar Fair with and into New Holdco, and the resulting assumption by New Holdco of all of Cedar Fair’s obligations hereunder, (e) with respect to any Indebtedness of Six Flags and its subsidiaries referred to in Section 6.01(ii)(i), cause (i) the applicable trustees, administrative agent, collateral agent and/or other proper persons to execute and deliver to the Collateral Agent a counterpart of a Permitted Intercreditor Agreement and (ii) each Loan Party (including the persons that become Loan Parties on the Merger Closing Date) to execute and deliver the Collateral Agent a counterpart of such Permitted Intercreditor Agreement, or an acknowledgment thereof (or a supplement, joinder or a similar instrument, as applicable) in the form specified therein, and (f) deliver to the Administrative Agent documents of the type delivered pursuant to Sections 4.01(a)(iii), 4.01(a)(iv), 4.01(b) (as to the Perfection Certificate only) and 4.01(g), in each case, with respect to New Holdco and each subsidiary of Six Flags (other than any Excluded Subsidiaries) that became a Subsidiary of Holdings pursuant to the Merger.

It is understood and agreed that, notwithstanding anything to the contrary herein, to the extent any security interest in any Collateral that was held by Six Flags (prior to its merger with and into New Holdco), or is held by any subsidiary of Six Flags that became a Subsidiary of Holdings pursuant to the Merger, is not or cannot be provided and/or perfected on the Merger Closing Date (other than the pledge and perfection of Liens on assets with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after the use of commercially reasonable efforts by Holdings to do so or without undue burden or expense, then the provision and/or perfection of Lien in such Collateral shall not be required to be completed until the date that is 60 days following the Merger Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings and the Subsidiary Borrowers covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Required Revolving Facility Lenders) shall otherwise consent in writing, none of Holdings or any Subsidiary Borrower will, nor will they permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness outstanding or committed on the Closing Date (provided that any such Indebtedness that is (x) not intercompany Indebtedness between or among Holdings and its Subsidiaries (other than, for the avoidance of doubt, Partnership Parks Entities) and (y) in an aggregate principal amount in excess of US$7,500,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness in respect thereof (other than intercompany Indebtedness between or among Holdings and its Subsidiaries Refinanced with Indebtedness owed to a person other than Holdings or any Subsidiary);

(b) (i) Indebtedness created hereunder (including pursuant to Sections 2.21, 2.22 and 2.23) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of Holdings or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness in respect of self-insurance and Indebtedness and other obligations owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry norm;

(e) (i) Indebtedness of Holdings to any Subsidiary (other than a Partnership Parks Entity) and of any Subsidiary to Holdings or any other Subsidiary (other than a Partnership Parks Entity) and (ii) during the Post-Merger Period, Indebtedness of any Partnership Parks Entity to any other Partnership Parks Entity; provided, that Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Loan Obligations on subordination terms described in the intercompany note substantially in the form of Exhibit J hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and Holdings;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry norm, including those incurred to secure health, safety and environmental obligations;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or other cash management services incurred in the ordinary course of business or consistent with past practice or industry norm;

(h) (i) other than any Indebtedness of Six Flags and its subsidiaries outstanding on the Merger Closing Date or any Indebtedness incurred by Holdings or its Subsidiaries in connection with the Merger, (A) Indebtedness of a Subsidiary acquired after the Closing Date or of a person merged, consolidated or amalgamated with Holdings or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by Holdings or any Subsidiary in connection with any acquisition (including a Permitted Business Acquisition) or similar Investment consummated after the Closing Date, provided that such Indebtedness existed at the time such person became a Subsidiary (or is so merged, consolidated or amalgamated) or such acquisition or similar Investment is consummated and was not created or incurred in anticipation thereof, and (B) Indebtedness incurred by Holdings or any Subsidiary in connection with any acquisition (including a Permitted Business Acquisition) or similar Investment; provided that, in the case of clauses (A) and (B), (x) in the case of any such Indebtedness secured by Liens on the Collateral that are Other First Liens, the Net First Lien Leverage Ratio, on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation or Investment, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), is (I)(x) during the Pre-Merger Period, not greater than 3.25 to 1.00 and (y) during the Post-Merger Period, not greater than 3.75 to 1.00 or (II) not greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (y) in the case of any such Indebtedness secured by Liens on the Collateral that are Junior Liens, the Net Secured Leverage Ratio, on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation or Investment, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), is (I)(x) during the Pre-Merger Period, not greater than 3.75 to 1.00 and

(y) during the Post-Merger Period, not greater than 4.25 to 1.00 or (II) not greater than the Net Secured Leverage Ratio in effect immediately prior thereto and (z) in the case of any other such Indebtedness, either (1) the Interest Coverage Ratio, on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation or Investment, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions, is (I) not less than 2.00 to 1.00 or (II) not less than the Interest Coverage Ratio in effect immediately prior thereto or (2) the Net Total Leverage Ratio, on a Pro Forma Basis immediately after giving effect to such acquisition, merger, consolidation, amalgamation or Investment, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), is (I)(x) during the Pre-Merger Period, not greater than 5.00 to 1.00 and (y) during the Post-Merger Period, not greater than 5.50 to 1.00 or (II) not greater than the Net Total Leverage Ratio in effect immediately prior thereto, and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing; provided the aggregate principal amount of Indebtedness outstanding under this clause (h) at such time that is assumed or incurred by a Subsidiary that is not a Subsidiary Guarantor, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, shall not exceed the greater of (1)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (2) 30.0% of Adjusted EBITDA, calculated on a Pro Forma Basis (including to give effect to such acquisition, merger, consolidation, amalgamation or Investment and related transactions), for the then most recently ended Test Period; provided, further, that (i) in the case of Indebtedness under clause (i)(B) above, other than with respect to the Inside Maturity Amount and other than in the case of any such Indebtedness that is revolving Indebtedness or is in the form of Customary Bridge Loans, the scheduled final maturity date of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no earlier than the Latest Term Loan Maturity Date (determined as of the date of incurrence of such Indebtedness), and the Weighted Average Life to Maturity of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness (provided that, in the case of any such Indebtedness that is incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Indebtedness shall be no earlier than, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than, 91 days after the Pre-Merger Revolving Facility Maturity Date (determined as of the date of incurrence of such Indebtedness), (ii) in the case of any such Indebtedness secured by Liens on the Collateral, such Indebtedness shall not be secured by any assets of any Loan Party other than the Collateral (provided (x) that such Indebtedness may be secured by the proceeds thereof, and any related deposit of cash, cash equivalents or Permitted Investments to cover interest and premium with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness pending the application of the proceeds thereof and (y) in the case of Indebtedness under clause (i)(A) above, such Indebtedness may be secured by any assets that do not constitute Collateral during any grace period applicable pursuant to Section 5.10 or Schedule 5.12 with respect to the creation of Liens on such assets to secure the Loan Obligations) and (iii) in the case of any such

Indebtedness secured by Liens on any Collateral, such Indebtedness shall be subject to a Permitted Intercreditor Agreement;

(i) (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by Holdings or any Subsidiary after the Closing Date to finance the acquisition, lease, construction, installation, repair, replacement or improvement of any property (real or personal) (whether through the direct purchase of property or the Equity Interest of any person owning such property), in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of (1)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (2) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j) (i) Capitalized Lease Obligations and any other Indebtedness incurred by Holdings or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(k) (i) Indebtedness of Holdings or any Subsidiary (other than the Partnership Parks Entities), in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of (1)(x) during the Pre-Merger Period, 50.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 50.0% of Post-Merger Closing Date EBITDA and (2) 50.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l) [reserved];

(m) Guarantees (i) by Holdings or any Subsidiary Guarantor of any Indebtedness of Holdings or any Subsidiary Guarantor permitted to be incurred under this Agreement, (ii) by Holdings or any Subsidiary Guarantor of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor (other than a Partnership Parks Entity) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iii) by any Subsidiary that is not a Subsidiary Guarantor of Indebtedness of another Subsidiary that is not a Subsidiary Guarantor (other than a Partnership Parks Entity) and (iv) during the Post-Merger Period, by any Partnership Parks Entity of any Indebtedness of any other Partnership Parks Entity; provided, that Guarantees by Holdings or any Subsidiary Guarantor under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated to such other Indebtedness;

(n) Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any acquisition (including any Permitted Business Acquisition) or other Investment, any New Projects or any Disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness), in each case, in the ordinary course of business or consistent with past practice or industry norm;

(p) Indebtedness of Holdings or any Subsidiary with respect to which cash, cash equivalents and/or Permitted Investments have been irrevocably deposited with the applicable agent, trustee or other proper person in trust or escrow for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness;

(q) (i) Indebtedness secured by Liens on the Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than (x)(1) during the Pre-Merger Period, 3.25 to 1.00 and (2) during the Post-Merger Period, 3.75 to 1.00 or (y) with respect to any Indebtedness incurred in connection with any acquisition (including a Permitted Business Acquisition) or any similar Investment permitted hereunder (other than any Indebtedness incurred by Holdings or its Subsidiaries in connection with the Merger), the Net First Lien Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (I) the aggregate principal amount of Indebtedness outstanding under this clause (q) at such time that is incurred by a Subsidiary that is not a Subsidiary Guarantor, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, shall not exceed, when taken together with the aggregate principal amount of any Indebtedness outstanding pursuant to Sections 6.01(r) and 6.01(s) that is incurred by Subsidiaries that are not Subsidiary Guarantors, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, the greater of (1)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (2) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (II) other than with respect to the Inside Maturity Amount and other than in the case of any such Indebtedness that is revolving Indebtedness or is in the form of Customary Bridge Loans, the scheduled final maturity date of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no earlier than the Latest Term Loan Maturity Date (determined as of the date of incurrence of such Indebtedness), and the Weighted Average Life to Maturity of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness (provided that, in the case of any such Indebtedness that is incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Indebtedness shall be no earlier than, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than, 91 days after the Pre-Merger Revolving Facility Maturity Date (determined as of the date of incurrence of such Indebtedness)), (III) in the case of any such Indebtedness secured by Liens on the Collateral, such Indebtedness shall not be secured by any assets of any Loan Party other than the Collateral (provided that such Indebtedness may be secured by the proceeds thereof, and any related deposit of cash, cash equivalents or Permitted Investments to cover interest and premium with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness pending the application of the proceeds thereof) and (IV) such Indebtedness shall be subject to a Permitted Intercreditor Agreement;

(r) (i) Indebtedness secured by Liens on the Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than (x)(1) during the Pre-Merger Period, 3.75 to 1.00 and (2) during the Post-Merger Period, 4.25 to 1.00 or (y) with respect to any Indebtedness incurred in connection with any acquisition (including a Permitted Business Acquisition) or any similar Investment permitted hereunder (other than any Indebtedness incurred by Holdings or its Subsidiaries in connection with the Merger), the Net Secured Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (I) the aggregate principal amount of Indebtedness outstanding under this clause (r) at such time that is incurred by a Subsidiary that is not a Subsidiary Guarantor, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, shall not exceed, when taken together with the aggregate principal amount of any Indebtedness outstanding pursuant to Sections 6.01(q) and 6.01(s) that is incurred by Subsidiaries that are not Subsidiary Guarantors, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, the greater of (1)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (2) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (II) other than with respect to the Inside Maturity Amount and other than in the case of any such Indebtedness that is revolving Indebtedness or is in the form of Customary Bridge Loans, the scheduled final maturity date of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no earlier than the Latest Term Loan Maturity Date (determined as of the date of incurrence of such Indebtedness), and the Weighted Average Life to Maturity of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness (provided that, in the case of any such Indebtedness that is incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Indebtedness shall be no earlier than, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than, 91 days after the Pre-Merger Revolving Facility Maturity Date (determined as of the date of incurrence of such Indebtedness)), (III) in the case of any such Indebtedness secured by Liens on the Collateral, such Indebtedness shall not be secured by any assets of any Loan Party other than the Collateral (provided that such Indebtedness may be secured by the proceeds thereof, and any related deposit of cash, cash equivalents or Permitted Investments to cover interest and premium with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness pending the application of the proceeds thereof) and (IV) such Indebtedness shall be subject to a Permitted Intercreditor Agreement;

(s) (i) Indebtedness not secured by Liens on any Collateral so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions (without “netting” the cash proceeds of the applicable Indebtedness being incurred or of any Indebtedness incurred substantially concurrently therewith), either (1) the Interest Coverage Ratio on a Pro Forma Basis is not less than (x) 2.00 to 1.00 or (y) with respect to any Indebtedness incurred in connection with any acquisition (including a Permitted Business Acquisition) or any similar Investment permitted hereunder (other than any Indebtedness incurred by Holdings or its Subsidiaries in connection with the Merger), the Interest Coverage Ratio in effect immediately prior thereto or (2) the Net Total Leverage Ratio on a Pro Forma Basis is not greater than (x)(1) during the Pre-Merger Period, 5.00 to 1.00 and (y) during the Post-Merger Period, 5.50 to 1.00 or (y) with respect to any Indebtedness incurred in connection with any acquisition (including a Permitted Business Acquisition) or any similar Investment permitted hereunder (other than any Indebtedness incurred by Holdings or its Subsidiaries in connection with the Merger), the Net Total Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (I) the aggregate principal amount of Indebtedness outstanding under this clause (s) at such time that is incurred by a Subsidiary that is not a Subsidiary Guarantor, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Sections 6.01(q) and 6.01(r) that is incurred by Subsidiaries that are not Subsidiary Guarantors, or otherwise with respect to which a Subsidiary that is not a Subsidiary Guarantor is an obligor, the greater of (1)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (2) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis) for the then most recently ended Test Period and (II) other than with respect to the Inside Maturity Amount and other than in the case of any such Indebtedness that is revolving Indebtedness or is in the form of Customary Bridge Loans, the scheduled final maturity date of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no earlier than the Latest Term Loan Maturity Date (determined as of the date of incurrence of such Indebtedness), and the Weighted Average Life to Maturity of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness (provided that, in the case of any such Indebtedness that is incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Indebtedness shall be no earlier than, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than, 91 days after the Pre-Merger Revolving Facility Maturity Date (determined as of the date of incurrence of such Indebtedness);

(t) (i) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of (1)(x) during the Pre-Merger Period, 35.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 35.0% of Post-Merger Closing Date EBITDA and (2) 35.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) (i) Indebtedness incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations of Holdings or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money or any Hedging Agreements and (ii) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business or consistent with past practice or industry norm from customers for goods and services;

(v) Indebtedness representing deferred compensation to current or former officers, directors, employees, consultants or independent contractors of Holdings or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(w) (i) Indebtedness in connection with Other Securitization Financings in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of (A)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (B) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x) obligations in respect of Cash Management Agreements;

(y) [reserved];

(z) (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence thereof the Incremental Amount available at such time and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (A) other than with respect to the Inside Maturity Amount and other than in the case of any such Indebtedness that is revolving Indebtedness or is in the form of Customary Bridge Loans, the scheduled final maturity date of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no earlier than the Latest Term Loan Maturity Date (determined as of the date of incurrence of such Indebtedness), and the Weighted Average Life to Maturity of any such Indebtedness (if such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of Term Loans outstanding (determined after giving effect to any repayment or prepayment of Loans on such date) as of the date of incurrence of such Indebtedness (provided that, in the case of any such Indebtedness that is incurred in reliance on the Inside Maturity Amount, the scheduled final maturity date of such Indebtedness shall be no earlier than, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than, 91 days after the Pre-Merger Revolving Facility Maturity Date), (B) there shall be no obligor in respect of any such Indebtedness that is not Holdings or a Subsidiary Guarantor, (C) if secured, such Indebtedness may not be secured by any assets that do not constitute Collateral (provided that such Indebtedness may be secured by the proceeds thereof, and any related deposit of cash, cash equivalents or Permitted Investments to cover interest and premium with respect to such Indebtedness, to the extent and only for so long as such proceeds and related deposit are subject to an escrow or similar arrangement to secure such Indebtedness pending the application of the proceeds thereof), (D) such Indebtedness shall be subject to a Permitted Intercreditor Agreement and (E) any such Indebtedness in the form of Subject Term Loans shall be subject to Section 2.21(b)(vii), mutatis mutandis;

(aa) during the Post-Merger Period, Indebtedness of Six Flags GP Holdings, SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities owed to Holdings or to any Partnership Parks Entity that constitute “affiliate loans” or other Investments, in each case for the purpose of paying obligations described in Section 6.06(b)(i), 6.06(b)(ii) and 6.06(b) (iii) for purposes of the Partnership Parks Agreements;

(bb) (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of (1)(x) during the Pre-Merger Period, 15.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 15.0% of Post-Merger Closing Date EBITDA and (2) 15.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(cc) Indebtedness issued by Holdings or any Subsidiary to current or former officers, directors, employees or consultants thereof or their respective Immediate Family Members to finance the purchase or redemption of Equity Interests of Holdings, to the extent permitted by Section 6.06;

(dd) Indebtedness consisting of obligations of Holdings or any Subsidiary under deferred compensation or other similar arrangements incurred or assumed in connection with the Transactions, any acquisition (including any Permitted Business Acquisition) or other Investment or any New Project not prohibited by this Agreement;

(ee) Indebtedness of Holdings or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business or consistent with past practice or industry norm in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Holdings and the Subsidiaries;

(ff) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice or industry norm;

(gg) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit (or a letter of credit issued under any other revolving credit or letter of credit facility permitted by Section 6.01);

(hh) (i) Indebtedness of Holdings or any Subsidiary Guarantor in respect of the Outstanding Notes in an aggregate principal amount outstanding pursuant to this Section

6.01(hh)(i) not to exceed US$1,300,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(ii) during the Post-Merger Period, (i) (A) Indebtedness of Six Flags and its Subsidiaries (solely to the extent such Indebtedness is of the type described in clause (a) or (b) of the definition of such term) that is outstanding on the Merger Closing Date and secured by Liens on any assets of Six Flags and its Subsidiaries and (B) any Permitted Refinancing Indebtedness in respect thereof; provided that (1) there shall be no obligor in respect of any such Indebtedness that is not Holdings or a Subsidiary Guarantor (including any person that, substantially concurrently with the consummation of the Merger, will become Holdings or a Subsidiary Guarantor), (2) such Indebtedness shall not be secured by any assets that do not constitute Collateral (other than, in the case of any such Indebtedness outstanding on the Merger Closing Date, with respect to any assets, during any grace period applicable pursuant to Section 5.10, Section 5.12 or Schedule 5.13 with respect to the creation of Liens on such assets to secure the Loan Obligations), (3) such Indebtedness shall be subject to a Permitted Intercreditor Agreement, and (4) the aggregate principal amount of Indebtedness outstanding under this Section 6.01(ii)(i), together with the aggregate principal amount of Incremental Term Loans (and, to the extent unfunded, the aggregate amount of all Incremental Term Loan Commitments) and the aggregate amount of all Incremental Revolving Facility Commitments outstanding or in effect at such time and incurred or established utilizing clause (a) of the definition of Incremental Amount, shall not exceed US$1,050,000,000 and (ii) (A) other Indebtedness of Six Flags and its Subsidiaries that is outstanding on the Merger Closing Date (other than Indebtedness of Six Flags and its Subsidiaries that is of the type described in clause (a) or (b) of the definition of Indebtedness that is secured by Liens on any assets of Six Flags and its Subsidiaries), provided, in the case of this clause (ii)(A), such Indebtedness was not created or incurred in anticipation of the Merger and (B) any Permitted Refinancing Indebtedness in respect thereof;

(jj) during the Post-Merger Period, (i) other unsecured Indebtedness of the Partnership Parks Entities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(jj), would not exceed the greater of (x) US$30,000,000 and (y) 1.0% of the consolidated total assets of Holdings and its Subsidiaries calculated on a Pro Forma Basis for the then most recently ended Test Period, and any Guarantees of the obligations thereunder to the extent such Guarantees are not provided by or recourse to a Loan Party, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(kk) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (jj) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than U.S. Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness) after the

Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness); provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a currency other than U.S. Dollars (or in a different currency from the Indebtedness being Refinanced), and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or, if greater, committed principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses (including original issue discount) incurred in connection with such Refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of Holdings or any Subsidiary or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Holdings and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing (including pursuant to any such agreements) Indebtedness in an aggregate principal amount in excess of US$7,500,000, set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date or are obligated to secure as of the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of Holdings or any Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) proceeds and products thereof and (iii) improvements or accessions to the property covered by such Lien (it being understood that that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates));

(b) any Lien created under the Loan Documents (including Liens created under the Collateral Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of Holdings or any Subsidiary securing Indebtedness permitted by Section 6.01(h) and obligations relating thereto not constituting Indebtedness; provided, that (i) in the case of any such Indebtedness referred to in clause (i)(A) of Section 6.01(h) and any Permitted Refinancing Indebtedness in respect thereof, such Lien does not apply to any other property or assets of Holdings or any of the Subsidiaries not securing such Indebtedness at the date of the applicable acquisition, merger, consolidation, amalgamation or

Investment, and, in each case, accessions and additions thereto and proceeds and products thereof (and other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens on the Collateral securing the Loans hereunder, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Loans hereunder, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (excluding any Lien imposed pursuant to applicable federal or provincial pension standards legislation in Canada in connection with a Canadian Pension Plan, other than inchoate liens for amounts required to be remitted but not yet due), such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, health, disability or other employee benefits, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, appeal or similar bonds, performance and return of money bonds, government contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm;

(h) zoning restrictions, easements, survey exceptions, ground leases, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements, restrictive covenants and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary or consistent with past practice or industry norm;

(i) Liens securing Indebtedness permitted by Section 6.01(i) and obligations relating thereto not constituting Indebtedness; provided, that such Liens do not apply to any property or assets of Holdings or any Subsidiary other than the property or assets acquired, leased, constructed, installed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and improvements on, accessions and additions thereto, proceeds and products thereof, customary security deposits and related property (and other after-acquired property required to be subjected to such Liens pursuant to the terms of such Indebtedness (and refinancings thereof)); provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and related property (and other after-acquired property required to be subjected to such Liens pursuant to the terms of such Indebtedness (and refinancings thereof));

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens (other than Liens securing Indebtedness) disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.12 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal and any accessions and additions thereto or proceeds and products thereof and related property;

(m) any interest or title of a lessor or sublessor under any leases (other than Capitalized Lease Obligations) or subleases entered into by Holdings or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(n) Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with incurrence of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Holdings or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations and completion guarantees permitted under Section 6.01(f) or 6.01(o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and completion guarantees and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business or consistent with past practice or industry norm (including rights granted to lessees related to quiet enjoyment and purchase rights at the end of such leasing arrangement), or not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase or similar agreement in respect of any Permitted Business Acquisition or other Investment or acquisition permitted hereunder;

(t) (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb);

(u) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of Holdings or any Subsidiary in any accounts receivable or other proceeds arising from inventory or equipment consigned by Holdings or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code or PPSA financing statements regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code or PPSA financing statements or equivalent filings;

(y) Liens (i) on Equity Interests of, or loans to, any joint venture (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, any Unrestricted Subsidiary securing obligations of such Unrestricted Subsidiary;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) Liens in respect of (i) (A) Receivables Securitization Financings and (B) receivables sales and financings, in each case, that extend only to the assets subject thereto and related assets (including any deposit accounts into which collections on such assets are made) and, in the case of Receivables Securitization Financings, Equity Interests of the related Special Purpose Securitization Subsidiaries and (ii) Other Securitization Financings that extend only to the assets subject thereto and related assets (including any deposit accounts into which collections on such assets are made) and Equity Interests of the related Special Purpose Securitization Subsidiaries;

(bb) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens securing Indebtedness or other obligations (i) of Holdings or a Subsidiary in favor of Holdings or any Subsidiary Guarantor, (ii) of any Subsidiary that is not a Loan Party (other than a Partnership Parks Entity) in favor of any Subsidiary that is not a Loan Party (other than a Partnership Parks Entity), in the case of this clause (ii), on assets of Subsidiaries that are not Loan Parties (other than Partnership Parks Entities) or (iii) during the Post-Merger Period, of any Partnership Parks Entity in favor of any other Partnership Parks Entity, in the case of this clause (iii), on assets of Partnership Parks Entities;

(ee) Liens (i) on deposits securing Hedging Agreements entered into for non-speculative purposes and (ii) on cash, cash equivalents or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;

(ff) Liens on goods, inventory or equipment the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee, warehouse receipt or bankers’ acceptance issued or created for the account of Holdings or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm; provided, that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens securing Indebtedness of Holdings or any Subsidiary permitted under Section 6.01(p) and covering the cash, cash equivalents and/or Permitted Investments deposited with the applicable agent, trustee or other proper person in trust or escrow and proceeds and products thereof (and deposit accounts or securities accounts into which such assets are deposited) for the benefit of the holders of such Indebtedness for the payment, redemption or satisfaction of such Indebtedness;

(hh) (i) during the Post-Merger Period, Liens pursuant to the Partnership Parks Agreements or on limited partnership units owned by any of the Partnership Parks Entities and (ii)

purchase options, call and similar rights of and restrictions for the benefit of a third party with respect to Equity Interests of a joint venture;

(ii) (i) Liens on Collateral that are Other First Liens, so long as such Other First Liens only secure Indebtedness (and obligations relating thereto not constituting Indebtedness) permitted by Section 6.01(b)(ii), 6.01(h), 6.01(q), 6.01(z) or 6.01(ii)(i) and (ii) Liens on Collateral that are Junior Liens, so long as such Junior Liens only secure Indebtedness (and obligations relating thereto not constituting Indebtedness) permitted by Sections 6.01(b)(ii), 6.01(h), 6.01(r), 6.01(z) or 6.01(ii)(i);

(jj) (i) Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods or equipment by Holdings or any of the Subsidiaries in the ordinary course of business or consistent with past practice or industry norm and (ii) Liens (A) on cash advances in favor of (x) the seller of any property to be acquired to be applied against the purchase price for such property or (y) the buyer of any property to be disposed of by Holdings or any Subsidiary to secure obligations of Holdings or any Subsidiary in respect of indemnification, termination fee or similar seller obligations and (B) consisting of an agreement to dispose of any property in a Disposition;

(kk) [reserved];

(ll) Liens with respect to property or assets of Holdings or any Subsidiary securing obligations in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such obligations, would not exceed the greater of (1)(x) during the Pre-Merger Period, 50.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 50.0% of Post-Merger Closing Date EBITDA and (2) 50% of the Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(mm) (i) Liens securing Indebtedness permitted under Section 6.01(ii)(ii), (ii) Liens on any property acquired by Holdings or any Subsidiary after the Closing Date existing at the time (and not created in anticipation) of the acquisition thereof and (iii) Liens on any property of any person (other than an Unrestricted Subsidiary) that becomes a Subsidiary after the Closing Date (and Liens on Equity Interests of any such person) or that is merged, consolidated or amalgamated with or into Holdings or any Subsidiary after the Closing Date (and not created in anticipation thereof) and, in each case, any modifications, replacements, renewals or extensions thereof; provided that (A) such Liens do not extend to any other assets of Holdings or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property), (B) such Liens secure only those obligations which they secure on the date of such acquisition or the date such person becomes a Subsidiary or is so merged, consolidated or amalgamated (and any extensions, renewals, replacements or refinancings thereof) and (C) such Liens do not secure Indebtedness of Six Flags or its Subsidiaries (solely to the extent such Indebtedness is of the type described in clause (a) or (b) of the definition of such term);

(nn) Liens on equipment of Holdings or any Subsidiary granted in the ordinary course of business or consistent with past practice or industry norm; and

(oo) Liens, deposits and security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations or business of Holdings and its Subsidiaries in the ordinary course of business or consistent with past practice or industry norm.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall Dispose any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) any property owned by Holdings or any Subsidiary that is acquired after the Closing Date (other than any property owned by Six Flags and its Subsidiaries as of the Merger Closing Date) so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property and (ii) any property owned by any Subsidiary that is an Excluded Subsidiary, regardless of when such property was acquired, (b) if such Sale and Lease-Back Transaction has a term of no more than three years or (c) if (i) the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (ii) such Sale and Lease-Back Transaction is made in compliance with the third to last paragraph of Section 6.05.

SECTION 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior thereto) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans, advances or capital contributions to, or Guarantees of any Indebtedness of, any other person (other than, during the Post-Merger Period, in respect of any Guarantee under or in respect of the Partnership Parks Agreements) or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, all or substantially all of (x) the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of another person (each of the foregoing, an “Investment”), except:

(a) the Transactions, including the Merger;

(b) (i) Investments existing on the Closing Date in Holdings or any of its Subsidiaries and (ii) Investments made after the Closing Date in Holdings or any of its Subsidiaries (other than the Partnership Parks Entities);

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by Holdings or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees or consultants of Holdings or any Subsidiary (i) in the ordinary course of business or consistent with past practice or industry norm in an aggregate outstanding amount not to exceed (1)(x) during the Pre-Merger Period, 10.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 10.0% of Post-Merger Closing Date EBITDA and (2) 10.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, (ii) in respect of payroll payments and expenses in the ordinary course of business or consistent with past practice or industry norm, (iii) for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practice or industry norm and (iv) in connection with such person’s purchase of Equity Interests of Holdings solely to the extent that the proceeds of such loans and advances are substantially contemporaneously used to purchase Equity Interests of Holdings for cash, provided that, in the case of this clause (iv), any proceeds of such purchase shall not be included in the determination of the Cumulative Credit;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business or consistent with past practice or industry norm and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers or customers made in the ordinary course of business or consistent with past practice or industry norm;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date (provided that any such Investment that is in excess of US$7,500,000 shall be set forth on Schedule 6.04) and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitment as in existence on the Closing Date and set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits constituting Permitted Liens;

(j) Investments by Holdings or any Subsidiary in an aggregate outstanding amount not to exceed the sum of (i) the greater (A)(x) during the Pre-Merger Period, 40.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 40.0% of Post-Merger Closing Date EBITDA and (B) 40.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (ii) any portion of the Cumulative Credit on the date of such election that Holdings elects to apply to this Section 6.04(j)(ii) so long as, in the case of this clause (ii), immediately after giving effect to such Investment, (A) the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.25 to 1.00 and (B) no Event of Default shall have occurred and be continuing;

(k) Investments constituting Permitted Business Acquisitions;

(l) Guarantees by Subsidiaries permitted by Section 6.01(m)(iv);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or consistent with past practice or industry norm or

Investments acquired by Holdings or a Subsidiary as a result of a foreclosure by Holdings or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) (i) Investments of a person that becomes a Subsidiary after the Closing Date or of a person merged, consolidated or amalgamated with or into Holdings or any Subsidiary after the Closing Date, including Investments of Six Flags and its subsidiaries (including in respect of the Partnership Parks Entities) existing on the Merger Closing Date, in each case, so long as (A) such acquisition, merger, consolidation or amalgamation is permitted under this Agreement and (B) such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation and (ii) any extension, renewal, replacement or reinvestment of any Investment permitted by clause (i) above so long as the amount of such Investment is not increased except as otherwise permitted by this Section 6.04;

(o) acquisitions by Holdings or any Subsidiary of obligations of one or more directors, consultants, officers or other employees of Holdings or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings, so long as no cash is actually advanced by Holdings or any of the Subsidiaries to such directors, consultants, officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by Holdings or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(q) Investments to the extent that payment for such Investments is made with or financed with the proceeds of, or received substantially contemporaneously in exchange for, the sale or issuance of Equity Interests of Holdings (other than Disqualified Stock); provided, that any proceeds of such sale or issuance of Equity Interests shall not be included in any determination of the Cumulative Credit;

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings or any applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided that the aggregate outstanding amount of Investments pursuant to this clause (r) shall not exceed (i)(x) during the Pre-Merger Period, 15.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 15.0% of Post-Merger Closing Date EBITDA and (ii) 15.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(s) Investments consisting of Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) loans and leases of animals to third parties for the purposes of exhibition, storage or breeding, in each case in the ordinary course of business and consistent with past practices or industry norm;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or such Subsidiary;

(x) Investments by Holdings and its Subsidiaries if Holdings or any Subsidiary would otherwise be permitted to make a Restricted Payment in such amount pursuant to Section 6.06(b) (other than clause (iv) thereof and, in the case of any other clause thereof, only if such Investment is made during the Post-Merger Period in a Partnership Park Entity), 6.06(h), 6.06(j), or 6.06(l) (provided that the outstanding amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 solely for purposes of determining capacity thereunder);

(y) Investments arising as a result of Permitted Securitization Financings or receivables sales or similar factoring arrangements of Receivables Assets;

(z) Investments made in connection with obtaining, maintaining or renewing client and customer contracts in the ordinary course of business or consistent with past practice or industry norm;

(aa) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment, payments of maintenance, filing and renewal fees, or purchases and acquisitions of contract rights, or purchases, acquisitions, licenses, sublicenses, leases, subleases or contributions of Intellectual Property, in each case in the ordinary course of business or consistent with past practice or industry norm;

(bb) [reserved];

(cc) Investments in joint ventures; provided that the aggregate outstanding amount of Investments made after the Closing Date pursuant to this Section 6.04(cc) shall not exceed the greater of (i)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (ii) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(dd) Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of (i)(x) during the Pre-Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (ii) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ee) Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount not to exceed the greater of (i)(x) during the Pre-

Merger Period, 30.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 30.0% of Post-Merger Closing Date EBITDA and (ii) 30.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ff) any Investment so long as, immediately after giving effect to such Investment, the Net Secured Leverage Ratio on a Pro Forma Basis would not exceed (x) during the Pre-Merger Period, 3.00 to 1.00 and (y) during the Post-Merger Period, 3.50 to 1.00;

(gg) during the Post-Merger Period, Investments by the Partnership Parks Entities in other Partnership Parks Entities and Guarantees by Partnership Parks Entities of obligations of other Partnership Parks Entities;

(hh) Investments by Holdings or any Subsidiary that result solely from the receipt by Holdings or such Subsidiary of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case without any consideration therefor being paid by Holdings or any Subsidiary;

(ii) (i) Investments made in satisfaction of obligations under the joint venture agreements existing as of the Closing Date and (ii) Investments in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the parties thereto set forth in joint venture agreements, shareholders agreements and similar binding arrangements entered into in the ordinary course of business; provided that no Investments in any Partnership Parks Entities may be made in reliance on this clause (ii);

(jj) during the Post-Merger Period, Investments by Holdings in Six Flags GP Holdings, SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities that will be used to make or constitute “affiliate loans” or other Investments for the purpose of paying obligations described in Sections 6.06(b)(i), 6.06(b)(ii) and 6.06(b)(iii), in each case in accordance with the Partnership Parks Agreements, made substantially concurrently with and in an amount not in excess of Restricted Payments to the extent incurred to pay the obligations described in Sections 6.06(b)(i), 6.06(b)(ii) and 6.06(b)(iii);

(kk) Investments, in an aggregate amount not to exceed US$10,000,000 at any one time outstanding, made by a Subsidiary in or to the Partnership Parks Entities in the ordinary course of business and consistent with past practice; and

(ll) any purchase or other acquisition of any Equity Interests in any Partnership Parks Entity if, as a result thereof, such Partnership Parks Entity will become a Wholly Owned Subsidiary of Holdings.

Notwithstanding anything to the contrary in this Section 6.04, neither Holdings nor any of its Subsidiaries may assign or transfer (including by way of Sale and Lease-Back Transaction) or exclusively license any Material Intellectual Property to any Unrestricted Subsidiary, and no Unrestricted Subsidiary may, legally or beneficially, own or exclusively license any Material Intellectual Property; provided that this paragraph shall not restrict any non-exclusive license of Material Intellectual Property that is entered into in the ordinary course of business or for legitimate business purposes (as determined by Holdings in good faith).

The amount of any Investment (a) shall be valued at the time of the making thereof, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for changes in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan or advance and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment) and (b) made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by Holdings; provided that the amount of any Investment in the form of a Guarantee shall be determined as set forth in the definition of the term Guarantee.

If any Investment is made in any person that was not a Subsidiary on the date on which such Investment was made and such person subsequently becomes a Subsidiary, then such Investment shall, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made in reliance on Section 6.04(b) and not in reliance on any other clause of this Section 6.04.

SECTION 6.05 Mergers, Consolidations, Amalgamations and Dispositions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or Dispose of any of its assets (whether now owned or hereafter acquired), except that this Section 6.05 shall not prohibit:

(a) (i) the Disposition of equipment, inventory, accounts receivable, notes receivable or other assets, in each case in the ordinary course of business or consistent with past practice or industry norm by Holdings or any Subsidiary or the conversion of accounts receivable to notes receivable, (ii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by Holdings or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by Holdings to be no longer used or useful or necessary in the operation of the business of Holdings or any Subsidiary or no longer economical to maintain, (iii) Dispositions or abandonment or allowance to lapse of Intellectual Property determined in good faith by the management of Holdings to be no longer useful or necessary in the operation of the business of, or material to the conduct of the business of, Holdings or any of the Subsidiaries, or economical to maintain or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the liquidation, dissolution, merger, consolidation or amalgamation of any Subsidiary with or into Holdings or any Subsidiary Borrower in compliance with Section 6.05(o), (ii) the merger, consolidation or amalgamation of any Subsidiary (other than any Subsidiary Borrower) with or into any other Subsidiary (other than any Subsidiary Borrower) in a transaction in which the surviving or resulting entity is or becomes a Subsidiary, (iii) the liquidation or dissolution of any Subsidiary (other than a Subsidiary Borrower), provided that such transaction is permitted by Section 5.01, (iv) the change in form of entity of any Subsidiary, provided that, in the case of any Subsidiary Borrower, the requirements of Section 6.05(o) are complied with, mutatis mutandis, as if such change were a merger in which the successor is not such Subsidiary Borrower, (v) the merger, consolidation or amalgamation of any Subsidiary with any other person in order to effect any Investment permitted pursuant to Section 6.04, provided that any such transaction involving Holdings or any Subsidiary Borrower is made in compliance with Section 6.05(o), or (vi) the merger, consolidation or amalgamation of any Subsidiary (other than any Subsidiary Borrower) with any other person in order to effect a Disposition otherwise permitted pursuant to this Section 6.05;

(c) (i) Dispositions to Holdings or a Subsidiary (other than any Partnership Parks Entity) (upon voluntary liquidation or otherwise) and (ii) during the Post-Merger Period, any Disposition by any Partnership Parks Entity to any other Partnership Parks Entity or to Holdings or any Subsidiary;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h) [reserved];

(i) leases, assignments, licenses or subleases or sublicenses of any real or personal property (including with respect to Intellectual Property) in the ordinary course of business or consistent with past practice or industry norm;

(j) [reserved];

(k) [reserved];

(l) the Disposition (including by capital contribution) of (i) Permitted Securitization Assets pursuant to Permitted Securitization Financings, (ii) any Permitted Securitization Assets subject to Liens securing a Permitted Securitization Financing and (iii) receivables in connection with a receivables financing;

(m) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement;

(n) any exchange of assets for other assets used or useful in a Similar Business of comparable or greater fair market value; provided, that (i) in the event of a swap with a fair market value (as determined in good faith by Holdings) in excess of (A)(x) during the Pre-Merger Period, 10.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 10.0% of Post-Merger Closing Date EBITDA and (B) 10.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, the Administrative Agent shall have received a certificate from a Responsible Officer of Holdings with respect to such fair market value and (ii) in the event of a swap with a fair market value (as determined in good faith by Holdings) in excess of (A)(x) during the Pre-Merger Period, 15.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 15.0% of Post-Merger Closing Date EBITDA and (B)

15.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, such exchange shall have been approved by at least a majority of the board of directors of Holdings;

(o) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) any Subsidiary (including any Subsidiary Borrower) or any other person may be liquidated, dissolved, merged, amalgamated or consolidated with or into Holdings and (ii) Holdings, any Subsidiary (including any Subsidiary Borrower) or, if such transaction effects an Investment permitted pursuant to Section 6.04, any other person may be liquidated, dissolved, merged, amalgamated or consolidated with or into a Subsidiary Borrower; provided that (A) in the case of any such transaction involving Holdings, either (x) Holdings shall be the surviving entity and be liable for the obligations of the constituent entities or (y) if the surviving entity is not Holdings (such surviving entity, the “Successor Holdings”), (1) the Successor Holdings shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and (2) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) in the case of any such transaction involving a Subsidiary Borrower, either (x) such Subsidiary Borrower shall be the surviving entity and be liable for the obligations of the constituent entities or (y) if the surviving entity is not such Subsidiary Borrower (such surviving entity, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia or, solely in the case of a Subsidiary Borrower that is a Foreign Subsidiary, shall be an entity organized under the laws of the jurisdiction of organization of such Foreign Subsidiary and (2) the Successor Borrower shall expressly assume all the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that at the time of, and immediately after giving effect to, such liquidation, dissolution, merger, consolidation or amalgamation, no Event of Default shall have occurred and be continuing or would result therefrom, (D) each Guarantor, unless it is the other party to such liquidation, dissolution, merger, amalgamation or consolidation, shall have confirmed and affirmed its obligations under the Guaranty and the Collateral Documents pursuant to a customary reaffirmation agreement, and (E) if requested by the Administrative Agent, Holdings shall have delivered, or caused to be delivered, opinions of counsel, evidence of authority and other documents substantially similar in scope to those delivered pursuant to Sections 4.01(a)(iii), 4.01(a)(iv) and 4.01(g) with respect to the Successor Holdings or the Successor Borrower, as applicable (it being understood that if the foregoing are satisfied, the Successor Holdings or Successor Borrower, as applicable, will succeed to, and be substituted for, the original Holdings or the original applicable Subsidiary Borrower, it being understood, however, that, in the case of any liquidation, dissolution, merger, consolidation or amalgamation of any Subsidiary Borrower with or into Holdings, in no event shall Holdings be considered a Subsidiary Borrower for purposes hereof);

(p) [reserved];

(q) Dispositions of property or assets (i) acquired after the Closing Date which property or assets are not used or useful to the core or principal business of Holdings and the Subsidiaries in the good faith determination of Holdings or (ii) that are made in connection with the approval of any applicable antitrust authority or as otherwise necessary or advisable in the good faith determination of Holdings to consummate any Permitted Business Acquisition or similar Investment;

(r) any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC and would otherwise not be prohibited hereunder; provided that any Disposition or other allocation of any assets (including any Equity Interests of such Delaware Divided LLC) in connection therewith is otherwise permitted hereunder; and

(s) the Merger, including (i) the merger of Merger Sub with and into Cedar Fair, with Cedar Fair surviving such merger, (ii) the merger of Cedar Fair with and into New Holdco, with New Holdco surviving such merger and (iii) the merger of Six Flags with and into New Holdco, with New Holdco surviving such merger, in each case subject to compliance with Section 5.13.

Notwithstanding anything to the contrary in this Section 6.05, (x) neither Holdings or any of its Subsidiaries may assign or transfer (including by way of Sale and Lease-Back Transaction) or exclusively license any Material Intellectual Property to any Unrestricted Subsidiary, and no Unrestricted Subsidiary may, legally or beneficially, own or exclusively license any Material Intellectual Property; provided that this paragraph shall not restrict any non-exclusive license of Material Intellectual Property that is entered into in the ordinary course of business or for legitimate business purposes (as determined by Holdings in good faith) and (y) no Disposition otherwise permitted by this Section 6.05 shall result in a Disposition to any person (other than Holdings and its Wholly Owned Subsidiaries) of assets constituting all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole .

Notwithstanding anything to the contrary contained in this Section 6.05, no Disposition of assets under Section 6.05(g) and no Disposition as part of any Sale and Lease-Back Transaction permitted under Section 6.03(c) shall be permitted unless (i) such Disposition is for fair market value, or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition consist of cash or Permitted Investments; provided that the provisions of this clause (ii) shall not apply to (A) any individual Disposition or series of related Dispositions involving assets with a fair market value of less than the greater of (1)(x) during the Pre-Merger Period, 10.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 10.0% of Post-Merger Closing Date EBITDA and (2) 10.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period or (B) other Dispositions involving assets with a fair market value of not more than the greater of (I)(x) during the Pre-Merger Period, 20.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 20.0% of Post-Merger Closing Date EBITDA and (II) 20.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period in the aggregate for all such Dispositions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on Holdings’ or such Subsidiary’s balance sheet or in the notes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by Holdings) of Holdings or any Subsidiary that are assumed by the transferee of any such assets

(or a third party in connection with such transfer) or are otherwise cancelled or terminated in connection with such transaction (other than any liabilities that are owed to Holdings or any of its subsidiaries), (b) any notes or other obligations or other securities or assets received by Holdings or such Subsidiary from the transferee that are converted by Holdings or such Subsidiary into cash or Permitted Investments within 180 days after receipt thereof (to the extent of the cash or Permitted Investments received), (c) any Designated Non-Cash Consideration received by Holdings or any of its Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (1)(x) during the Pre-Merger Period, 35.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 35.0% of Post-Merger Closing Date EBITDA and (2) 35.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition (other than any Indebtedness that is owed to Holdings or any of its subsidiaries), to the extent that Holdings and each Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition and (e) consideration consisting of Indebtedness of Holdings or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations or that is owed to Holdings or any Subsidiary) received from persons that are not Holdings or a Subsidiary in connection with such Disposition and that is cancelled or otherwise extinguished.

For purposes of this Agreement, the fair market value of any assets Disposed of by Holdings or any Subsidiary shall be determined in good faith by Holdings and may be determined either, at the option of Holdings, at the time of such Disposition or as of the date of the definitive agreement with respect to such Disposition, as applicable.

Notwithstanding anything to the contrary contained here, Holdings will not permit any Subsidiary that is a Subsidiary Borrower, for so long as it is a Subsidiary Borrower, to cease to be a Wholly Owned Subsidiary of Holdings, provided that the foregoing shall not restrict any liquidation, dissolution, merger, consolidation or amalgamation of any Subsidiary Borrower with or into Holdings or any other Subsidiary Borrower consummated in accordance with Section 6.05(o).

SECTION 6.06 Dividends and Distributions. Pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (in each case, solely to a holder of Equity Interests in such person’s capacity as a holder of such Equity Interests) (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of Holdings’ Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to Holdings or any Wholly Owned Subsidiary of Holdings (or, in the case of non-Wholly Owned Subsidiaries, to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings or such Subsidiary) based on their relative ownership interests);

(b) during the Post-Merger Period, so long as (x) at the time thereof and after giving effect thereto no Event of Default shall have occurred and be continuing, and (y) in the case of a Restricted Payment pursuant to clause (iv) below, Holdings shall be in compliance with Section 6.11 on a Pro Forma Basis after giving effect thereto as of the Test Period then most recently ended, Holdings and each Subsidiary may make Restricted Payments in cash to enable any of Holdings and its Subsidiaries to do the following, but in the case of clauses (i), (ii) and (iii) below, only to the extent such obligations cannot be met with cash flow available to Holdings and its Subsidiaries from the Partnership Parks Entities or from Net Cash Flow from Partnership Parks:

(i) to pay obligations of Six Flags or any of its Subsidiaries under the Partnership Parks Agreements;

(ii) to purchase limited partnership units under the Partnership Parks Agreements;

(iii) to make Capital Expenditures for the Partnership Parks Entities;

(iv) to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment (or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith) and (B) Holdings shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or other Equity Interests) to be contributed to a Loan Party (or a person that will become a Loan Party upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 6.05) of the person formed or acquired into a Loan Party in order to consummate such permitted acquisition; and

(v) to pay fees, costs and expenses related to the Related Transactions.

(c) Restricted Payments may be made to purchase, retire or redeem the Equity Interests of the Holdings (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees (or their respective Immediate Family Members) of any Holdings or any of its Subsidiaries, including any repurchase, retirement or redemption pursuant to any Plan or any shareholders’ agreement or other agreement or arrangement then in effect or upon such person’s death, disability, retirement or termination of employment or to cover such person’s payment of withholding taxes in connection therewith; provided that the aggregate amount of such purchases, retirements or redemptions under this clause (c) shall not exceed in any calendar year (1)(x) during the Pre-Merger Period, 5% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 5% of Post-Merger Closing Date EBITDA and (2) 5% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (plus an amount equal to (x) the amount of net proceeds received by

Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees (or their respective Immediate Family Members) of Holdings or any Subsidiary that occur after the Closing Date; provided that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received by Holdings or any Subsidiary during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors, officers or consultants (or their respective Immediate Family Members) of Holdings or any Subsidiary that are foregone in return for the receipt of Equity Interests), which, if not used in any calendar year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to Holdings or any Subsidiary from any present or former members of management, directors, officers or consultants (or their respective Immediate Family Members) of Holdings or any Subsidiary in connection with a repurchase of Equity Interests of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that Holdings elects to apply to this Section 6.06(e), so long as immediately after giving effect to such Restricted Payment, (x) the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.25 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(f) Restricted Payments may be made (i) in connection with the consummation of the Merger, including, to the extent applicable, the Pre-Merger Special Dividend (as defined in the Merger Agreement as in effect on the date hereof) and (ii) in the form of payments and distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable law or as a result of the settlement of any stockholder claims or action (whether actual, contingent or potential) in connection with any Permitted Business Acquisition or similar Investment permitted by Section 6.04;

(g) Restricted Payments may be made to pay cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) Restricted Payments may be made in an aggregate amount not to exceed, in any calendar year, the greater of (i) 7.0% of the Market Capitalization and (ii)(x) during the Pre-Merger Period, US$100,000,000 and (y) during the Post-Merger Period, US$200,000,000;

(i) [reserved];

(j) Restricted Payments may be made in an aggregate amount not to exceed, together with the aggregate amount of payments and distributions made in reliance on Section 6.09(b)(i)(F), the greater of (i)(x) during the Pre-Merger Period, 50.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 50.0% of Post-Merger Closing Date EBITDA and (ii)

50.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(k) [reserved];

(l) during the Post-Merger Period, so long as (x) no Event of Default has occurred and is continuing and (y) Holdings shall be in compliance with Section 6.11 on a Pro Forma Basis after giving effect to such Restricted Payment as of the last day of the then most recently ended Test Period, Holdings may make Restricted Payments in an aggregate amount up to Net Cash Flow from Partnership Parks (but solely to the extent such Net Cash Flow from Partnership Parks did not increase Cumulative Credit);

(m) any Restricted Payment may be made so long as no Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such Restricted Payment, the Net Secured Leverage Ratio on a Pro Forma Basis would not exceed (x) during the Pre-Merger Period, 2.50 to 1.00 and (y) during the Post-Merger Period, 3.00 to 1.00; and

(n) any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing or a receivables financing may be made.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have complied with the provisions of this Agreement.

The amount of any Restricted Payment made other than in the form of cash, cash equivalents or Permitted Investments shall be the fair market value thereof, which shall be determined in good faith by Holdings and may be determined either, at the option of Holdings, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment.

SECTION 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction (or series of related transactions) involving aggregate consideration in excess of the greater of (1)(x) during the Pre-Merger Period, 5.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 5.0% of Post-Merger Closing Date EBITDA and (2) 5.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable, when taken as a whole, to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by Holdings in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of Holdings;

(ii) loans or advances to officers, directors, employees or consultants of Holdings or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) (A) transactions among Holdings or any Subsidiary (other than a Partnership Parks Entity) or any person that becomes a Subsidiary (other than a Partnership Parks Entity) as a result of such transaction (including via merger, consolidation or amalgamation in which Holdings or a Subsidiary (other than a Partnership Parks Entity) is the surviving person) and (B) transactions among Partnership Parks Entities;

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of Holdings or any of the Subsidiaries in the ordinary course of business;

(v) the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by Holdings in good faith);

(vi) (A) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, Investments permitted under Section 6.04 and payments or other distributions of, or in respect of, Subordinated Financing permitted under Section 6.09(b);

(viii) [reserved];

(ix) [reserved];

(x) transactions with customers, clients or suppliers and transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services), in each case, entered into in the ordinary course of business or consistent with past practice or industry norm;

(xi) any transaction in respect of which Holdings delivers to the Administrative Agent a letter addressed to the board of directors of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of Holdings qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to Holdings or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to Holdings or the applicable Subsidiary, as applicable, from a financial point of view;

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm;

(xiv) [reserved];

(xv) [reserved];

(xvi) the issuance, sale or transfer of Equity Interests (including to the holders of Equity Interests of Cedar Fair and Six Flags immediately prior to the consummation of the Merger and to the management of New Holdco, Cedar Fair, Six Flags or any of their respective Subsidiaries) in connection with the Merger;

(xvii) during the Post-Merger Period, performance of Holdings or any of its Subsidiaries’ duties and obligations under the Partnership Parks Agreements;

(xviii) transactions pursuant to any Permitted Securitization Financing or a receivables sale or financing;

(xix) payments, loans (or cancellation of loans) or advances to officers, directors, employees or consultants that are (i) approved by the board of directors of Holdings in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xx) transactions between Holdings or any of the Subsidiaries and any person, a director of which is also a director of Holdings; provided, however, that (A) such director abstains from voting as a director of Holdings on any matter involving such other person and (B) such person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(xxi) transactions permitted by, and complying with, the provisions of Section 6.05; and

(xxii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of Holdings) for the purpose of improving the consolidated tax efficiency of Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08 Business of Holdings and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on (x) during the Pre-Merger Period, the Closing Date or (y) during the Post-Merger Period, the Merger Closing Date or, in each case, any Similar Business, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings. For the avoidance of doubt, this Section 6.08 shall not prohibit the Merger or any of the businesses or business activities conducted by Six Flags and its Subsidiaries as of the Merger Closing Date (including the performance of the Partnership Parks Agreements).

SECTION 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by Holdings), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by Holdings)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Subordinated Financing or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Subordinated Financing (collectively, “Restricted Debt Payments”), except for:

(A) any Restricted Debt Payment made with the proceeds of Indebtedness permitted to be incurred under Section 6.01 (provided that such Indebtedness shall be subordinated in right of payment to the Loan Obligations on terms in the aggregate not materially less favorable, taken as a whole, to the Lenders than those contained in the documentation governing the Subordinated Financing subject to such Restricted Debt Payment);

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder and any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Subordinated Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal, interest and fees on the scheduled maturity date of any Subordinated Financing (or within twelve months thereof);

(C) payments or distributions in respect of all or any portion of the Subordinated Financing, in an amount equal to the amounts received by Holdings from the issuance, sale or exchange by Holdings of Equity Interests that are not Disqualified Stock, provided that such proceeds are not included in any determination of the Cumulative Credit;

(D) the conversion of any Subordinated Financing to Equity Interests of Holdings;

(E) payments or distributions in respect of Subordinated Financings made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that Holdings elects to apply to this Section 6.09(b)(i)(E), so long as immediately after giving effect to such payment or distribution, (x) the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 5.25 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(F) payments and distributions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed, together with the aggregate amount of Restricted Payments made in reliance on Section 6.06(j), the greater of (1)(x) during the Pre-Merger Period, 50.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 50.0% of Post-Merger Closing Date EBITDA and (2) 50.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(G) any payment or distribution in respect of Subordinated Financing may be made so long as no Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution, the Net Secured Leverage Ratio on a Pro Forma Basis would not exceed (x) during the Pre-Merger Period, 2.50 to 1.00 and (y) during the Post-Merger Period, 3.00 to 1.00; and

(H) during the Post-Merger Period, any payment or distribution in respect of Subordinated Financing shall be permitted in an aggregate amount not to exceed Net Cash Flow from Partnership Parks.

(ii) Amend or modify, or permit the amendment or modification of, any provision of (i) any Subordinated Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by Holdings) and that do not affect the subordination or payment provisions thereof in a manner adverse to the Lenders when taken as a whole (as determined in good faith by Holdings) or (B) otherwise comply with the definition of Permitted Refinancing Indebtedness.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Holdings or such Material Subsidiary that is a Loan Party pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or the Outstanding Notes, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by Holdings);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with past practice or industry norm;

(E) [reserved];

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01, to the extent (i) such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined in good faith by Holdings) or (ii) are market terms at the time of incurrence of such Indebtedness (as determined in good faith by Holdings);

(G) customary provisions contained in leases or subleases or licenses or sublicenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with past practice or industry norm;

(H) customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement;

(J) customary restrictions and conditions contained in any agreement relating to the Disposition of any asset permitted under Section 6.05 pending the consummation of such Disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or customary restrictions on cash or other deposits or net worth arising in connection with any Liens permitted under Section 6.02 so long as Holdings has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations under the Loan Documents;

(M) any agreement in effect at the time such Subsidiary becomes a subsidiary (including any agreement binding on Six Flags and its Subsidiaries on the Merger Closing Date, including in respect of Indebtedness permitted under Section 6.01), so long as such agreement was not entered into in contemplation of such person becoming a subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Loan Party;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Securitization Document with respect to any Special Purpose Securitization Subsidiary; and

(R) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of Holdings, not materially more restrictive than those contained in such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Notwithstanding the foregoing, during the Post-Merger Period, Holdings and its Subsidiaries shall not enter into or permit to exist any Contractual Obligation that would prevent Holdings and its Subsidiaries from granting a Partnership Parks Lien to secure the Obligations, except for (i) the

Partnership Parks Agreements and replacement agreements having a substantially similar purpose to the Partnership Parks Agreements and (ii) any Indebtedness of Cedar Fair and its Subsidiaries existing on the Closing Date and any Indebtedness of Six Flags and its Subsidiaries existing on the Merger Closing Date.

(d) During the Post-Merger Period, consent to any modification, supplement or waiver of the Partnership Parks Agreements in any manner materially adverse to the Lenders (as reasonably determined by Holdings).

SECTION 6.10 Fiscal Year. In the case of Holdings, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that Holdings and the Administrative Agent determine are reasonably necessary to reflect such change in fiscal year.

SECTION 6.11 Financial Covenant. With respect to the Revolving Facility only, permit the Net First Lien Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on or about June 30, 2024 and excluding the Test Period ending on the last day of the fiscal quarter of Holdings during which the Merger Closing Date occurs) set forth in the table below to exceed the Net First Lien Leverage Ratio set forth opposite such Test Period in the table below:

Test Period	Net First Lien Leverage Ratio
Each Test Period ending prior to the Merger Closing Date	3.75 to 1.00

Test Period ending on the last day of the fiscal quarter of Holdings during which the Merger Closing Date occurs	None

Test Period ending on the last day of the first full fiscal quarter of Holdings after the Merger Closing Date through and including the Test Period ending on the last day of the fourth full fiscal quarter of Holdings after the Merger Closing Date	5.25 to 1.00

Test Period ending on the last day of the fifth full fiscal quarter of Holdings after the Merger Closing Date through and including the Test Period ending on the last day of the eighth full fiscal quarter of Holdings after the Merger Closing Date	5.00 to 1.00

Test Period	Net First Lien Leverage Ratio

Test Period ending on the last day of the ninth full fiscal quarter of Holdings after the Merger Closing Date through and including the Test Period ending on the last day of the twelfth full fiscal quarter of Holdings after the Merger Closing Date	4.75 to 1.00

Each Test Period ending thereafter	4.50 to 1.00

SECTION 6.12 Canadian Defined Benefit Plans. Sponsor, maintain, contribute to, participate in, or otherwise assume or incur any liability or contingent liability in respect of (a) any Canadian Defined Benefit Plan that is not listed on Schedule 3.15(b) or (b) any Canadian Multi-Employer Plan, unless (i) neither Holdings nor any of its Subsidiaries would have any liability in connection with employer withdrawal or in respect of any unfunded liability under such Canadian Multi-Employer Plan (including any going concern unfunded liability, solvency deficiency, wind-up deficiency), and (ii) the sole funding obligation of Holdings and its Subsidiaries under such Canadian Multi-Employer Plan is to remit normal cost contributions in the amounts and manner set forth in any applicable collective agreement or participation agreement.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after receipt by Holdings of notice thereof from the Administrative Agent;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI; provided that any breach of the Financial Covenant shall not, by itself, constitute an Event of Default or Default with respect to any Term Facility, and the Term Loans may not be accelerated, or Term Commitments terminated, as a result thereof, unless and until the Revolving Facility Loans that are outstanding have been accelerated and the Revolving Facility Commitments have been terminated as a result of such breach of the Financial Covenant;

(e) default shall be made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to Holdings;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due, or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled final maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (or any trustee or agent on its or their behalf) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled final maturity; or (ii) Holdings or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the scheduled final maturity thereof; provided that clause (i) above shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property or assets securing such Indebtedness (in the case of a Disposition, if such Disposition is permitted under the documents providing for such Indebtedness), (B) any Indebtedness that becomes due as a result of a voluntary Refinancing thereof permitted under Section 6.01, (C) any Indebtedness that becomes due or is required to be prepaid, repurchased, redeemed or defeased pursuant to customary “asset sale sweeps”, “casualty/condemnation sweeps” or “excess cash flow sweeps”, (D) any Indebtedness issued or incurred in connection with an acquisition or similar Investment that becomes due or is required to be prepaid, repurchased, redeemed or defeased pursuant to a “special mandatory redemption” (or a similar provision) as a result of such acquisition or similar Investment not having been consummated or (E) any termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by Holdings or any Subsidiary; provided, further, that, with respect to any event or condition described under clause (i) above with respect to any financial covenant under any revolving credit facility or Customary Term A Loans, such event or condition shall not constitute a Default or an Event of Default with respect to any Term Facility, and the Term Loans may not be accelerated, or the Term Commitments terminated, as a result thereof unless and until (I) such event or condition results in the holder or holders of such Indebtedness (or any trustee or agent on its or their behalf) causing such Indebtedness to become due, or requiring the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled final maturity or (II) the Revolving Facility Loans that are then-outstanding have been accelerated and the Revolving Facility Commitments have been terminated pursuant to this Section 7.01 as a result thereof;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Subsidiary

Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Subsidiary Borrower or any Material Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Subsidiary Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Subsidiary Borrower or any of the Material Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Subsidiary Borrower or any Material Subsidiary (except in a transaction expressly permitted under Section 5.01(a), 6.05(b) or 6.05(o)) and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Subsidiary Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Subsidiary Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, any Subsidiary Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, any Subsidiary Borrower or any Material Subsidiary to pay one or more final judgments against any of them or any of their respective assets aggregating in excess of the greater of (i)(x) during the Pre-Merger Period, 35.0% of Pre-Merger Closing Date EBITDA and (y) during the Post-Merger Period, 35.0% of Post-Merger Closing Date EBITDA and (ii) 35.0% of Adjusted EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, any Subsidiary Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event or a Canadian Pension Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv) Holdings or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, and in each case in subclauses (i) through (iv) above, such event or condition is in respect of Holdings or any Subsidiary and, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by any Loan Party party thereto not to be a legal, valid and binding obligation of such Loan Party (other than in accordance with its terms), (ii) any Lien purported to be created by any Collateral Document and to extend to assets that constitute a material portion of the Collateral shall cease to be (other than in accordance with its terms) a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests of Foreign Subsidiaries or the application thereof (other than (x) with respect to any Canadian Borrower, the laws of Canada and any province or territory thereof and (y) with respect to any Subsidiary Borrower that is not a Domestic Subsidiary or a Canadian Subsidiary, the laws of its jurisdiction of organization), or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guaranty by Holdings or a material portion of the Guaranties by the Subsidiary Guarantors shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party party thereto not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof);

(m) during the Post-Merger Period, (i) a “Default” under any of the Partnership Parks Agreements shall have occurred and be continuing that would permit either (A) SFOG II, Inc. to be removed as the general partner of Six Flags Over Georgia II, L.P., a Delaware limited partnership, or (B) Six Flags Over Texas, Inc. to be removed as the general partner of Texas Flags, Ltd., a Texas limited partnership, or (ii) a “Triggering Default” under the Subordinated Indemnity Agreement shall have occurred and be continuing (provided, however, that solely as used in this Section 7.01(m), “Default” shall mean an Overall Agreement Payment Default, a Partnership Minimum Amount Distribution Default, a Lease Payment Default or Another Material Default (in each case as defined under the applicable Partnership Park Agreement)), and in each case in subclauses (i) and (ii) above, such “Default” or “Triggering Default”, together with all other such “Defaults” or “Triggering Defaults”, if any, would reasonably be expected to have a Material Adverse Effect; or

(n) during the Post-Merger Period, Holdings or any of its Subsidiaries, including any Partnership Parks Entity, shall breach or otherwise default under any of its obligations under Section 6.1.18 of the Subordinated Indemnity Agreement (as in effect on the Merger Closing Date, without giving effect to any amendment, modification, or termination thereof, and without giving effect to any consent or waiver given by any party thereto in connection therewith) (for this purpose, the terms Georgia Acquisition Subsidiaries Guarantee, the Texas Acquisition Subsidiaries Guarantee, Capital Improvement Loan, and Acquisition Company Credit Agreement as used in such Section 6.1.18 shall mean such agreements and transactions as in effect on the Merger Closing Date), and such breach or default, together with all other such breaches or defaults, if any, would reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than (x) an event with respect to Holdings or any Subsidiary Borrower described in clause (h) or (i) above and (y) an event described in clause (d) above arising with respect to a failure to comply with the Financial Covenant or referred to in the second proviso to clause (f) above, unless the conditions of the proviso contained in clause (d) above or the conditions contained in the second proviso to clause (f) have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to Holdings, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to subclause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to Holdings or any Subsidiary Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Borrowers shall automatically be required to provide Cash Collateral to the full extent required by Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with the Financial Covenant or referred to in the second proviso to clause (f) above and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Revolving Facility Lenders, shall, by notice to Holdings, take either or both of the following actions, at the same or different times: (A) terminate forthwith the Revolving Facility Commitments, (B) declare the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Facility Loans and Swingline Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder with respect to the Revolving Facilities, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (C) if the Revolving Facility Loans have been declared due and payable pursuant to subclause (B) above, demand Cash Collateral pursuant to Section 2.05(j).

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) a notice of Default or Event of Default may not be given by the Administrative Agent or by any Secured Party (or any other action taken on the assertion of any Default or Event of Default) if the event or condition giving rise to such Default or Event of Default was disclosed to the Administrative Agent in a written notice delivered pursuant to Section 5.05(a) more than two years prior to such notice of Default or Event of Default (or other action) other than with respect to an Event of Default under Section 7.01(b), 7.01(c), 7.01(h), 7.01(i) or 7.01(l), provided that such limitation shall not apply if the Administrative Agent has commenced any action in respect of such Default or Event of Default prior to the end of such two-year period, and (ii) any Default or Event of Default (including any Default or Event of Default arising from Holdings’ failure to comply with Section 5.05(a)) shall be deemed not to “exist” or be “continuing” if (A) with respect to any Default or Event of Default that occurs due to a failure by Holdings or any Subsidiary to take any action (including taking any action by a specified time), Holdings or such Subsidiary takes such action, or (B) with respect to any Default or Event of Default that occurs due to the taking of any action by Holdings or any Subsidiary that is not then permitted, on the earlier to occur of (1) the date such action would be permitted to be taken, pursuant to an applicable amendment or waiver permitting such action or otherwise, and (2) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time (including after giving effect to any amendments or waivers); provided that any Default or Event of Default resulting from the failure to deliver a notice pursuant to Section 5.05(a) shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured unless Holdings or such Subsidiary had actual knowledge of such Default or Event of Default at the time that it failed to timely deliver such notice; provided, further, that notwithstanding anything to the contrary contained in the foregoing, an Event of Default (the “Initial Default”) may not be cured pursuant to this subclause (ii) (I) (x) if the Administrative Agent has commenced any remedial action in accordance with this Section 7.01 or as otherwise permitted by the Loan Documents or (y) if such cure results in material impairment of the rights and remedies of the Lenders or the Administrative Agent with respect to any Default or Event of Default other than the Initial Default, (II) in the case of an Event of Default (x) due to failure to observe or perform the covenants set forth in Section 5.08 or Section 6.08 or (y) pursuant to clause (g), (h), (i) or (l) of this Section 7.01 or (III) if the taking of any action by Holdings or any Subsidiary that is not permitted during the continuance of such Initial Default directly results in the cure of such Initial Default and Holdings or such Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing.

SECTION 7.02 Treatment of Certain Payments. Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following the acceleration of any Obligations under this Agreement pursuant to Section 7.01: (a) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Loan Parties (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreement), (b) second, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (c) third, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, (d) fourth, towards payment of other Obligations (including Obligations owing under or in respect of any Secured Cash Management Agreement or Secured Hedge Agreement) then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (e) last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by applicable law.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment. (a) Each Lender (in its capacities as a Lender and a Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing

Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby (i) irrevocably designates and appoints the Administrative Agent as the agent of such Lender or Issuing Bank, as applicable, under this Agreement and the other Loan Documents and the Collateral Agent as the agent of such Lender or Issuing Bank, as applicable, and the other Secured Parties under this Agreement, the Intercreditor Agreements and the Collateral Documents, and (ii) irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Except as provided in Sections 8.09 and 8.11, the provisions of this Article VIII are solely for the benefit of the Agents, the Lenders, the Issuing Banks and their respective Related Parties, and neither Holdings nor any subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and a Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender or Issuing Bank, as applicable, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

(c)

(i) Each Lender, each Issuing Bank, each other Secured Party and any other party hereto hereby severally agrees that if (A) any Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Issuing Bank, other Secured Party (or any Affiliate of a Secured Party) or other person that has received funds from such Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that such Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (B) any Payment Recipient receives any payment from any Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in subclause (A) or (B) of this Section 8.01(c)(i), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 8.01(c)(i) shall require any Agent to provide any of the notices specified in subclause (A) or (B) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by any Agent for the return of any Erroneous Payments, including waiver of any defense based on “discharge for value” or any similar doctrine.

(ii) Without limiting Section 8.01(c)(i), each Payment Recipient agrees that, in the case of Section 8.01(c)(i)(B), it shall promptly notify the Administrative Agent in writing of such occurrence.

(iii) In the case of either Section 8.01(c)(i)(A) or Section 8.01(c)(i)(B), such Erroneous Payment shall at all times remain the property of the applicable Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and upon demand from such Agent such Payment Recipient shall (or, shall cause any person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent at the Overnight Rate.

(iv) In the event that an Erroneous Payment (or portion thereof) is not recovered by the applicable Agent for any reason, after demand therefor by such Agent in accordance with Section 8.01(c)(iii), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of such Agent and upon such Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made to such Agent or, at the option of such Agent, such Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”)

plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by such Agent or its applicable lending Affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (A) any assignment contemplated in this subclause (iv) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (B) the provisions of this subclause (iv) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (C) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other person.

(v) Each party hereto hereby agrees that (A) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the applicable Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by such Agent to such Payment Recipient from any source, against any amount due to such Agent under this Section 8.01(c) or under the indemnification provisions of this Agreement, (B) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from a Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (C) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from Holdings, a Subsidiary Borrower or any Subsidiary Guarantor for the purpose of making a payment on the Obligations.

(vi) Each party’s obligations under this Section 8.01(c) shall survive the resignation or replacement of any Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(vii) Nothing in this Section 8.01(c) will (i) constitute a waiver or release of any claim of any Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment or (ii) increase (or accelerate the due date for) any Obligations of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor (including indemnification obligations) relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made.

SECTION 8.02 Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral, provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent, as applicable. Should any instrument in writing from Holdings or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, Holdings shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such agent, attorney-in-fact or Subagent. The exculpatory provisions of this Article shall apply to any such agent, attorney-in-fact or Subagent and to their respective Related Parties.

SECTION 8.03 Exculpatory Provisions. None of the Agents or their respective Related Parties shall (a) be liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document (except to the extent that it is found by a final and nonappealable decision of a court of competent jurisdiction to have acted with gross negligence or willful misconduct), (b) have any duties or obligations except those expressly set forth herein and in the other Loan Documents, (c) be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom, (d) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as such Agent shall believe in good faith to be necessary pursuant to the terms of the Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, (e) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates (or Six Flags or its Affiliates) that is communicated to or obtained by or otherwise in the possession of such Agent or any of its Affiliates or any of their respective Related Parties in any capacity or (f) be required to account to any Lender or any Issuing Bank for any sum or profit received by such Agent for its own account. The Agents and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or any other person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Bank pursuant to Section 2.05(l)), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or the creation, perfection, maintenance, preservation, continuation or priority of any Lien created, purported to be created or required under any Loan Document, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the utilization of any Issuing Bank’s Letter of Credit Commitment (it being understood and agreed that each Issuing Bank shall monitor compliance with its own Letter of Credit Commitment without any further action by the Administrative Agent). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution or a Net Short Lender. The Administrative Agent shall have no liability arising from, or be responsible for any loss, cost or expense suffered by Holdings, any Subsidiary, any Lender, any Issuing Bank or any other person as a result of, the calculation of the All-In Yield with respect to any Indebtedness, any exchange rate determination or currency conversion, the terms and conditions of any Permitted Intercreditor Agreement, or any amendment, supplement or other modification thereof. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 8.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person, including any certification pursuant to Section 8.11. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Revolving Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank reasonably prior to such Revolving Credit Event. Each Agent may consult with legal counsel (including counsel to Holdings or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat each Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as the Administrative Agent shall believe in good faith to be necessary pursuant to the terms of the Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as the Administrative Agent shall believe in good faith to be necessary pursuant to the terms of the Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Each Lender or Issuing Bank that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Bank hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Bank or that is to be acceptable or satisfactory to such Lender or Issuing Bank.

SECTION 8.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or a Subsidiary Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as the Administrative Agent shall believe in good faith to be necessary pursuant to the terms of the Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that none of the Agents, the Arrangers or any of their respective Related Parties or attorneys-in-fact have made any representations or warranties to it and that no act taken or failed to be taken by any Agent, any Arranger or any of their respective Related Parties, including any consent to and acceptance of any assignment or review of the affairs of Holdings or any of its Affiliates (or of Six Flags and its Affiliates), shall be deemed to constitute any representation or warranty by any Agent, any Arranger or any of their respective Related Parties to any Lender, any Issuing Bank or any other Secured Party as to any matter, including whether any Agent, any Arranger or any of their respective Related Parties has disclosed material information in its possession. Each Lender and Issuing Bank expressly acknowledges, represents and warrants to the Agents and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in the case of any Lender, it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of Holdings, the Borrowers and their respective subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon any Agent, any Arranger, any other Lender, any other Issuing Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of Holdings and its Affiliates, all applicable bank or other regulatory laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Bank also acknowledges and agrees that (i) it will, independently and without reliance upon the any Agent, any Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to Holdings, the Borrowers and their respective subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 8.06.

SECTION 8.07 Indemnification. Each Lender agrees to indemnify each Agent, in its capacity as an Agent, in the amount of such Lender’s pro rata share (based on such Lender’s outstanding Term Loans, Revolving Facility Credit Exposures and unused Commitments

(determined at the time such indemnity is sought)) and each Revolving Facility Lender agrees to indemnify each Issuing Bank and Swingline Lender, in each case, in its capacity as such, in the amount of such Revolving Facility Lender’s pro rata share (based on such Revolving Facility Lender’s aggregate Revolving Facility Credit Exposure and unused Revolving Facility Commitments (determined at the time such indemnity is sought)), in each case, to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so, from and against any and all Liabilities and related expenses of any kind whatsoever that may at any time (whether before or after the Termination Date) be imposed on, incurred by or asserted against such Agent, Issuing Bank or Swingline Lender in any way relating to or arising out of the Facilities, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities and related expenses that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s, as applicable, gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by such Lender to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the Termination Date.

SECTION 8.08 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with Holdings or any of its Affiliates as though such Agent were not an Agent and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Issuing Bank” and “Issuing Banks” shall include each Agent in its individual capacity.

SECTION 8.09 Successor Agent.

(a) Any Agent may resign as Agent upon notice to the Lenders and Holdings, which notice shall specify the effective date of such Agent’s resignation (the “Resignation Effective Date”), which date shall be at least 10 days following the date of such notice. If an Agent shall resign as Agent under this Agreement and the other Loan Documents, then Holdings shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the Resignation Effective Date, the retiring Agent may (but shall not be obligated to), on behalf of the Required Lenders, appoint a successor Agent meeting the qualifications set forth above; provided if the retiring Agent does not so appoint a successor, the retiring Agent’s resignation shall nevertheless thereupon become effective on the Resignation Effective Date, and the Lenders shall assume and perform all of the duties of such retiring Agent hereunder until such time, if any, as Holdings (or the Required Lenders) appoint a successor agent as provided for above.

(b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Collateral Agent, an Issuing Bank and a Swingline Lender unless consented to by Wells Fargo, in its sole discretion. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall become the successor Collateral Agent for all purposes of the Loan Documents, (ii) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, and a Swingline Lender, if in its sole discretion it elects to, (iii) the retiring Issuing Bank and Swingline Lender shall, unless it consents otherwise, in its sole discretion, be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iv) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c) Notwithstanding anything to the contrary herein, at any time on or after the date that the Merger Agreement is terminated in accordance with its terms (so long as the Merger Closing Date has not occurred on or prior to such date), Cedar Fair may, at its sole option, replace Wells Fargo or any other person serving as Administrative Agent and/or Collateral Agent hereunder at such time (the “Merger Interim Period Agent”) with JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent so long as JPMorgan Chase Bank, N.A. shall have accepted such designation. The Merger Interim Period Agent shall, at the sole cost and expense of the Loan Parties, execute a customary successor agent agreement, which customary successor agent agreement shall be reasonably satisfactory to the Merger Interim Period Agent, JPMorgan Chase Bank, N.A. and Holdings, and take such other actions as may be reasonably requested by the Loan Parties and/or the successor Administrative Agent or Collateral Agent to transfer possession of collateral and/or reflect the change in the Administrative Agent and/or Collateral Agent. The Lenders and Issuing Banks hereby agree to the replacement of the Administrative Agent and Collateral Agent as set forth in this Section 8.09(c). Any replacement of the Merger Interim Period Agent as Administrative Agent and Collateral Agent pursuant to this Section 8.09(c) shall also constitute its replacement as an Issuing Bank and a Swingline Lender, unless consented to by the Merger Interim Period Agent, in its sole discretion. Upon the acceptance of JPMorgan Chase Bank N.A.’s appointment as Administrative Agent and Collateral Agent hereunder, (i) JPMorgan Chase Bank N.A. shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, if in its sole discretion it elects to, and a Swingline Lender, if in its sole discretion it elects to, (ii) the retiring Issuing Bank and Swingline Lender shall, unless it consents otherwise, in its sole discretion, be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and

(iii) the successor Issuing Bank, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(d) With effect from the Resignation Effective Date or the date of the Merger Interim Period Agent’s replacement as Administrative Agent and Collateral Agent (the “Replacement Effective Date”), (i) the retiring or replaced Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or replaced Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or replaced Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to the successor Agent, or if there is no successor Agent, to each Lender and each Issuing Bank directly, until such time, if any, as Holdings (or the Required Lenders) appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or replaced Agent (other than any rights to indemnity payments or other amounts owed to the retiring or replaced Agent as of the Resignation Effective Date or the Replacement Effective Date, as applicable), and the retiring or replaced Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring or replaced Agent’s resignation or replacement hereunder and under the other Loan Documents, the provisions of this Article VIII and all other exculpatory and indemnity provisions set forth in any Loan Document shall continue in effect for the benefit of such retiring or replaced Agent and its agents, attorneys-in-fact and Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Agent was acting as Agent or relating to its duties as Agent that are carried out following its retirement or replacement, including any actions taken with respect to acting as Collateral Agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent or Collateral Agent, including, in the case of Section 8.09(c), in respect of any actions taken in connection with the transfer of agency to JPMorgan Chase Bank, N.A.

SECTION 8.10 Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as a joint lead arranger and joint bookrunner is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

SECTION 8.11 Collateral Documents, Intercreditor Agreements and Collateral Agent. The Lenders and the other Secured Parties authorize the Administrative Agent and the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) any Permitted Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is expressly permitted, or required, hereunder to be an Other First Lien or a Junior Lien and to be subject to a Permitted Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any Permitted Intercreditor Agreement as contemplated by the definition of each such term), and to amend, supplement or otherwise modify any Loan Document to implement the terms of any such Permitted Intercreditor Agreement, and any ancillary documents thereto. In addition, the Lenders and the Secured Parties hereby irrevocably authorize and instruct the Administrative Agent and the Collateral Agent to, without any further consent of any Lender or any other Secured Party, to enter into (or acknowledge and consent to) any amendments, supplements or other modifications of any Intercreditor Agreement that Holdings may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Holdings as to whether any such other Liens are expressly permitted, or required, hereunder to be an Other First Lien or a Junior Lien and to be subject to a Permitted Intercreditor Agreement and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and each other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (i), (j), (p), (u), (aa), (ee), (ff) or (gg) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property, (ii) that is or becomes an Excluded Asset or (iii) in accordance with Section 9.18; and the Administrative Agent and the Collateral Agent shall do so upon request of Holdings; provided that prior to any such request, Holdings shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying, to the extent applicable, (x) that such Lien is not prohibited under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become an Excluded Asset and (B) if such property has become an Excluded Asset as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

Upon request by the Collateral Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents, or as the Administrative Agent shall believe in good faith to be necessary pursuant to the terms of the Loan Documents) will confirm in writing the Collateral Agent’s authority to subordinate or release its interest in particular types or items of property pursuant to this Section 8.11.

SECTION 8.12 Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, interim receiver, receiver and manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the parties hereto and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent.

SECTION 8.13 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate documentation was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.13. For purposes of this Section 8.13, the term “Lender” includes any Issuing Bank. The agreements in this Section 8.13 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 8.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent Qualified Professional Asset Managers (as defined below)), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection

(a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(b) Each of the Administrative Agent and the Arrangers hereby informs the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.15 Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i) if to any Loan Party, any Agent or any Issuing Bank or Swingline Lender as of the Closing Date, to the address or email address specified for such person on Schedule 9.01; and

(ii) if to any other Lender or any other Issuing Bank, to the address or email address specified in its Administrative Questionnaire.

(b) Notices and other communications to the Agents, the Lenders and the Issuing Banks hereunder may, in addition to email, be delivered or furnished by other electronic communication (including Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. All notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next business day for the recipient, and (ii) posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Any party hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender or an Issuing Bank, by notice to Holdings and the Administrative Agent).

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the execution and delivery of the Loan Documents, the making by the Lenders of the Loans and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf and notwithstanding that any Agent, any Lender, any Issuing Bank or any of their respective Affiliates may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other provision contained herein or in any other Loan Document that is expressed to survive the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or the other applicable Loan Document, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and the provisions of Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof.

SECTION 9.03 Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, each Subsidiary Borrower, the Subsidiary Guarantors and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Subsidiary Borrowers, the Subsidiary Guarantors, the Agents, each Issuing Bank and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any branch or Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05(o) or pursuant to the Merger, neither Holdings nor any Subsidiary Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any branch or Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed (with the investment objectives, history and/or creditworthiness of any proposed Assignee being reasonable basis for Holdings to withhold consent to any proposed assignment); provided that Holdings may withhold its consent to any assignment to an Ineligible Institution in its sole discretion) of:

(A) Holdings, which consent will be deemed to have been given if Holdings has not objected thereto within 10 Business Days after the delivery of any written request for such consent; provided that no consent of Holdings shall be required (1) for an assignment of (I) a Term Facility Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (II) a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender or (2) if an Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing, to any other person; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of (x) a Term Facility Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (y) a Revolving Facility Commitment and/or Revolving Facility Loan to a Revolving Facility Lender or an Affiliate of a Revolving Facility Lender; and

(C) the Issuing Banks and the Swingline Lenders; provided that no consent of the Issuing Banks and Swingline Lenders shall be required for an assignment of all or any portion of a Term Facility Commitment or Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) US$1,000,000 or an integral multiple of US$1,000,000 in excess thereof in the case of Term Loans, (y) US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof in the case of Revolving Facility Loans denominated in U.S. Dollars or Revolving Facility Commitments and (z) CAD$5,000,000 or an integral multiple of CAD$1,000,000 in excess thereof in the case of Revolving Facility Loans denominated in Canadian Dollars, unless each of Holdings and the Administrative Agent otherwise consent (which consent, in the case of Holdings, will be deemed to have been given if Holdings has not objected thereto within 10 Business Days after the delivery of any written request for such consent); provided that no consent of Holdings shall be required under this subclause (A) if an Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates and Approved Funds;

(B) except as set forth in Section 9.04(i), the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case together with a processing and recordation fee of US$3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this subclause (C) shall not be construed to prohibit (x) the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans or (y) in the case of any Term Facility, an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Term Facility Commitment or Term Loan without assigning a proportionate part of the assigning Lender’s rights and obligations in respect of its Term Loans or Term Facility Commitments, respectively;

(D) except as set forth in Section 9.04(i), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required to be delivered pursuant to Section 2.17; and

(E) the Assignee shall not be (1) except as permitted pursuant to Section 9.04(i), Holdings or any of its Affiliates, (2) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (3) an Ineligible Institution or (4) a Defaulting Lender or any of its Affiliates, or any person that, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this subclause (4).

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution, a Defaulting Lender or otherwise a person not permitted under clause (E) above, and the Administrative Agent shall have no Liability with respect to any assignment made to an Ineligible Institution, a Defaulting Lender or any such other person. Upon the request of any Lender, the Administrative Agent shall make the list of Ineligible Institutions on file with the Administrative Agent available to such Lender on a confidential basis solely for the purpose of permitting such Lender to verify whether a potential Assignee or potential Participant (or any such person’s Affiliate) constitutes an Ineligible Institution, but such list will not be subject to further disclosure by the Administrative Agent or such Lender, in each case, without Holdings’ prior written consent. Any assigning Lender shall, in connection with any potential assignment, provide to Holdings a copy of its request (including the name of the prospective Assignee) concurrently with its delivery of the same request to the Administrative Agent, irrespective of whether or not an Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing or whether Holdings otherwise has a consent right.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clause (b) of this Section 9.04 shall, subject to clause (h) of this Section 9.04, be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Holdings, the Subsidiary Borrowers, the Agents, the Issuing Banks, the Swingline Lenders and the other Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings, the Subsidiary Borrowers, any Issuing Bank, any Swingline Lender and any other Lender (but only to the extent of entries in the Register that are applicable to such other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b)(i) of this Section 9.04 and any applicable tax documentation, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) [Reserved].

(d)

(i) Any Lender may, without the consent of Holdings, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations in Loans and Commitments to one or more banks or other persons other than (I) Holdings or any of its Affiliates, (II) a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (III) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to such Lender) or (IV) any Defaulting Lender or any of its Affiliates, or any person that, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (IV) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the

Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Subsidiary Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver of this Agreement or any other Loan Document may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution, a Defaulting Lender or otherwise a person not permitted to be a Participant as set forth above, and the Administrative Agent shall have no Liability with respect to any participation made to an Ineligible Institution, a Defaulting Lender or any such other person.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holdings’ prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(d)(iii); provided that each potential Participant shall provide such information as is reasonably requested by Holdings in order for Holdings to determine whether to provide its consent.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of Holdings, the Administrative Agent, any Issuing Bank or any Swingline Lender. Each of Holdings, each Subsidiary Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If any Borrower wishes to refinance the Loans or replace the Commitments under any Facility with Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans to be refinanced or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) substantially concurrently with, or after, the effectiveness of such assignment, amend the terms thereof in accordance with Section 9.08. In the case of any such assignment of any Loans or Commitments under any Facility, (A) all Loans so assigned shall be purchased at par, (B) any such assignment shall be allocated among the Lenders under such Facility in the same manner as would be required hereunder if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers and (C) each Lender whose Loan or Commitment is so assigned shall have received payment of an amount equal to the outstanding principal of its Loans so assigned, its funded participations in L/C Disbursements and Swingline Loans (to the extent relating to the Commitment so assigned), accrued interest thereon and accrued fees (to the extent relating to the Commitment so assigned). Upon receipt by any Lender of the amounts referred to in clause (C) above, such Lender shall automatically be deemed to have assigned to the Administrative Agent (or its designee), and the Administrative Agent (or its designee) shall automatically be deemed to have assumed, its Loans or Commitment under the applicable Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith, it being understood, however, that the provisions of clause (iii) of Section 9.04(b) shall apply to any such assignment. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such refinancing or replacement.

(i)

(i) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 9.04(i)), any of Holdings or its Subsidiaries, including the Subsidiary Borrowers, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) (each, a “Permitted Loan Purchase”); provided that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under any Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Term Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(i)(ii), (C) in connection with any such Permitted Loan Purchase, Holdings or such Subsidiary, as applicable, that is the Assignee and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Assumption (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Assumption and (y) shall not be required to execute and deliver an Assignment and Assumption pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to assignments under this Section 9.04, provided that (1) no consent of Holdings or the Administrative Agent shall be required for any such assignment and (2) Holdings or such Subsidiary shall not be required to deliver an Administrative Questionnaire or any tax documentation required to be delivered pursuant to Section 2.17, and (D) no Event of Default shall exist or would result from such Permitted Loan Purchase.

(ii) Each Permitted Loan Purchase shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans (it being agreed that upon any such cancellation and extinguishment, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled and extinguished) and the Borrowers shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Term Loans.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Holdings and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Facility Loans and participations in Letters of Credit and Swingline Loans, in each case in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (j), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05 Expenses; Indemnity; Limitation of Liability. (a) The Borrowers agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers in connection with the syndication of the Facilities and the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of a single U.S. counsel and a single Canadian counsel for the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole, and, if necessary, the reasonable and documented fees, charges and disbursements of a single local counsel in any other jurisdiction (including any other Canadian jurisdiction) for the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole, and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender in connection with the enforcement of such person’s rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single U.S. counsel and a single Canadian counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each other jurisdiction (including any other Canadian jurisdiction) for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs Holdings of such conflict and thereafter retains its own counsel, of another single U.S. counsel and, a single Canadian counsel and, if necessary, a single local counsel in each other jurisdiction (including any other Canadian jurisdiction), for each group of affected persons that are similarly situated, taken as a whole).

(b) The Borrowers agree to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all Liabilities and related expenses, joint or several, including reasonable fees, charges and disbursements of counsel (excluding the allocated costs of in-house counsel and limited to not more than a single U.S. counsel and a single Canadian counsel for all Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction (including any other Canadian jurisdiction) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Holdings of such conflict and thereafter retains its own counsel, of another single U.S. counsel and a single Canadian counsel and, if necessary, a single local counsel in each other jurisdiction (including any other Canadian jurisdiction), for each group of affected Indemnitees that are similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by Holdings or any of its subsidiaries, (iv) any actual or alleged presence, Release or threatened Release of or exposure of a person to Hazardous Materials at, under, on, from or to any property owned, leased or operated by Holdings or any of its subsidiaries (other than resulting solely from a Release of Hazardous Materials by any third party occurring after the Administrative Agent sells the relevant property subsequent to a foreclosure or acceptance of a deed in lieu of foreclosure) or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party (including Six Flags and its Affiliates) or by Holdings, any of its subsidiaries or other Affiliates or the equityholders or creditors of any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of Holdings or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Agent, Issuing Bank or Arranger in its capacity as, or in fulfilling its role as, such). This Section 9.05(b) shall not apply to any Taxes (other than Taxes that represent Liabilities and related expenses resulting from a non-Tax claim).

(c) To the fullest extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto and any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive losses or damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, even if they have been advised of the likelihood of such damages; provided that this sentence shall not limit any Loan Party’s indemnification or reimbursement obligations set forth in this Agreement or any other Loan Document to which such Loan Party is a party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff, provided that any failure to provide or any delay in providing such statement shall not affect the validity of any such set off or application under this Section 9.06. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE

OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 9.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Subsidiary Borrower or any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Subsidiary Borrower or any Subsidiary Guarantor in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Subject to Sections 9.08(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party that is party thereto and each Agent party thereto and consented to by the Required Lenders (unless otherwise provided in the applicable Loan Document); provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the scheduled final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that none of (x) any amendment to the financial definitions in this Agreement, or any waiver of (or any waiver of any amount required to be paid on account of) any inaccuracy in any calculation of any financial ratio set forth in this Agreement, or (y) any waiver or modification of Section 2.21(b)(vii) (and the definition of the term All-in Yield as used in such Section), or of any other “most favored nation” provision set forth in any Loan Document (and the defined terms relating thereto) shall constitute a reduction in the rate of interest for purposes of this subclause (i);

(ii) increase or extend any Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing (but in the case of an increase, only if such increase is otherwise permitted under this Agreement), such consent of such Lender shall be the only consent required hereunder to make such modification); provided that (x) waivers or modifications of conditions precedent, representations and warranties, covenants, Defaults or Events of Default, mandatory prepayments or mandatory reductions in the Commitments of any Class shall not constitute an increase or extension of any Commitments or a decrease of the Commitment Fees, L/C Participation Fees or any other Fees of any Lender for purposes of this subclause (ii) and (y) neither any amendment to the financial definitions in this Agreement, nor any waiver of (or any waiver of any amount required to be paid on account of) any inaccuracy in any calculation of any financial ratio set forth in this Agreement, shall constitute a decrease in the Commitment Fees, L/C Participation Fees or any other Fees for purposes of this subclause (ii);

(iii) extend or waive any scheduled amortization payment of any Term Loan due on any Term Loan Installment Date or reduce the amount thereof due on any Term Loan Installment Date or extend any scheduled date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) amend or modify (A) the provisions of Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis or (B) the provisions of Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, in each case, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(v) amend or modify (A) the provisions of this Section 9.08 or the definition of the terms Required Lenders or Majority Lenders or any other provision hereof or any other Loan Document, in each case, to reduce the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case, without the prior written consent of each Lender, provided that, in the case of any provision of this Section 9.08 or any such other provision that by its express terms only relates to Lenders of a particular Class, any change to such provision to reduce the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder shall require the prior written consent of each Lender of such Class (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with such change) or (B) the definition of Required Revolving Facility Lenders without the prior written consent of each Revolving Facility Lender (it being understood that neither the prior written consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any amendment to or modification of the definition of Required Revolving Facility Lenders), except, in the case of each of clauses (A) and (B), for the avoidance of doubt, as otherwise provided in Section 9.08(c)(xii);

(vi) release Liens granted pursuant to the Loan Documents on all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from their respective Guarantees under this Agreement (in each case, other than in connection with any release of the relevant Liens or Guarantees permitted by the Loan Documents), without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or Collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(c) (it being agreed that the Required Lenders or the Required Prepayment Lenders may waive, in whole or in part, any prepayment required by Section 2.11(b) or 2.11(c) so long as the application of any prepayment still required to be made, if any, is not changed in a manner adverse to the Lenders participating in such adversely affected Facility); or

(viii) other than in connection with the incurrence of any debtor-in-possession financing, contractually subordinate any Facility in right of payment to any Indebtedness of the type described in clause (a) or (b) of the definition of such term or contractually subordinate the priority of the Liens on the Collateral securing the Facilities to any Lien securing any Indebtedness of the type described in clause (a) or (b) of the definition of such term, in each case, without the consent of each directly and adversely affected Lender, in each case, other than in connection with any Indebtedness with respect to which each then-existing Lender with respect to the applicable Facility is offered the opportunity (on a ratable basis) to provide such Indebtedness on the same terms and conditions as other persons providing such Indebtedness; provided, however, that if any such existing Lender does not accept an offer to provide its pro rata share of such Indebtedness within five Business Days following such offer being made, such existing Lender shall be deemed to have declined such offer, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of an Agent, a Swingline Lender or an Issuing Bank hereunder without the prior written consent of such Agent, such Swingline Lender or such Issuing Bank, as applicable, acting as such at the effective date of such agreement.

(c) Notwithstanding anything to the contrary in Section 9.02(b):

(i) This Agreement may be amended or modified as provided in Sections 1.04, 1.06, 2.04(e) (and the Swingline Commitment of any Swingline Lender may be modified as provided in the definition of Swingline Commitment), 2.05(i) (and the Letter of Credit Commitment of any Issuing Bank may be modified as provided in the definition of Letter of Credit Commitment), 2.14(b), 2.21, 2.22, 2.23, 2.25, 5.13, 6.05(o) and 6.10.

(ii) Any waiver, amendment or modification of the final paragraph of the definition of Applicable Commitment Fee may be effected as provided in such final paragraph.

(iii) Any waiver, amendment or modification of Section 2.11(b) or 2.11(c) may be effected with the prior written consent of the Required Prepayment Lenders.

(iv) Any waiver, amendment or modification of (x) Section 6.11 (or any financial definition (or any component thereof) solely as used in such Section), or any Default or Event of Default in respect thereof, or (y) Section 4.02 (solely as it relates to the Revolving Facility Loans, Swingline Loans and Letters of Credit), may be effected with (and may not be effected without) the prior written consent of the Required Revolving Facility Lenders (in the case of this clause (y), subject to the rights of the Swingline Lenders and the Issuing Banks under the final proviso of Section 9.08(b)).

(v) Any waiver, amendment or modification of any term or provision of this Agreement that by its terms directly affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes may be amended pursuant to an agreement or agreements in writing entered into by Holdings and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent if such Class of Lenders were the only Class of Lenders hereunder at the time (subject to the rights of the Agents, the Swingline Lenders and the Issuing Banks under the final proviso of Section 9.08(b)).

(vi) Any waiver of any Default or Event of Default that arises from the inaccuracy of any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection therewith, in each case, in connection with any Revolving Credit Extension may be effected with the prior written consent of the Required Revolving Facility Lenders.

(vii) No Defaulting Lender or Net Short Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders and Net Short Lenders), except that (x) the Commitment of any Defaulting Lender or Net Short Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Net Short Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender or such Net Short Lender. Each Lender shall, in connection with any determination referred to in the immediately preceding sentence, determine whether or not it is a Net Short Lender and, if such Lender shall be a Net Short Lender, such Lender shall promptly notify the Administrative Agent and Holdings in writing that it is a Net Short Lender, it being agreed that (1) each Lender that shall not have provided such notice to the Administrative Agent and Holdings shall be deemed to have represented and warranted to the Administrative Agent and Holdings that it is not a Net Short Lender and (2) the Administrative Agent and Holdings shall be entitled to rely on each such notification and each such deemed representation and warranty and shall have (x) no duty to (I) inquire as to or investigate the accuracy of any such deemed representation and warranty, (II) verify any statements in any officer’s certificates delivered to it or (III) otherwise make any calculations, investigations or determinations with respect to any

Derivative Instruments or Net Short Positions and (y) no liability with respect to any provisions of this Agreement relating to Net Short Lenders.

(viii) Without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(ix) Without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion) amend, supplement and/or waive any Collateral Document to (x) comply with any law or the advice of counsel and/or (y) cause such Collateral Document to be consistent with this Agreement and/or the relevant other Loan Documents.

(x) The Administrative Agent and/or the Collateral Agent may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement as provided in Section 8.11.

(xi) Without the consent of any Lender or any Issuing Bank, Holdings and the Administrative Agent may, in connection with any transaction permitted by Section 2.21, 2.22 or 2.23, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Holdings and the Administrative Agent, to add terms (including representations and warranties, conditions, prepayments, covenants or events of default) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, it being understood that (x) where applicable, any such amendment may be effected as part of the applicable Incremental Assumption Amendment, Extension/Modification Agreement or Refinancing Agreement and (y) any Incremental Assumption Amendment, Extension/Modification Agreement or Refinancing Agreement also may provide for amendments or other modifications to this Agreement and the other Loan Documents in addition to those referred to in by Section 2.21, 2.22 or 2.23, as the case may be (any such additional amendment or modification, an “Additional Amendment”); provided that no Additional Amendment shall become effective prior to the time that such Additional Amendment shall have been consented to (including pursuant to consents set forth in any Incremental Assumption Amendment, Extension/Modification Agreement or Refinancing Agreement) by such of the Lenders and other persons (if any) as may be required in order for such Additional Amendment to become effective in accordance with this Section 9.08.

(xii) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and each

Subsidiary Borrower (x) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (y) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, Majority Lenders and the Required Revolving Facility Lenders.

(xiii) If the Administrative Agent and Holdings have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change (including any of the foregoing arising from the Merger Closing Date Transactions), in each case, in any provision of any Loan Document, then, without the consent of any Lender or any Issuing Bank, the Administrative Agent and Holdings may amend or modify such provision solely to address such matter as reasonably determined by them acting jointly.

(xiv) Any provision of this Agreement or any other Loan Document may be waived, amended or modified by an agreement in writing entered into by Holdings, the Administrative Agent, the Collateral Agent (and, if their consent would be required under the final proviso to Section 9.08(b), the Issuing Banks and the Swingline Lenders) and the Lenders that will remain parties hereto after giving effect to such waiver, amendment or modification if (A) by the terms of such agreement the Commitments of each Lender not consenting to the waivers, amendments or modifications provided for therein shall be reduced to zero upon the effectiveness of such agreement and (B) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full in cash of the principal of and interest accrued on each Loan made by it, all Fees and all other amounts owing to it or accrued for its account under this Agreement.

(d) In connection with any amendment pursuant to this Section 9.08, (i) each Agent may conclusively rely on a certificate of an officer of Holdings as to whether such amendment is permitted and (ii) each Secured Party (other than an Agent) hereby agrees to deliver any instruction or direction as necessary or as may be reasonably requested by such Agent pursuant to this Agreement or any other Loan Document.

(e) The Administrative Agent may, but shall have no obligation to, with the consent of any Lender, execute waivers, amendments or modifications of this Agreement or any other Loan Document on behalf of such Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee or successor of such Lender.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. If any provision of this Agreement or any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would result in a receipt by such Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (a) first, by reducing the amount or rates of interest required to be paid to the affected Agent or the affected Lender; and (b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Agent or the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

SECTION 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract among the parties hereto relative to the subject matter hereof. Any previous agreement among the parties hereto or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, in each case except to the extent any such agreement is expressly stated to survive the execution of this Agreement.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts; Electronic Execution.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, such Agent and each of the Lenders and Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (1) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, the Issuing Banks and the Loan Parties, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) agrees that each Agent and each of the Lenders and Issuing Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (4) waives any claim against any Agent, any Arranger, any Lender, any Issuing Bank and their respective Related Parties for any Liabilities arising solely from an Agent’s, any Lender’s or any Issuing Bank’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, and each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Lenders, the Issuing Banks and the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Subsidiary Borrower and any other subsidiary of Holdings furnished to it by or on behalf of Holdings, any

Subsidiary Borrower or any other subsidiary of Holdings (other than information that (a) has become generally available to the public other than as a result of an improper disclosure by such party in violation of any confidentiality obligations owing to Holdings or any other Loan Party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no contractual or fiduciary confidentiality obligations to Holdings or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, legal counsel, independent auditors, professionals and other experts, agents or advisors with a need to know and any numbering, administration or settlement service providers or, in the case of any Lender, to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) pursuant to the order of any Governmental Authority or in any pending legal, judicial or administrative proceeding, or otherwise to the extent necessary to comply with law, rule or regulation or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, or upon the request or demand of, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (iii) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) for purposes of establishing a “due diligence” defense or in order to enforce its rights under any Loan Document in any suit, action or proceeding, (v) to any pledgee under Section 9.04(d) or any other prospective Assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person agrees to be bound by the provisions of this Section 9.16) and (vi) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16); provided that, in the case of clauses (v) and (vi), no information may be provided by any Agent or, to the extent that the list of Ineligible Institutions has been made available to a Lender or an Issuing Bank, by such Lender or such Issuing Bank to any Ineligible Institution or person who is known to be acting for an Ineligible Institution.

SECTION 9.17 Platform; Borrower Materials.

(a) Holdings and each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each of the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks, Holdings and each Subsidiary Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of any Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(g) Holdings represents and warrants that it files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, Holdings hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.04, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. Holdings will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal or state securities laws. Notwithstanding anything herein to the contrary, in no event shall Holdings request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Holdings’ compliance with the covenants contained herein.

SECTION 9.18 Release of Liens and Guarantees.

(a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d), (ii) upon the Disposition of such Collateral (other than an operating lease) by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee in accordance with clause (b) below, (vi) as provided in Section 8.11 and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release (other than pursuant to subclause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that a Subsidiary Guarantor shall be automatically released from its Guaranty upon consummation of any transaction not prohibited hereunder resulting in such person ceasing to exist or constitute a Subsidiary or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that in no event shall any transaction (i) constituting a Restricted Payment or Disposition of less than a majority of the issued and outstanding Equity Interests of a Subsidiary Guarantor to an Affiliate of Holdings (other than pursuant to a bona fide transaction that is otherwise permitted hereunder) and (ii) entered into for the primary purpose of causing such Subsidiary Guarantor to be released from its Obligations under the Loan Documents and ceasing to constitute a Subsidiary Guarantor hereunder result in the release of the Guaranty by the applicable Subsidiary Guarantor as a result of this clause (b) on the basis that such Subsidiary Guarantor has become an Excluded Subsidiary pursuant to clause (a) of the definition thereof.

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to Holdings or the applicable Loan Party all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings and at Holdings’ expense in connection with the release of any Liens created by any Loan Document in respect of such person, property or asset; provided that the Administrative Agent shall have received a certificate of a Responsible Officer of Holdings containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to, or warranty by, the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of Holdings and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of Holdings, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral (including returning to Holdings or the applicable other Loan Party all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due and payable; provided that the Administrative Agent shall have received a certificate of a Responsible Officer of Holdings containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Holdings, any Subsidiary Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, interim receiver, receiver and manager, monitor, intervenor or conservator of, or trustee or similar officer for, Holdings, any Subsidiary Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. Holdings and each Subsidiary Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of Holdings or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Hedge Agreements or Secured Cash Management Agreements.

(f) In connection with any release pursuant to this Section 9.18, (i) each Agent may conclusively rely on a certificate of a Responsible Officer of Holdings as to whether any termination or release is permitted and (ii) each Secured Party (other than any Agent) hereby agrees to deliver any instruction or direction as necessary or as may be reasonably requested by such Agent pursuant to this Agreement or any other Loan Document.

SECTION 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Applicable Creditor could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from them to any party hereto (the “Applicable Creditor”) hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor from the Loan Parties in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Applicable Creditor in such currency, the Applicable Creditor agrees to return the amount of any excess to the Loan Parties (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20 USA PATRIOT Act Notice Etc. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative

Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.21 [Reserved].

SECTION 9.22 Agency of Holdings for the Loan Parties. Each of the other Loan Parties (including each Subsidiary Borrower) hereby appoints Holdings as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto. Without limiting the generality of the foregoing, all notices from and to any of the Subsidiary Borrowers hereunder shall be given by or to Holdings on its behalf. Each Lender, Issuing Bank and Agent may conclusively rely on the authority of Holdings to act on behalf of each of the Subsidiary Borrowers.

SECTION 9.23 [Reserved].

SECTION 9.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.25 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

GUARANTEE

SECTION 10.01 The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (a) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (b) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrowers (other than such Guarantor), and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor or such Guarantor’s own primary obligations) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Holdings or any Subsidiary under any Secured Hedge Agreement or any Secured Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any of the Borrower(s) or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02 Obligations Unconditional. The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by applicable law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement, any other Loan Document or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 9.18, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 9.18 or otherwise.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by applicable law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between any Borrower, on the one hand, and any Secured Party, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, the Issuing Banks, the other Secured Parties and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 10.03 Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 10.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(e)(i) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the intercompany note evidencing such Indebtedness.

SECTION 10.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.

SECTION 10.06 Instrument for Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 10.07 Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 10.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.09 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder or suffers any loss as a result of any realization upon any Collateral granted by it to secure the Guaranteed Obligations pursuant to the U.S. Collateral Agreement or the Canadian Collateral Agreement in excess of its proportionate share, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment or suffered such loss. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.04. The provisions of this Section 10.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents, the Issuing Banks, the Swingline Lenders and the Lenders, and each Guarantor shall remain liable to the Agents, the Issuing Banks, the Swingline Lenders and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until the date upon which all Commitments under this Agreement have been terminated and all Loan Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CEDAR FAIR, L.P., as Holdings By: Cedar Fair Management Inc., its General Partner

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

MILLENNIUM OPERATIONS LLC, as a Subsidiary Borrower

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

CANADA’S WONDERLAND COMPANY, as a Subsidiary Borrower

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Secretary and Chief Financial Officer

[Signature Page to Cedar Fair Credit Agreement]

CALIFORNIA’S GREAT AMERICA LLC,

CAROWINDS LLC,

CEDAR FAIR SOUTHWEST INC.,

CEDAR POINT PARK LLC,

DORNEY PARK LLC,

GALVESTON WATERPARK, LLC,

GEAUGA LAKE LLC,

KINGS DOMINION LLC,

KINGS ISLAND PARK LLC,

KNOTT’S BERRY FARM LLC,

MAGNUM MANAGEMENT CORPORATION,

MICHIGAN’S ADVENTURE PARK LLC,

MICHIGAN’S ADVENTURE, INC.,

NEW BRAUNFELS WATERPARK, LLC,

SAWMILL CREEK LLC,

VALLEYFAIR LLC,

WONDERLAND COMPANY INC.,

WORLDS OF FUN LLC,

as Subsidiary Guarantors

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Cedar Fair Credit Agreement]

KINGS ISLAND COMPANY, as a Subsidiary Borrower

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Brian Nurse
Name: Brian Nurse
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Cedar Fair Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, an Issuing Bank, a Swingline Lender and a Revolving Facility Lender

By:	/s/ Devin Reasons
Name: Devin Reasons
Title: Executive Director

[Signature Page to Cedar Fair Credit Agreement]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and a Revolving Facility Lender

By:	/s/ Inderjeet Aneja
Name: Inderjeet Aneja
Title: Executive Director

[Signature Page to Cedar Fair Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as an Issuing Bank and a Revolving Facility Lender

By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

[Signature Page to Cedar Fair Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Revolving Facility Lender

By:	/s/ Brook K. Miller
Name: Brook K. Miller
Title: Executive Director

[Signature Page to Cedar Fair Credit Agreement]

GOLDMAN SACHS BANK USA, as an Initial Term B Lender, an Issuing Bank and a Revolving Facility Lender

By:	/s/ Dana Siconolfi
Name: Dana Siconolfi
Title: Authorized Signatory

[Signature Page to Cedar Fair Credit Agreement]